Exhibit 10.1

FIRST AMENDED AND RESTATED
CREDIT AGREEMENT

Dated as of May 3, 2006

Among

ARENA RESOURCES, INC.
as Borrower,

MIDFIRST BANK,
as Administrative Agent, Lead Arranger and
Syndication Agent

and

THE LENDERS SIGNATORY HERETO

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING MATTERS		1
Section 1.01	Terms Defined Above	1
Section 1.02	Certain Defined Terms	1
Section 1.03	Accounting Terms and Determinations	20

ARTICLE III PAYMENTS OF PRINCIPAL AND INTEREST		33
Section 3.01	Repayment of Loans	33
Section 3.02	Interest	33

i

ARTICLE VI CONDITIONS PRECEDENT		46
Section 6.01	Initial Funding	46
Section 6.02	Initial and Subsequent Loans and Letters of Credit	48
Section 6.03	Conditions Precedent for the Benefit of Lenders	48
Section 6.04	No Waiver	48

ARTICLE X EVENTS OF DEFAULT; REMEDIES; COLLATERAL		74
Section 10.01	Events of Default	74
Section 10.02	Remedies	76
Section 10.03	Collateral	76

ANNEXES, EXHIBITS AND SCHEDULES

Annex I	- List of Percentage Shares and Maximum Revolving Credit Amounts
Exhibit A	- Form of Revolving Credit Note
Exhibit B	- Form of Notice of Borrowing Request
Exhibit C	- Form of Quarterly Compliance Certificate
Exhibit D	- Form of Assignment Agreement
Exhibit E	- Form of Amendment for an Increase and/or Additional Lender Commitment
Exhibit F-1	- Form of Subsidiary Guaranty
Exhibit F-2	- Form of Guaranty Joinder Agreement

Schedule I	- Existing Credit Agreement
Schedule II	- Mortgages
Schedule 2.08	- Borrowing Base
Schedule 7.02	- Liabilities
Schedule 7.03	- Litigation
Schedule 7.09	- Taxes
Schedule 7.10	- Titles
Schedule 7.14A	- Subsidiaries; Jurisdictions
Schedule 7.14B	- Material Subsidiaries
Schedule 7.15	- Office Locations/Chief Executive Offices
Schedule 7.17	- Environmental Matters

Schedule 7.20	- Hedging Agreements
Schedule 7.22	- Material Agreements
Schedule 7.23	- Gas Imbalances
Schedule 7.25	- Names Used During Past Five (5) Years
Schedule 9.01	- Debt
Schedule 9.02	- Liens
Schedule 9.03	- Investments, Loans and Advances

v

FIRST AMENDED AND RESTATED CREDIT AGREEMENT

        THIS FIRST AMENDED AND RESTATED CREDIT AGREEMENT dated as of May 3, 2006, is among ARENA RESOURCES, INC., a corporation formed under the laws of the State of Nevada (the “Borrower”); each of the Lenders that is a signatory hereto or which hereafter becomes a signatory hereto as provided in Section 12.06 (individually, together with its successors and assigns, a “Lender” and, collectively, the “Lenders”); and MIDFIRST BANK, a federally chartered savings association (in its individual capacity, “MidFirst”), as administrative agent, lead arranger and syndication agent for the Lenders hereafter to become signatory parties to this Agreement (in each of such capacities, together with its successors in such capacities, collectively, the “Agent”).

R E C I T A L S

        A.        The Borrower and MidFirst are parties to the Existing Credit Agreement as more particularly described on Schedule I annexed hereto;

        B.        The Borrower has requested that the Lenders severally provide certain loans to and extensions of credit on behalf of the Borrower pursuant to which the initial Lender (MidFirst) established or revolving credit facility in the maximum principal amount of $35,000,000 (the “Existing Revolving Credit Commitment”);

        C.        The Lenders have agreed to make such loans and extensions of credit subject to the terms, provisions, limitations and conditions of this Agreement.

        D.        In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

        Section 1.01 Terms Defined Above. As used in this Agreement, the terms “Agent,” “Borrower,” “Lender,” “Lenders,” and “MidFirst” shall have the meanings indicated above.

        Section 1.02 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Article I or in other provisions of this Agreement in the singular to have equivalent meanings when used in the plural and vice versa):

        “Additional Costs” shall have the meaning assigned such term in Section 5.01(c).

        “Additional Lenders” has the meaning assigned to such term in Section 12.06(h).

        “Affected Loans” shall have the meaning assigned such term in Section 5.04.

        “Affiliate” of any Person shall mean (i) any Person directly or indirectly controlled by, controlling or under common control with such first Person, (ii) any director or officer of such first Person or of any Person referred to in clause (i) above and (iii) if any Person in clause (i) above is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. For purposes of this definition, any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to “control” (including, with its correlative meanings, “controlled by” and “under common control with”) such corporation or other Person.

        “Agreement” shall mean this Credit Agreement, as the same may be amended, restated or supplemented from time to time.

        “Aggregate Maximum Revolving Credit Commitment Amounts” at any time shall equal the sum of the Maximum Revolving Credit Amounts of the Lenders, as the same may be reduced pursuant to Sections 2.03(b), 2.07(b), 2.08, or increased pursuant to Section 2.03(d), but in no event in excess of $150,000,000.00. As of the Closing Date, the Aggregate Maximum Revolving Credit Commitment Amounts equal $65,000,000.00 and, subject to the provisions of Section 12.04, shall in no event exceed $150,000,000 .

        “Aggregate Revolving Credit Commitments” at any time shall equal the amount calculated in accordance with Section 2.03.

        “Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the lending office of such Lender (or an Affiliate of such Lender) designated for such Type of Loan on the signature pages hereof or such other offices of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

        “Applicable Revolving Credit Commitment Fee” shall mean the applicable per annum percentage set forth at the appropriate intersection in the table shown below, based on the Borrowing Base Utilization as in effect from time to time:

Borrowing Base Utilization	Revolving Credit Commitment Fee
Greater than 50%	.00%
Equal to or greater than 30%, but not more than 50%	.05%
Less than 30%	.10%

Each change in the Applicable Revolving Credit Commitment Fee resulting from a change in the Borrowing Base Utilization shall take effect on the day such change in the Borrowing Base Utilization occurs.

        “Assignment” shall have the meaning assigned such term in Section 12.06(b).

        “Base Rate” shall mean, with respect to any Base Rate Loan, for any day, the higher of (i) the Federal Funds Rate for any such day plus 1/2 of 1% or (ii) the Prime Rate for such day. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.

        “Base Rate Loans” shall mean Loans that bear interest at rates based upon the Base Rate.

        “Borrowing Base” shall mean at any time the Borrowing Base is in effect pursuant to and as determined from time to time in accordance with Section 2.08, the Dollar amount determined in accordance with Section 2.08 on account of Proven Reserves attributable to Oil and Gas Properties of the Borrower and its Subsidiaries described in the most recent internally prepared or externally prepared Engineering Reports, as applicable, delivered to the Agent and the Lenders pursuant to Section 2.08.

        “Borrowing Base Utilization” shall mean the sum of (i)(a) the aggregate outstanding principal amount of the Loans plus (b) the aggregate face amount of all undrawn and uncancelled Letters of Credit, plus (c) the aggregate of all amounts drawn under all Letters of Credit and not yet reimbursed, divided by (ii) the Borrowing Base.

        “Business Day” shall mean any day other than a day on which commercial banks are authorized or required to close in Tulsa, Oklahoma, and, where such term is used in the definition of “Quarterly Date” or if such day relates to a borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a LIBOR Loan or a notice by the Borrower with respect to any such borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

        “Carve Out LCs” shall mean those certain standby letters of credit issued from time to time hereunder by the Issuing Bank to certain Governmental Authorities for which the expiry date is beyond the Final Maturity Date.

        “Carve Out LC Cap” shall mean, insofar as the aggregate and outstanding and unfunded amount of Carve Out LCs are concerned, an amount not in excess of three percent (3%) of the then applicable Aggregate Revolving Credit Commitments.

        “Cash Collateral Account Agreement” shall mean that certain Cash Collateral Account Agreement between the Borrower, its Subsidiaries and the Agent in form and substance satisfactory to Agent and shall include a financing statement in form and substance satisfactory to Agent covering and granting a perfected first priority security interest to the Agent in the cash collateral, and subject only to Liens or any other encumbrances satisfactory to Agent.

        “Closing Date” shall mean the date the transactions contemplated by this Agreement and the initial extension of credit is made by the Lenders.

        “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and any successor statute.

        “Commitment” shall mean, for any Lender, its obligation to make Loans and to participate in the Letters of Credit as provided in Section 2.01 up to the lesser of (i) such Lender’s Maximum Revolving Credit Amount and (ii) the Lender’s Percentage Share of the amount equal to the then effective Borrowing Base.

        “Consolidated Net Income” shall mean with respect to the Borrower and its Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and its Consolidated Subsidiaries after allowances for taxes for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (i) the net income of any Person in which the Borrower or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and its Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in such period by such other Person to the Borrower or to a Consolidated Subsidiary, as the case may be; (ii) the net income (but not loss) of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary, or is otherwise restricted or prohibited in each case determined in accordance with GAAP; (iii) any extraordinary gains or losses, including gains or losses attributable to Property sales not in the ordinary course of business; (iv) the cumulative effect of a change in accounting principles and any gains or losses attributable to write-ups or write-downs of assets; and (v) any non-cash gains or losses resulting from mark to market activity as a result of the implementation of SFAS 133 (Statement of Financial Accounting Standards, number 133, as amended, supplemented or replaced from time to time).

        “Consolidated Subsidiaries” shall mean each Subsidiary of a Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP. Unless otherwise indicated, each reference to the term “Consolidated Subsidiary” shall mean a Subsidiary consolidated with the Borrower.

        “Debt” shall mean, for any Person the sum of the following (without duplication): (i) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments (including principal, interest, fees and charges); (ii) all obligations of such Person (whether contingent or otherwise) in respect of bankers’ acceptances, letters of credit, surety or other bonds and similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of Property or services (other than for borrowed money); (iv) all obligations under leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable (whether contingent or otherwise); (v) all Debt (as described in the other clauses of this definition) and other obligations of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; (vi) all Debt (as described in the other clauses of this definition) and other obligations of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss with respect to the Debt or obligations of others; (vii) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property (if the obligation to purchase Property is incurred to assure a creditor against loss) of others; (viii) obligations to deliver goods or services including Hydrocarbons in consideration of advance payments, except as permitted by Section 9.20 and disclosed by Section 8.07(c); (ix) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person; (x) any capital stock or other ownership interest of such Person in which such Person has a mandatory obligation to redeem such stock or other ownership interest prior to the Final Maturity Date; (xi) any Debt of a Special Entity for which such Person is liable either by agreement or because of a Governmental Requirement; (xii) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; and (xiii) all net obligations of such Person under Hedging Agreements excluding Hedging Agreements with Agent or any other Lender.

        “Default” shall mean an Event of Default or an event which with notice or lapse of time or both would become an Event of Default.

        “Dollars” and “$” shall mean lawful money of the United States of America.

        “EBITDA” shall mean, for any period, the sum of Consolidated Net Income for such period plus the following charges to the extent deducted from Consolidated Net Income in such period: interest, income taxes (including franchise taxes calculated with respect to income), depreciation, depletion and amortization and any other non-cash charges and non-cash revenues after eliminating extraordinary items. For the quarters ending June 30, 2006 and thereafter through December 31, 2006, EBITDA shall be calculated by annualizing EBITDA for the period beginning on the Closing Date, e.g., for the quarter ending June 30, 2006, the calculation for said second quarter of 2006 will be multiplied by four, for the two fiscal year quarters ending September 30, 2006, the calculation for said two quarters will be multiplied by two, and for the three fiscal quarters ending December 31, 2006, the calculation for said three quarters will be multiplied by one and one-third. Thereafter, EBITDA shall be calculated on a rolling four quarter basis. In addition, for any applicable period during which an acquisition or disposition permitted by this Agreement is consummated, EBITDA shall be determined on a pro forma basis (with such calculation to be acceptable to, and approved by, the Agent) as if such acquisition or disposition were consummated on the first day of such applicable period.

        “Effective Date” shall have the meaning assigned such term in Section 12.16.

        “Eighty Percent Coverage Requirement” shall mean properties or interests consisting of not less than eighty percent (80%) of the value of the Oil and Gas Properties submitted in Reserve Reports by the Borrower to the Agent and the Lenders hereunder for Borrowing Base calculation and determination from time to time in accordance with Section 2.08 that satisfy both the title information and due diligence provisions hereof and are satisfactorily encumbered by the Mortgages in favor of the Agent for the benefit of the Lenders.

        “Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, and (c) any other Person (other than a natural person) approved by (i) the Agent and the Issuing Lender (for any assignment that increases the obligation of the assignee to participate in LC Exposure (whether or not Letters of Credit are then outstanding), and (ii) unless an Event of Default has occurred and is continuing at the time of such assignment, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

        “Engineering Reports” shall have the meaning assigned such term in Section 2.08(b).

        “Environmental Laws” shall mean any and all applicable Governmental Requirements pertaining to health or the environment in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Borrower or any Subsidiary is located, including without limitation, OPA, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection laws. The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided, however, that (i) in the event either OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (ii) to the extent the laws of the state in which any Property of the Borrower or any Subsidiary is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste” or “disposal” which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply.

        “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

        “ERISA Affiliate” shall mean each trade or business (whether or not incorporated) which together with the Borrower or any Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code.

        “ERISA Event” shall mean (i) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder, (ii) the withdrawal of the Borrower, any Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings to terminate a Plan by the PBGC or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

        “Event of Default” shall have the meaning assigned such term in Section 10.01.

        “Excepted Liens” shall mean: (i) Liens for taxes, assessments or other governmental charges or levies not yet due, which remain payable without penalty or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained; (ii) Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (iii) operators’, non-operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties or statutory landlord’s liens, each of which is in respect of obligations that have not been outstanding more than ninety (90) days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (iv) any Liens reserved in leases, joint operating agreements, farmout agreements and other similar agreements for rent or royalties and for compliance with the terms of such agreements or leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (v) encumbrances (other than to secure the payment of borrowed money or the deferred purchase price of Property or services), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any rights of way or other Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and defects, irregularities, zoning restrictions and deficiencies in title of any rights of way or other Property which in the aggregate do not materially impair the use of such rights of way or other Property for the purposes of which such rights of way and other Property are held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (vi) deposits of cash or securities to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business; and (vii) Liens permitted by the Security Instruments.

        “Existing Credit Agreement” has the meaning assigned to that term in the Recitals of the Agreement.

        “Existing Credit Documents” has the meaning assigned to that term in Section 12.21.

        “Existing Revolving Credit Commitment” is defined in the Recitals to this Agreement.

        “Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with a member of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the date for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to the Agent on such day on such transactions as determined by the Agent.

        “Final Maturity Date” shall mean the earlier to occur of (i)  April 15, 2009, or (ii) the date that the Notes are prepaid in full pursuant to Section 2.07 and neither the Agent nor any Lender is obligated to make Revolving Credit Loans, issue Letters of Credit or advance other funds to Borrower hereunder.

        “Financial Statements” shall mean the financial statement or statements of the Borrower and its Consolidated Subsidiaries described or referred to in Sections 7.02 and 8.01, as applicable.

        “Funded Debt” shall mean, without duplication, the sum of: (i) all indebtedness of the Borrower and its Subsidiaries for borrowed money including, but not limited to, senior bank debt, senior notes, subordinated debt, bonds, debentures or similar instruments, or upon which interest payments are customarily made; (ii) all purchase money Indebtedness; (iii) the principal portion of all obligations under capital leases; (iv) the maximum available amount of all issued and outstanding standby or other letters of credit or acceptances; (v) all Funded Debt of another Person secured by a Lien on any Property of such Person, whether or not such Funded Debt has been assumed; (vi) the principal balance outstanding under any synthetic leases; and (vii) contingent obligations for funded indebtedness of the types described in clauses (i) through and including (vi) above.

        “GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

        “Governmental Authority” shall include the country, the state, county, city and political subdivisions in which any Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them including monetary authorities which exercises valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, the Borrower, its Subsidiaries or any of their Property or the Agent, any Lender, or any Applicable Lending Office.

        “Governmental Requirement” shall mean any applicable law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (having the force of law), including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

        “Guarantor” initially means the Arena Drilling Co., a Texas corporation, and the wholly owned subsidiary of the Borrower, and “Guarantors” means the initial Guarantor plus any Person that hereafter becomes a signatory party to the Subsidiary Guaranty by virtue of the provisions of Section 8.12.

        “Guaranty” means the form of guarantee of payment instrument, including the Subsidiary Guaranty, executed and delivered by the Guarantor to the Agent for the benefit of the Lenders in form, scope and substance acceptable to the Agent.

        “Guaranty Joinder Agreement” means the form annexed hereto as Exhibit F-2.

        “Hedging Agreements” shall mean any commodity, product, interest rate or currency swap, foreign currency swap, cross-currency rate swap, cap, floor, collar, forward agreement, spot agreement or other exchange, derivative, risk management or protection agreements or any option with respect to any Hedging Transaction or similar transaction or combination of any such transactions, now or hereafter entered into by the Borrower or any Subsidiary thereof (including interest rate hedges and other equity, equity index option, bond option, interest rate option or other financial measures, credit or financial products and price protection for future production of oil, gas or other Hydrocarbon Interests or mineral or mining interests and rights therein).

        “Hedging Transaction” means a transaction pursuant to which the Borrower or any of its Subsidiaries hedge the price to be received by them for future production of its Hydrocarbons, including price swaps under which the Borrower or any of its Subsidiaries agrees to pay a price for a specified amount of Hydrocarbons determined by reference to a recognized market on a specified future date and the contracting party agrees to pay the Borrower or any of its Subsidiaries a fixed price for the same or similar amount of Hydrocarbons.

        “Highest Lawful Rate” shall mean, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on any other Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

        “Hydrocarbon Interests” shall mean all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

        “Hydrocarbons” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

        “Indemnified Parties” shall have the meaning assigned such term in Section 12.03(a)(ii).

        “Indemnity Matters” shall mean any and all actions, suits, proceedings (including any investigations, litigation or inquiries), claims, demands and causes of action made or threatened against a Person and, in connection therewith, all losses, liabilities, damages (including, without limitation, consequential damages) or reasonable costs and expenses of any kind or nature whatsoever incurred by such Person whether caused by the sole or concurrent negligence of such Person seeking indemnification.

        “Initial Funding” shall mean the funding of the initial Loans, including re-allocation of the amounts outstanding under the Existing Credit Agreement and all LC Exposure thereunder, among the Lenders in accordance with their respective Percentage Shares or issuance of the initial Letters of Credit upon satisfaction of the conditions set forth in Sections 6.01 and 6.02.

        “Initial Lenders” shall mean MidFirst, Bank of Scotland and Compass Bank, and their respective successors.

        “Interest Coverage Ratio” shall mean, for any period, the ratio of EBITDA as of the last day of such period to Interest Expense for such period.

        “Interest Expense” shall mean, with respect to any period, the sum (without duplication) of the following (in each case eliminating all offsetting debits and credits between the Borrower and its Subsidiaries and all other items required to be eliminated in the course of the preparation of the consolidated financial statements of the Borrower and its Subsidiaries in accordance with GAAP): (a) all interest and commitment fees in respect of Debt of the Borrower or any of its Subsidiaries (including imputed interest on capital lease obligations) which are accrued during such period and whether expensed in such period or capitalized; plus (b) all fees, expenses and charges in respect of Letters of Credit issued for the account of the Borrower or any of its Subsidiaries, which are accrued during such period and whether expensed in such period or capitalized.

        “Interest Period” shall mean, with respect to any LIBOR Loan, the period commencing on the date such LIBOR Loan is made and ending on the numerically corresponding day in the first, second or third calendar month thereafter, as the Borrower may select as provided in Section 2.02, except that each Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.

        Notwithstanding the foregoing: (i) no Interest Period may end after the Final Maturity Date; (ii) no Interest Period for any LIBOR Loan may end after the scheduled due date of any installment, if any, to the extent that such LIBOR Loan would need to be prepaid prior to the end of such Interest Period in order for such installment to be paid when due; (iii) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and (iv) no Interest Period shall have a duration of less than one month and, if the Interest Period for any LIBOR Loans would otherwise be for a shorter period, such Loans shall not be available hereunder.

        “Issuing Bank” shall mean MidFirst, its successors and assigns.

        “LC Commitment” at any time shall mean the lesser of (A) the remainder of (i) Aggregate Revolving Credit Commitment less (ii) the aggregate amount of Revolving Credit Loans outstanding at such time, or (B) twenty percent (20%) of the lesser of the then applicable (x) Aggregate Revolving Credit Commitments amount or (y) the Borrowing Base.

        “LC Exposure” at any time shall mean the difference between (i) the aggregate face amount of all undrawn and uncancelled Letters of Credit plus the aggregate of all amounts drawn under all Letters of Credit and not yet reimbursed, minus (ii) the aggregate amount of all cash securing outstanding Letters of Credit pursuant to Section 2.10(b).

        “Lender Termination Date” shall have the meaning assigned to such term in Section 5.06(c).

        “Letter of Credit Agreements” shall mean the written agreements of the Borrower or any of its Subsidiaries with the Issuing Bank, as issuing lender for any Letter of Credit, executed in connection with the issuance by the Issuing Bank of the Letters of Credit, such agreements to be on the Issuing Bank’s customary form for letters of credit of comparable amount and purpose as from time to time in effect or as otherwise agreed to by the Borrower and the Issuing Bank.

        “Letter of Credit Application” shall mean a letter of credit application, in form and substance satisfactory to the Issuing Bank, delivered to the Agent requesting the issuance, reissuance, extension or renewal of any Letter of Credit and containing the information set forth in Section 2.02(g).

        “Letters of Credit” shall mean the letters of credit issued pursuant to (i) the Existing Credit Agreement and outstanding and unexpired as of the Closing Date, if any, and (ii) Section 2.01(b) and all reimbursement obligations pertaining to any such letters of credit, and “Letter of Credit” shall mean any one of the Letters of Credit and the reimbursement obligations pertaining thereto.

        “LIBOR” shall mean, for each Interest Period for any LIBOR borrowing, the rate per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) equal to the average of the offered quotations appearing on Telerate Page 3750 (or if such Telerate Page shall not be available, any successor or similar service as may be selected by Agent and Borrower) as of 11:00 a.m., London, England time (or, as soon thereafter as practicable) two (2) LIBOR Business Days prior to the first day of such Interest Period for deposits in Dollars having a term comparable to such Interest Period and in an amount comparable to the principal amount of the LIBOR borrowing to which such Interest Period relates. If none of such Telerate Page 3750 nor any successor or similar service is available, then “LIBOR” shall mean, with respect to any Interest Period for any applicable LIBOR borrowing, the rate of interest per annum, rounded upwards, if necessary, to the nearest 1/16th of 1%, quoted by Agent at or before 11:00 a.m., London, England, time (or, as soon thereafter as practicable), two (2) LIBOR Business Days before the first day of such Interest Period, to be the arithmetic average of the prevailing rates per annum at the time of determination and in accordance with the then existing practice in the applicable market, for the offering to Agent by one or more prime banks selected by Agent in its sole discretion, in the London interbank market, of deposits in Dollars for delivery on the first day of such Interest Period and having a maturity equal (or as nearly equal as may be) to the length of such Interest Period and in an amount equal (or as nearly equal as may be) to the LIBOR borrowing to which such Interest Period relates. Each determination by Agent of LIBOR shall be conclusive and binding, absent manifest error, and may be computed using any reasonable averaging and attribution method.

        “LIBOR Loans” shall mean Loans the interest rates on which are determined on the basis of rates referred to in the definition of “LIBOR Rate”.

        “LIBOR Margin” shall mean 200 basis points (2.0%) per annum.

        “LIBOR Rate” shall mean, with respect to any LIBOR Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined by the Agent to be equal to the quotient of (i) LIBOR for such Loan for the Interest Period for such Loan divided by (ii) one (1) minus the Reserve Requirement for such Loan for such Interest Period.

        “Lien” shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (i) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (ii) production payments and the like payable out of Oil and Gas Properties, except to the extent the reserves attributable thereto are deducted from the applicable Reserve Report. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

        “Loan Documents” shall mean this Agreement, the Note(s), all Hedging Agreements, all Letters of Credit, all Letter of Credit Agreements, all Letter of Credit Applications, subordination agreements and the Security Instruments, whether now or hereafter issued or executed from time to time.

        “Loans” shall mean the loans as provided for by Section 2.01. "Loans" shall include the Revolving Credit Loans.

        “Lockbox” shall mean any lockbox established pursuant to the Cash Collateral Account Agreement and subject to the Lockbox Agreement.

        “Lockbox Agreement” shall mean any applicable Lockbox Agreement between the Borrower, its Subsidiaries, and the Agent in form and substance satisfactory to Agent which shall grant a security interest in the contents therein and shall include a financing statement in form and substance satisfactory to Agent covering the contents therein.

        “MCR” shall have the meaning assigned thereto in Section 2.14.

        “Material Adverse Effect” shall mean any material and adverse effect on (i) the assets, liabilities, financial condition, business, operations or affairs of the Borrower and its Subsidiaries taken as a whole different from those reflected in the Financial Statements or from the facts represented or warranted in any Loan Document, or (ii) the ability of the Borrower and its Subsidiaries taken as a whole to carry out their business as at the Closing Date or as proposed as of the Closing Date to be conducted or meet their obligations under the Loan Documents on a timely basis.

        “Material Agreements” shall mean all agreements listed on Schedule 7.22.

        “Material Subsidiary” means each Subsidiary of the Borrower listed on Schedule 7.14B and each other Subsidiary (whether now existing or hereafter acquired or formed) of the Borrower whose net assets comprise (or on a pro forma basis would comprise) more than 10% of the Tangible Net Worth of the Borrower.

        “Maximum Revolving Credit Amount” shall mean, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Revolving Credit Amounts” (as the same may be reduced pursuant to Section 2.03(b) pro rata to each Lender based on its Percentage Share), as modified from time to time to reflect any assignments permitted by Section 12.06(b) or Additional Lenders or increases by existing Lenders pursuant to Section 12.06(h).

        “Mortgages” shall mean, individually and collectively, each Mortgage, Deed of Trust, Security Agreement, Financing Statement and Assignment and each other mortgage, deed of trust, hypothecation or other lien device hereafter executed, acknowledged and witnessed (where applicable) covering certain of Borrower’s Oil and Gas Properties, together with any and all amendments, modifications, supplements and/or restatements thereof, including the Mortgages described on Schedule II annexed hereto.

        “Mortgaged Property” shall mean the Property owned by the Borrower and its Subsidiaries and which is subject to the Liens existing and to exist under the terms of the Security Instruments.

        “Multiemployer Plan” shall mean a Plan defined as such in Section 3(37) or 4001(a)(3) of ERISA.

        “Notes” shall mean the Notes provided for by Section 2.06, together with any and all renewals, extensions for any period, increases, rearrangements, substitutions, replacements, consolidations , changes in form and/or modifications thereof.

        “Notice of Termination” shall have the meaning assigned such term in Section 5.06(a).

        “Obligations” shall mean all indebtedness, obligations and liabilities of the Borrower or any Subsidiary to any of the Lenders, any of the Lenders’ Affiliates, the Agent, or the Issuing Bank, individually or collectively, existing on the date of this Agreement or arising thereafter, whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising or incurred under any Hedging Agreement permitted under and entered into in accordance with the terms, provisions and limitations of this Agreement with the Agent or one of the Lenders or a permitted Affiliate thereof as the counter-party; provided, however, if such counter-party ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, only such obligation arising from a Hedging Transaction entered into at the time such counter-party was a Lender hereunder or an Affiliate of a Lender hereunder shall be included as an Obligation hereunder (including but not limited to Obligations and other liabilities arising in connection with or as a result of early or premature termination, cancellation, rescission, buy-back, reversal or assignment or other transfer of any Hedging Agreement to where the Agent or any Lender is a counter-party, including principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to Borrower or any Subsidiary thereof or other Affiliate, would have accrued on any such Obligation, whether or not a claim is allowed thereagainst for such interest in the related bankruptcy proceeding), reimbursement or contribution obligations, fees (including, without limitation, attorney fees), expenses, indemnification or otherwise), under this Agreement or any of the other Loan Documents or Security Instruments or in respect of any of the Loans made, Letters of Credit issued or reimbursement obligations incurred or any of the Notes, Letters of Credit (whether issued hereunder, in connection with one or more Hedging Transactions or Hedging Agreements with Lenders or third party lenders not signatory parties to this Agreement or otherwise) or other instruments at any time evidencing any thereof, including interest accruing subsequent to the filing of a petition or other action concerning bankruptcy, liquidation, insolvency, receivership or other similar proceedings, overdrafts or other return items to the Agent or any Lender, ACH obligations to the Agent or any Lender, or any other obligations incurred under this Agreement, any Hedging Agreement or any of the Security Instruments and all renewals, extensions, refinancings and replacements for the foregoing.

        “Oil and Gas Properties” shall mean Hydrocarbon Interests; any interest of the Person owning such Hydrocarbon Interest in the Properties now or hereafter pooled or unitized with such Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created in connection therewith (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

        “OPA” shall mean the Oil Pollution Act of 1990.

        “Other Taxes” shall have the meaning assigned such term in Section 4.06(b).

        “PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions.

        “Percentage Share” shall mean (with respect to any Lender) the percentage of the Aggregate Revolving Credit Commitments to be provided by such Lender under this Agreement as indicated on Annex I hereto, as modified from time to time to reflect any assignments permitted by Section 12.06(b).

        “Permitted Transfer” shall mean (i) the sale in the ordinary course of business of Oil and Gas Properties not included in the Reserve Report utilized in connection with the most recent Borrowing Base determination and not otherwise encumbered by the Mortgages or by the negative pledge in favor of the Agent, (ii) the sale or transfer of equipment that is (A) obsolete, worn-out, depleted or uneconomic and disposed of in the ordinary course of business, (B) no longer necessary for the business of the Borrower or such Guarantor or (C) contemporaneously replaced by equipment of at least comparable value and use, and (iii) the Transfer of any Oil and Gas Properties having a zero or negative value in the most recent Reserve Report .

        “Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

        “Plan” shall mean any employee pension benefit plan, as defined in Section 3(2) of ERISA, which (i) is currently or hereafter sponsored, maintained or contributed to by the Borrower, any Subsidiary or an ERISA Affiliate or (ii) was at any time during the preceding six calendar years sponsored, maintained or contributed to, by the Borrower, any Subsidiary or an ERISA Affiliate.

        “Post-Default Rate” shall mean, in respect of any principal of any Loan or any other amount payable by the Borrower under this Agreement or any other Loan Document, a rate per annum during the period commencing on the date of occurrence of an Event of Default until such amount is paid in full or all Events of Default are cured or waived equal to three percent (3.0)% per annum above the sum of the LIBOR Rate plus LIBOR Margin or Base Rate as in effect from time to time, but in no event to exceed the Highest Lawful Rate; provided however, for a LIBOR Loan, the “Post-Default Rate” for such principal shall be, for the period commencing on the date of occurrence of an Event of Default and ending on the earlier to occur of the last day of the Interest Period therefore or the date all Events of Default are cured or waived, three percent (3.0%) per annum above the interest rate for such Loan as provided in Section 3.02(a)(ii), but in no event to exceed the Highest Lawful Rate.

        “Present Value” means, as of any date of determination, the calculation of the present value (using the average of the discount rates then customarily utilized by the applicable Lenders for reserve valuation purposes, which, on the Effective Date, is a 10% discount rate) of the projected future net revenues attributable to the Present Value Production utilizing the price assumptions used by the Agent and the respective Lenders in evaluating its oil and gas loans generally, adjusted to give effect to applicable commodity prices (or caps or floors) under Hedging Agreements permitted hereunder and covering such production. The Present Value in effect as of the Effective Date (and to remain in effect until the first redetermination of the Borrowing Base) has been set by the Agent and the Lenders and acknowledged by the Borrower as $65,000,000.

        “Present Value Production” means, at any time of determination, the projected production of oil or gas (measured by volume unit or BTU equivalent, not sales price) from properties and interests owned by Borrower or any Subsidiary which are located in the United States attributable to Proven Reserves, subject to exclusions of non-producing reserves by the Lenders as determined in accordance with each Lender’s policies and procedures, as such production is projected in the most recent Engineering Report delivered pursuant to Section 8.07, after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report and after adding projected production from any properties or interests that had not been reflected in such report but that are reflected in a separate or supplemental report which is satisfactory to the Agent and the Required Lenders.

        “Prime Rate” shall mean the variable per annum rate of interest then most recently announced within JP Morgan Chase Bank, N. A. or such other subsidiary of JPMorgan Chase & Co. that is its primary banking subsidiary (“Chase”) at its principal office in New York, New York, as its “prime rate”, with the understanding that Chase’s “prime rate” is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Chase may designate. Each change in any interest rate provided for herein based upon the Prime Rate resulting from a change in the Prime Rate shall take effect on the day the change is announced within Chase without notice to the Borrower at the time of such change in the Prime Rate.

        “Principal Office” shall mean the principal office of the Agent, located in Tulsa, Oklahoma, presently located at 321 South Boston Avenue, Suite 104, Tulsa, Oklahoma 74103.

        “Prohibited Hedging Transaction” shall mean any obligations by the Borrower or any of its Subsidiaries entering into (i) both physical and financial Hedging Transactions effective at concurrent or overlapping periods of time on the same volumes of Hydrocarbon production (ii) Hedging Transactions for more than seventy five percent (75%) of Borrower’s aggregate monthly Hydrocarbon production attributable to Proved Developed Producing Reserves (as forecast in the Agent’s most recent semi-annual engineering valuation pursuant to Section 8.07), (iii) any purchase, assumption or other holding of a speculative position in any commodities market or futures market or any Hedging Agreement for purely speculative purposes, or (iv) relates to a Hedging Transaction that is not based on the Agent’s forecasts as set forth in the then most recent engineering valuation as contemplated by Section 8.07.

        “Property” or “Properties” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

        “Proven Reserves” means, at any particular time, the estimated quantities of Hydrocarbons which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs attributable to Oil and Gas Properties of the Borrower and its Subsidiaries under then existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made).

        “Quarterly Dates” shall mean the last day of each March, June, September and December, in each year, the first of which shall be June 30, 2006; provided, however, that if any such day is not a Business Day, such Quarterly Date shall be the next succeeding Business Day.

        “Redetermination Date” shall have the meaning assigned to such term in Section 2.08(a).

        “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended or supplemented from time to time.

        “Regulatory Change” shall mean, with respect to any Lender, any change after the Closing Date in any Governmental Requirement (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of lenders (including such Lender or its Applicable Lending Office) of or under any Governmental Requirement (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof.

        “Replacement Lenders” shall have the meaning assigned to such term in Section 5.06(b).

        “Required Lenders” shall mean (i) initially the Lenders having one hundred percent (100.00%) of the Loans (without regard to any sale by a Lender of a participation in any Loan under Section 12.06(c)), and (ii) as of such time that Lenders, in addition to the Initial Lenders are signatory parties hereto, such Percentage Shares as the Initial Lenders then hold but in no event less than 66.67% of the aggregate Percentage Shares.

        “Required Payment” shall have the meaning assigned such term in Section 4.04.

        “Reserve Report” shall mean a report, in form and substance satisfactory to the Agent, setting forth (i) the oil and gas Proven Reserves attributable to the Borrower’s and its Subsidiaries’ Oil and Gas Properties together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions determined by Agent and the Lenders at the time and (ii) such other information as the Agent and the Lenders may reasonably request. The term “Reserve Report” shall also include the information to be provided by the Borrower each year pursuant to Section 8.07(a).

        “Reserve Requirement” shall mean, for any Interest Period for any LIBOR Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which LIBOR is to be determined as provided in the definition of “LIBOR” or (ii) any category of extensions of credit or other assets which include a LIBOR Loan.

        “Responsible Officer” shall mean, as to any Person, the Chief Executive Officer, the President or any Vice President of such Person and, with respect to financial matters, the term “Responsible Officer” shall include the Chief Financial Officer of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

        “Revolving Credit Commitment” shall mean, for each Lender, its several (but not joint) obligation to make Loans and participate in the issuance of Letters of Credit as provided in Section 2.01(b) up to the lesser of (i) such Lender’s Maximum Revolving Credit Amount and (ii) such Lender’s Percentage Share of the then effective Borrowing Base.

        “Revolving Credit Commitment Fee” shall mean the per annum fee calculated in accordance with Section 2.04(a).

        “Revolving Credit Commitment Fee Cap” shall mean such amount as is determined by the Required Lenders in connection with the Borrowing Base redeterminations (whether the semi annual scheduled Redetermination Dates or otherwise as requested by the Borrower or as required by the Agent and the Lenders in accordance herewith) in accordance with Section 2.08 (initially such amount is stipulated to be $40,000).

        “Revolving Credit Loans” shall mean Loans made pursuant to Section 2.01(a).

        “Revolving Credit Notes” shall mean the promissory note or notes (whether one or more) of the Borrower described in Section 2.06 and being in the form of Exhibit A.

        “Revolving Credit Period” shall mean the period from the Closing Date to and ending on the Final Maturity Date.

        “Scheduled Redetermination Date” shall have the meaning assigned such term in Section 2.08(d).

        “SEC” shall mean the Securities and Exchange Commission or any successor Governmental Authority.

        “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

        “Security Agreement” has the meaning assigned to that term in Section 10.03.

        “Security Instruments” shall mean any and all Mortgages, the Security Agreement and other agreements or instruments now or hereafter executed and delivered by the Borrower or any other Person (other than participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligations pursuant to this Agreement) in connection with, or as security for the payment or performance of, the Notes, this Agreement, any permitted Hedging Agreement or reimbursement obligations under the Letters of Credit, as such agreements may be amended, supplemented or restated from time to time.

        “Special Entity” shall mean any joint venture, limited liability company or partnership, general or limited partnership or any other type of partnership or company other than a corporation in which a Person or one or more of its other Subsidiaries is a member, owner, partner or joint venturer and owns, directly or indirectly, at least a majority of the equity of such entity or controls such entity, but excluding any tax partnerships that are not classified as partnerships under state law. For purposes of this definition, any Person which owns directly or indirectly an equity investment in another Person which allows the first Person to manage or elect managers who manage the normal activities of such second Person will be deemed to “control” such second Person (e.g., a sole general partner controls a limited partnership).

        “Subsidiary” shall mean (i) any corporation or other legally formed entity of which at least a majority of the outstanding shares of stock or other ownership interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or other governing body of such entity (irrespective of whether or not at the time stock or any other ownership interest of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by another Person or one or more of such Person’s Subsidiaries or by such Person and one or more of its Subsidiaries and (ii) any Special Entity. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.

        “Subsidiary Guaranty” means the Guaranty, substantially in the form of Exhibit F-1” to be given by any Material Subsidiaries in favor of the Agent for the benefit of the Lenders with respect to the obligations of the Borrower under the Loan Documents (including the Guaranty Joinder Agreement annexed thereto and hereto as Exhibit F-2 for subsequent Material Subsidiaries).

        “Tangible Net Worth” means, as of any date, members’ equity or net worth of the Borrower, as determined in accordance with GAAP, minus intangible assets of the Borrower, as determined in accordance with GAAP, including (i) deferred charges, (ii) the amount of any write-up in the book value of any assets reflected on any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (iii) the aggregate of all amounts reflected on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, trade names, goodwill, experimental or organizational expenses and other like intangibles.

        “Taxes” shall have the meaning assigned such term in Section 4.06(a).

        “Terminated Lender” shall have the meaning assigned such term in Section 5.06(a).

        “Transfer” shall mean any sale, assignment, farmout, conveyance or other transfer of any Mortgaged Property or any Oil and Gas Property, or any interest in any Mortgaged Property or any Oil and Gas Property (including, without limitation, any working interest, overriding royalty interest, production payment, net profits interest, royalty interest, or mineral fee interest) of the Borrower or any Guarantor.

        “Type” shall mean, with respect to any Loan, a Base Rate Loan or a LIBOR Loan.

        “Wholly-Owned Subsidiary” shall mean, as to any Person, any Subsidiary of which all of the outstanding shares of capital stock or other equity interests, on a fully-diluted basis, are owned by such Person or one or more of its Wholly-Owned Subsidiaries or by such Person and one or more of its Wholly-Owned Subsidiaries. Unless otherwise indicated, each reference to a “Wholly-Owned Subsidiary” shall mean a Wholly-Owned Subsidiary of the Borrower.

        Section 1.03 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the audited financial statements of the Borrower referred to in Sections 7.02 and 8.01 (except for changes concurred with by the Borrower’s independent public accountants).

ARTICLE II

COMMITMENTS

        Section 2.01        Loans and Letters of Credit.

(a) Loans. Each Lender severally agrees, on the terms, limitations and conditions of this Agreement, to make loans to the Borrower during the period from and including (i) the Closing Date or (ii) such later date that such Lender becomes a party to this Agreement as provided in Section 12.06(b), to but excluding, the Final Maturity Date in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of such Lender’s Revolving Credit Commitment as then in effect less the amount of such Lender’s Percentage Share of the LC Exposure at such time. Subject to the terms of this Agreement, during the period from the Closing Date to and up to, but excluding, the Final Maturity Date, the Borrower may borrow, repay and reborrow as provided in this Section 2.01(a).

(b) Letters of Credit. During the period from and including the Closing Date to, but excluding, the thirty (30) days immediately preceding the Final Maturity Date, the Issuing Bank, as the Letter of Credit issuer for the Lenders, agrees, at the request of the Borrower, to extend credit for the account of the Borrower or any Subsidiary at any time and from time to time by issuing, renewing, extending or reissuing Letters of Credit on the terms, conditions and limitations hereinafter set forth; provided however, the LC Exposure at any one time outstanding shall not exceed the lesser of (x) Aggregate Maximum Revolving Credit Commitments, as then in effect, minus the aggregate principal amount of all Loans then outstanding, or (y) the LC Commitment; and further provided, however, that any Carve Out LCs shall in all respects be subject to the Carve Out LC Cap and subject further, without limitation, to the requirements of clause (iv) below. The Lenders shall participate in such Letters of Credit (including any Letters of Credit issued under the Existing Credit Agreement that are outstanding and unexpired as of the Closing Date) according to their respective Percentage Shares. Each of the Letters of Credit shall (i) be issued by the Issuing Bank, (ii) contain such terms and provisions as are reasonably required by the Issuing Bank, (iii) be for the account of the Borrower or a Subsidiary thereof and (iv) in any event expire not later than five (5) days before the Final Maturity Date except only for the Carve Out LCs, the outstanding and unfunded aggregate amount of which shall in no event exceed the Carve Out LC Cap and otherwise comply with the terms, limitations and conditions of this Agreement. Notwithstanding the foregoing or anything in this Agreement to the contrary, no Letter of Credit will be issued, increased or extended:

(i) unless such Letter of Credit is in form and substance acceptable to the Issuing Bank in its sole discretion;

(ii) unless such Letter of Credit is a standby letter of credit not supporting the repayment of indebtedness for borrowed money of any Person;

(iii) unless in the case of issuance of a new Letter of Credit, the borrower has delivered to the Issuing Bank a completed and executed Letter of Credit Application;

(iv) as to each requested Carve Out LCs, the Borrower must provide acceptable cash collateral, cash equivalent collateral or a back to back letter of credit from a reputable banking institution to the Agent, as beneficiary, acceptable to the Agent, the Issuing Bank and the Lenders providing not less than 100% coverage of the outstanding and unfunded amount thereof to the Agent for the benefit of the Issuing Bank and the Lenders in form, scope and substance acceptable to the Agent and the Issuing Bank not less than ninety (90) days prior to the Final Maturity Date; and

(v) unless such Letter of Credit is governed by (1) the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, or (2) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Lender.

If the terms of any Letter of Credit Application referred to in the foregoing clause (iii) conflicts with the terms of this Agreement, the terms of this Agreement shall control.

(c) Limitation on Types of Loans. Subject to the other terms and provisions of this Agreement, all Loans shall be LIBOR Loans and all advances on the Notes shall accrue interest at the LIBOR-Rate plus the LIBOR margins; provided that, without the prior written consent of the Required Lenders (including the Agent), no more than ten (10) LIBOR Loans may be outstanding at any time.

        Section 2.02        Borrowings, Continuations and Conversions, Letters of Credit.

(a) Borrowings. The Borrower shall give the Agent (which shall promptly notify the Lenders) advance notice as hereinafter provided of each borrowing hereunder, which shall specify (i) the aggregate amount of such borrowing, (ii) the date (which shall be a Business Day) of the Loans to be borrowed, and (iii) the duration of the Interest Period for each LIBOR Loan.

(b) Minimum Amounts. All Base Rate Loan borrowings shall be in amounts of at least $500,000.00 or the remaining balance of the Aggregate Revolving Credit Commitments, if less, or any whole multiple of $100,000.00 in excess thereof, and all LIBOR Loans shall be in amounts of at least $1,000,000.00 or any whole multiple of $500,000.00 in excess thereof.

(c) Notices. All borrowings, continuations and conversions shall require advance written notice to the Agent (which shall promptly notify the Lenders) in the form of Exhibit B via facsimile or otherwise (or telephonic notice promptly confirmed by such a written notice), which in each case shall be irrevocable, from the Borrower to be received by the Agent not later than 11:00 a.m. Tulsa, Oklahoma time three (3) Business Days prior to the date of each LIBOR Loan borrowing, continuation or conversion. Without in any way limiting the Borrower’s obligation to confirm in writing any telephonic notice, the Agent may act without liability upon the basis of telephonic notice believed by the Agent in good faith to be from the Borrower prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Agent’s record of the terms of such telephonic notice except in the case of gross negligence or willful misconduct by the Agent. Agent shall promptly forward such notice of borrowing to each of the other Lenders on the same date of receipt thereof from the Borrower.

(d) Continuation Options. Subject to the provisions made in this Section 2.02(d), the Borrower may elect to continue all or any part of any LIBOR Loan beyond the expiration of the then current Interest Period relating thereto by giving advance notice as provided in Section 2.02(c) to the Agent (which shall promptly notify the Lenders) of such election, specifying the amount of such Loan to be continued and the Interest Period so designated. In the absence of such a timely and proper election, the Borrower shall be deemed to have elected to continue such LIBOR Loan for a thirty (30) day or one (1) month Interest Period. All or any part of any LIBOR Loan may be continued as provided herein, provided that (i) any continuation of any such Loan shall be (as to each Loan as continued for an applicable Interest Period) in amounts of at least $1,000,000.00 or any whole multiple of $500,000.00 in excess thereof and (ii) no Event of Default shall have occurred and be continuing. If an Event of Default shall have occurred and be continuing, each LIBOR Loan shall be converted to a Base Rate Loan on the last day of the Interest Period applicable thereto.

(e) Conversion. Subject to the provisions made in this Section 2.02(e), the Borrower may elect to convert all or any part of any Base Rate Loan permitted or required by Section 5.04 at any time and from time to time to a LIBOR Loan by giving advance notice as provided in Section 2.02(c) to the Agent (which shall promptly notify the Lenders) of such election. All or any part of any outstanding Loan may be converted as provided herein, provided that (i) any conversion of any permitted Base Rate Loan into a LIBOR Loan shall be (as to each such Loan into which there is a conversion for an applicable Interest Period) in amounts of at least $1,000,000.00 or any whole multiple of $500,000.00 in excess thereof and (ii) no Default shall have occurred and be continuing. If an Event of Default shall have occurred and be continuing, no permitted Base Rate Loan may be converted into a LIBOR Loan.

(f) Advances. Subject to the Borrower’s compliance with the notice provisions of Section 2.02(c) above, not later than 12:00 o’clock noon, Tulsa, Oklahoma time on the date specified for each borrowing hereunder the Agent shall request funding from the Lenders of the properly and timely requested borrowing advance. No later than 2:00 o’clock p.m., Tulsa, Oklahoma, each Lender shall make available the amount of the Loan to be made by it on such date to the Agent, to an account which the Agent shall specify, in immediately available funds, for the account of the Borrower. The amounts so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by depositing the same, in immediately available funds, in an account of the Borrower, designated by the Borrower and maintained at the Principal Office.

(g) Letters of Credit. The Borrower shall give the Issuing Bank (which shall promptly notify the Lenders of such request and their Percentage Share of such Letter of Credit), a Letter of Credit Application to be received by the Issuing Bank not later than 11:00 a.m. Tulsa, Oklahoma, time not less than two (2) Business Days prior thereto of each request for the issuance, and at least ten (10) Business Days prior to the date of the renewal or extension, of a Letter of Credit hereunder which request shall specify (i) the amount of such Letter of Credit, (ii) the date (which shall be a Business Day) such Letter of Credit is to be issued, renewed or extended, (iii) the duration thereof, (iv) the name and address of the beneficiary thereof, (v) the form and type of the Letter of Credit and (vi) such other information as the Issuing Bank may reasonably request, all of which shall be reasonably satisfactory to the Issuing Bank. Subject to the terms and conditions of this Agreement, on the date specified for the issuance, renewal or extension of a Letter of Credit, the Issuing Bank shall issue, renew or extend such Letter of Credit to the beneficiary thereof.

In conjunction with the issuance of each Letter of Credit, the Borrower and the Subsidiary, if the account party, shall execute a Letter of Credit Agreement. In the event of any conflict between any provision of a Letter of Credit Agreement and this Agreement, the Borrower, the Issuing Bank, the Agent and the Lenders hereby agree that the provisions of this Agreement shall govern.

The Issuing Bank will send to the Borrower and each Lender, immediately upon issuance of any Letter of Credit, or an amendment thereto, a true and complete copy of such Letter of Credit, or such amendment thereto.

        Section 2.03        Changes of Revolving Credit Commitments.

(a) The Aggregate Revolving Credit Commitments shall at all times be equal to the lesser of (i) the Aggregate Maximum Revolving Credit Commitment Amounts after adjustments resulting from reductions pursuant to Sections 2.03(b), 2.07(b) or 2.08 or increases pursuant to Section 2.03(d) or (ii) the Borrowing Base as determined from time to time.

(b) Effective only as of each regularly scheduled semi-annual Redetermination Date, the Borrower shall have the right to reduce the amount of the Aggregate Maximum Revolving Credit Commitment Amounts at any time, or from time to time, upon not less than thirty (30) days’ prior written notice to the Agent of each such reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which shall not be less than $5,000,000.00 or any whole multiple of $1,000,000.00 in excess thereof) and shall be irrevocable and effective only upon receipt by the Agent.

(c) The Aggregate Maximum Revolving Credit Commitment Amounts once reduced may not be reinstated.

(d) The Aggregate Maximum Revolving Credit Commitment Amounts may be increased in accordance with the terms and provisions of Section 12.06(h) upon Additional Lenders becoming signatory parties hereto and/or one or more of the existing Lenders increasing the amount of such Lender’s Maximum Revolving Credit Commitment; provided, however, in no event shall the Aggregate Maximum Revolving Credit Commitment Amounts exceed $150,000,000.00 without the prior written consent of all of the Lenders, the Agent and the Borrower.

        Section 2.04        Fees.

(a) Revolving Credit Commitment Fee/Loan Facility Fee. The Borrower shall pay to the Agent for the account of each Lender a Revolving Credit Commitment Fee on the daily average Aggregate Revolving Credit Commitments for the period from and including the Closing Date up to, but excluding, the earlier of the date the Aggregate Revolving Credit Commitments are terminated or the Final Maturity Date at a rate per annum equal to the amount reflected on the appropriate intersection in the table set forth in the definition of “Applicable Revolving Credit Commitment Fee,” subject to the then applicable Revolving Credit Commitment Fee Cap (which such Revolving Credit Commitment Fee Cap must be reset and modified by the Lenders as of each Redetermination Date (whether a regularly scheduled semi-annual Redetermination Date or an unscheduled Redetermination Date as requested by the Borrower or required by the Lenders in accordance with the terms, provisions and limitations of this Agreement). Accrued Revolving Credit Commitment Fees shall be payable quarterly in arrears on each Quarterly Date and on the earlier of the date the Aggregate Revolving Credit Commitments are terminated or the Final Maturity Date. The Borrower shall also pay to the Agent for the benefit of the Lenders (i) a loan facility fee in the amount of $37,500 (0.125% of the additional $30,000,000 in Revolving Credit Commitments established concurrently herewith), and (ii) a 0.125% loan facility fee for the Additional Lenders’ Revolving Credit Commitment amount or increase in the existing Lenders’ Revolving Credit Commitment amounts in accordance with the provisions of Sections 2.03(d) and 12.06(h), each of which such loan facility fee shall be deemed fully earned and non-refundable.

(b) Letter of Credit Fees.

(i) The Borrower agrees to pay the Agent, for the account of each Lender, commissions for issuing the Letters of Credit on the daily average outstanding of the maximum liability of the Issuing Bank existing from time to time under such Letter of Credit (calculated separately for each Letter of Credit) at the rate per annum equal 1.00% (subject to a minimum $500.00 issuance fee) plus standard and customary documentation and processing fees associated therewith. Each Letter of Credit shall be deemed to be outstanding up to the full face amount of the Letter of Credit until the Issuing Bank has received the canceled Letter of Credit or a written cancellation of the Letter of Credit from the beneficiary of such Letter of Credit in form and substance acceptable to the Issuing Bank in its sole discretion, or for any reductions in the amount of the Letter of Credit (other than from a drawing), written notification from the beneficiary of such Letter of Credit. Such commissions are payable quarterly in arrears on each Quarterly Date and upon cancellation or expiration of each such Letter of Credit.

(ii) Upon each transfer of any Letter of Credit to a successor beneficiary in accordance with its terms, the Borrower shall pay to the Issuing Bank for its own account a sum in an amount which is in accordance with the Issuing Bank’s then-current Letter of Credit fee policy.

(iii) Upon each drawing of any Letter of Credit, the Borrower shall pay to the Issuing Bank for its own account a negotiation fee in an amount which is in accordance with the Issuing Bank’s then-current Letter of Credit fee policy; provided that such fee shall not be a condition to any drawing.

(iv) Upon each amendment of any Letter of Credit, the Borrower shall pay to the Issuing Bank for its own account a sum in an amount which is in accordance with its then current Letter of Credit amendment fee policy or schedule.

        Section 2.05        Several Obligations. The failure of any Lender to make any Loan to be made by it or to provide funds for disbursements or reimbursements under Letters of Credit on the date specified therefore shall not relieve any other Lender of its obligation to make its Loan or provide funds on such date, but no Lender shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender or to provide funds to be provided by such other Lender.

        Section 2.06        Notes. The Loans made by each Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated (i) the Closing Date or (ii) the effective date of an Assignment pursuant to Section 12.06(b) or an Additional Lender or increase by an existing Lender pursuant to Section 12.06(h), as applicable, payable to the order of such Lender in a principal amount equal to its Maximum Revolving Credit Amount as originally in effect and otherwise duly completed and such substitute Notes as required by Sections 12.06(b) or 12.06(h), as applicable. The date, amount, Type, interest rate and Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer may be endorsed by such Lender on the schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note. Notwithstanding the aggregate face amount of the Notes issued from time to time to the order of the respective Lenders, in no event shall the sum of all (i) Loans advanced and outstanding hereunder plus (ii) unfunded amounts of unexpired Letters of Credit issued pursuant hereto exceed the Aggregate Maximum Revolving Credit Amounts in effect from time to time.

        Section 2.07        Prepayments.

(a) Voluntary Prepayments. The Borrower may prepay the Base Rate Loans upon the same Business Day prior notice to the Agent not later than 11:00 o’clock a. m. (Tulsa, Oklahoma time), which Agent shall promptly notify the Lenders), which notice shall specify the prepayment date (which shall be a Business Day) and the amount of the prepayment (which shall be at least $1,000,000.00 and a multiple of $250,000.00 or the remaining aggregate principal balance outstanding on the Notes) and shall be irrevocable and effective only upon receipt by the Agent, provided that interest on the principal prepaid, accrued to the prepayment date, shall be paid on the prepayment date. The Borrower may prepay LIBOR Loans on the same conditions as for Base Rate Loans (except that prior notice to the Agent shall be not less than three (3) Business Days for LIBOR Loans) and in addition such prepayments of LIBOR Loans shall be subject to the terms of Section 5.05 and shall be in an amount equal to all of the LIBOR Loans for the Interest Period prepaid.

(b) Mandatory Prepayments.

(i) If, after giving effect to any reduction of the Aggregate Revolving Credit Commitments pursuant to Section 2.03(b), the outstanding aggregate principal amount of the Loans plus the LC Exposure exceeds the Aggregate Maximum Revolving Credit Amounts, the Borrower shall (i) prepay the Loans on the date of such reduction in an aggregate principal amount equal to the excess, together with interest on the principal amount paid accrued to the date of such prepayment and (ii) if any excess remains after prepaying all of the Loans because of LC Exposure, pay to the Agent on behalf of the Lenders an amount equal to the excess to be held as cash collateral as provided in Section 2.10(b) hereof.

(ii) Upon any redetermination of the amount of the Borrowing Base in accordance with Section 2.08, if the redetermined Borrowing Base is less than the aggregate outstanding principal amount of the Loans plus the LC Exposure, then the Borrower shall within thirty (30) days of such Borrowing Base redetermination do one or any combination of the following: (i) prepay the Loans in an aggregate principal amount equal to such excess, together with interest on the principal amount paid accrued to the date of such prepayment, (ii) notify the Agent that Borrower will prepay, in equal monthly installments commencing thirty (30) days after such Borrowing Base redetermination and continuing on the same day the next four months (unless there is no corresponding day, in which event, it will be paid on the last day of such month), the Loans in an aggregate principal amount equal to such excess, together with interest on the principal amount paid accrued to the date of such prepayment; or (iii) promptly and in any event within thirty (30) days of notice of such Borrowing Base deficiency provide additional collateral acceptable to the Agent and all Lenders to increase the Borrowing Base to an amount at least equal to the aggregate outstanding principal amounts of the Loans, and if a Borrowing Base deficiency remains after prepaying all of the Loans because of LC Exposure, the Borrower shall pay to the Agent on behalf of the Lenders an amount equal to such Borrowing Base deficiency to be held as cash collateral as provided in Section 2.10(b).

(c) Generally. Prepayments permitted or required under this Section 2.07 shall be without premium or penalty, except as required under Section 5.05 for prepayment of LIBOR Loans. Any prepayments on the Loans may be reborrowed subject to the then effective Aggregate Revolving Credit Commitments.

        Section 2.08        Borrowing Base.

(a) The Borrowing Base shall be determined in accordance with Section 2.08(b) by the Agent with the concurrence of the Lenders as provided in Section 2.08(b) and is subject to redetermination in accordance with Section 2.08(d). Upon any redetermination of the Borrowing Base and the concurrent modification of Schedule 2.08 to reflect such redetermination, such redetermination shall remain in effect until the next successive Redetermination Date. “Redetermination Date” shall mean the date that the redetermined Borrowing Base and Schedule 2.08 becomes effective subject to the notice requirements specified in Section 2.08(e) both for scheduled redeterminations and unscheduled redeterminations. So long as any of the Revolving Credit Commitments are in effect or any LC Exposure or Loans are outstanding hereunder, this facility shall be governed by the then effective Borrowing Base and Schedule 2.08. During the period from and after the Closing Date until the first redetermination pursuant to Section 2.08(d) or adjusted pursuant to Section 8.08(c), the amount of the Borrowing Base shall be $65,000,000.00, with such initial Borrowing Base to be available for general corporate purposes as approved by the Required Lenders, for drilling and development purposes and other capital expenditures, the issuance of standby letters of credit in accordance with the terms, conditions and limitations hereof and for acquisitions of Oil and Gas Properties, and to the extent required by Section 8.08, such properties must be mortgaged to the Agent by documents in form and substance satisfactory to Agent and applicable title information furnished satisfactory to Agent and subject to no liens or encumbrances of any kind whatsoever except those acceptable to Agent in Agent’s sole discretion.

(b) Upon receipt of the reports required by Section 8.07 and such other reports, data and supplemental information from the Borrower as may from time to time be reasonably requested by the Agent or the Lenders (collectively, the “Engineering Reports”) with respect to the Oil and Gas Properties included or to be included in the Borrowing Base, the Agent will redetermine the Borrowing Base and Schedule 2.08.

(i) Each Engineering Report will be satisfactory to Agent and the Lenders, will contain sufficient information to enable the Borrower to meet the reporting requirements concerning oil and gas Proven Reserves contained in Regulations S-K and S-X promulgated by the SEC, will take into account any “over/under produced” status under gas balancing arrangements, and will contain information and analysis comparable in scope to that contained in the Engineering Report most recently submitted to the Agent prior to the Closing Date and other information received by the Agent and the Lenders relating to the Proven Reserves of the Borrower and its Subsidiaries.

(ii) Such proposed redetermination initially will be submitted by the Agent for the approval of the Lenders as provided below, in accordance with their normal and customary procedures for evaluating oil and gas reserves and other related assets as such exist at that particular time. Each Lender, in its sole discretion, may make adjustments to the rates, volumes and prices and other assumptions set forth therein in accordance with its normal and customary procedures, practices, standards and policies (including pricing parameters, assumptions and methodology) for evaluating oil and gas reserves and other related assets as such exist at that particular time. The Agent shall propose to the Lenders a new Borrowing Base and Schedule 2.08 within thirty (30) days following receipt by the Agent and the Lenders of the Engineering Reports. Lenders holding 100% of the Aggregate Commitments must approve increases to the then existing Borrowing Base, while the approval of the Required Lenders is required to approve a decrease in, or maintain, such existing Borrowing Base.

(iii) After having received notice of such proposal by the Agent, all of the Lenders shall have ten (10) days to agree or disagree with such proposal. If at the end of such ten (10) days, no Lender shall have communicated its approval or disapproval of the proposed Borrowing Base and revised Schedule 2.08, such silence or lack of communication to the Agent shall be deemed to be an approval of the Agent’s proposed Borrowing Base, and the Agent’s proposal shall be the new Borrowing Base. If however, within the time prescribed by the preceding sentence, (i) all the Lenders have not approved (or have not been deemed to have approved) the Agent’s proposal with respect to an increase in the Borrowing Base, or (ii) the Required Lenders have not approved (or have not been deemed to have approved) the Agent’s proposal with respect to a decrease in, or maintenance of, the Borrowing Base, the Agent and, as applicable, any all the Lenders (with respect to an increase in the Borrowing Base) or the Required Lenders (with respect to a decrease in, or maintenance of, the Borrowing Base) shall, within an additional seven (7) days, diligently attempt in good faith to agree upon a new Borrowing Base and Schedule 2.08.

(iv) If the Agent and, as applicable, either all the Lenders or the Required Lenders cannot otherwise agree on a redetermination of the Borrowing Base within such additional seven (7) day period, then the proposed Borrowing Base shall be set at the lesser of (i) the Borrowing Base proposed by the Agent or (ii) the amount calculated by the Agent as the “weighted arithmetic average” (as hereinafter calculated) of the Borrowing Base, as determined by each individual Lender and communicated to the Agent in writing, and such Borrowing Base shall then become the Borrowing Base. However, the amount of the Borrowing Base shall never be increased at any time above or in excess of the then existing Borrowing Base without the unanimous written consent of all of the Lenders, notwithstanding anything else herein to the contrary. For purposes of this paragraph, the “weighted arithmetic average” of the Borrowing Base shall be determined by first multiplying the Borrowing Base proposed in writing to the Agent by each Lender by the ratio of such Lender’s Percentage Share over the sum of the Percentage Shares of all Lenders, and then adding the results of each such calculation, with the resultant sum being the Borrowing Base.

(v) Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan value), which is essential for the adequate protection of the Agent and the Lenders. No Proven Reserves shall be included or considered for inclusion in the Borrowing Base unless the Agent and the Lenders shall have received, at Borrower’s expense, the title data and information otherwise required in this Agreement.

(c) The Agent may exclude any Oil and Gas Property or portion of production therefrom or any income from any other Property from the Borrowing Base, at any time, because title information is not reasonably satisfactory, such Property is not Mortgaged Property or such Property is not assignable.

(d) So long as any of the Revolving Credit Commitments are in effect and until payment in full of all Loans hereunder, on or around the last day of each March and September, commencing September 30, 2006, (each such semi-annual date, together with each unscheduled redetermination thereof as requested by the Borrower or required by the Agent and the Lenders in accordance with the terms, provisions and limitations hereof, being a “Redetermination Date”), the Lenders shall redetermine the amount of the Borrowing Base in accordance with Section 2.08(b). In addition, the Borrower may initiate one unscheduled redetermination of the Borrowing Base between each semi-annual scheduled Redetermination Date if the Borrower acquires additional Oil and Gas Properties by specifying in writing to the non-initiating party the date on which Borrower is to furnish a Reserve Report in accordance with Section 8.07(b) and the date as of which such redetermination is to occur. The Agent and the other Lenders reserve the right to schedule additional redeterminations from time to time in addition, but not in lieu of, the semi-annual scheduled Redetermination Dates.

(e) The Agent shall promptly notify in writing the Borrower and the Lenders of the new Borrowing Base. Any redetermination of the Borrowing Base shall not be in effect until written notice thereof is sent by the Agent to the Borrower.

        Section 2.09        Assumption of Risks. The Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit or any transferee thereof with respect to its use of such Letter of Credit. Neither the Issuing Bank (except in the case of gross negligence or willful misconduct on the part of the Issuing Bank or any of its employees), its correspondents nor any Lender shall be responsible for the validity, sufficiency or genuineness of certificates or other documents or any endorsements thereon, even if such certificates or other documents should in fact prove to be invalid, insufficient, fraudulent or forged; for errors, omissions, interruptions or delays in transmissions or delivery of any messages by mail, telex, or otherwise, whether or not they be in code; for errors in translation or for errors in interpretation of technical terms; the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; the failure of any beneficiary or any transferee of any Letter of Credit to comply fully with conditions required in order to draw upon any Letter of Credit; or for any other consequences arising from causes beyond the Issuing Bank’s control or the control of the Issuing Bank’s correspondents. In addition, neither the Issuing Bank, the Agent nor any Lender shall be responsible for any error, neglect, or default of any of the Issuing Bank’s correspondents; and none of the above shall affect, impair or prevent the vesting of any of the Issuing Bank’s, the Agent’s or any Lender’s rights or powers hereunder under the Letter of Credit Agreements, all of which rights shall be cumulative. The Issuing Bank and its correspondents may accept certificates or other documents that appear on their face to be in order, without responsibility for further investigation of any matter contained therein regardless of any notice or information to the contrary. In furtherance and not in limitation of the foregoing provisions, the Borrower agrees that any action, inaction or omission taken or not taken by the Issuing Bank or by any correspondent for the Issuing Bank in good faith in connection with any Letter of Credit, or any related drafts, certificates, documents or instruments, shall be binding on the Borrower and shall not put the Issuing Bank or its correspondents under any resulting liability to the Borrower.

        Section 2.10        Obligation to Reimburse and to Prepay.

(a) If a disbursement by the Issuing Bank is made under any Letter of Credit, the Borrower shall pay to the Issuing Bank ON DEMAND but in no event later than two (2) Business Days after notice of any such disbursement is received by the Borrower, the amount of each such disbursement made by the Issuing Bank under the Letter of Credit (if such payment is not sooner effected as may be required under this Section 2.10 or under other provisions of the Letter of Credit), together with interest on the amount disbursed from and including the date of disbursement until payment in full of such disbursed amount at a varying rate per annum equal to (i) the then applicable interest rate for Base Rate Loans through the second Business Day after notice of such disbursement is received by the Borrower and (ii) thereafter, the Post-Default Rate for Base Rate Loans (but in no event to exceed the Highest Lawful Rate) for the period from and including the third Business Day following the date of such disbursement to and including the date of repayment in full of such disbursed amount. The obligations of the Borrower under this Agreement with respect to each Letter of Credit shall be absolute, unconditional and irrevocable and shall be paid or performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation, but only to the fullest extent permitted by applicable law, the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the Security Instruments; (ii) any amendment or waiver of (including any default), or any consent to departure from this Agreement (except to the extent permitted by any amendment or waiver), any Letter of Credit or any of the Security Instruments; (iii) the existence of any claim, set-off, defense or other rights which the Borrower may have at any time against the beneficiary of any Letter of Credit or any transferee of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, the Agent, any Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the Security Instruments, the transactions contemplated hereby or any unrelated transaction; (iv) any statement, certificate, draft, notice or any other document presented under any Letter of Credit proves to have been forged, fraudulent, insufficient or invalid in any respect or any statement therein proves to have been untrue or inaccurate in any respect whatsoever; (v) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate which appears on its face to comply, but does not comply, with the terms of such Letter of Credit; and (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Notwithstanding anything in this Agreement to the contrary, the Borrower will not be liable for payment or performance that results from the gross negligence or willful misconduct of the Issuing Bank, except where the Borrower or any Subsidiary actually recovers the proceeds for itself or the Issuing Bank of any payment made by the Issuing Bank in connection with such gross negligence or willful misconduct.

(b) In the event of the occurrence of any Event of Default, a payment or prepayment pursuant to Section 2.07(b) or the maturity of the Notes, whether by acceleration or otherwise, an amount equal to the LC Exposure (or the excess in the case of Section 2.07(b)) shall be deemed to be forthwith due and owing by the Borrower to the Agent as of the date of any such occurrence; and the Borrower’s obligation to pay such amount shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower may now or hereafter have against any such beneficiary, the Issuing Bank, the Agent, the Lenders or any other Person for any reason whatsoever. Such payments shall be held by the Agent on behalf of the Lenders as cash collateral securing the LC Exposure in an interest-bearing account or accounts (such interest being for the account of the Borrower, but must remain pledged as security in favor of the Agent on behalf of the Lenders) at the Principal Office; and the Borrower hereby grants to and by its deposit with the Agent grants to the Agent a security interest in such cash collateral. Upon request by the Agent, the Borrower shall immediately execute and deliver to the Agent the Cash Collateral Account Agreement. In the event of any such payment by the Borrower of amounts contingently owing under outstanding Letters of Credit and in the event that thereafter drafts or other demands for payment complying with the terms of such Letters of Credit are not made prior to the respective expiration dates thereof, the Agent agrees, if no Event of Default has occurred and is continuing or if no other amounts are outstanding under this Agreement, the Notes or the Security Instruments, to remit to the Borrower amounts for which the contingent obligations evidenced by the Letters of Credit have ceased.

(c) Each Lender severally and unconditionally agrees that it shall promptly reimburse the Issuing Bank an amount equal to such Lender’s Percentage Share of any disbursement made by the Issuing Bank under any Letter of Credit that is not reimbursed according to this Section 2.10.

(d) Notwithstanding anything to the contrary contained herein, if no Default exists and subject to availability under the Aggregate Revolving Credit Commitments (after reduction for LC Exposure), to the extent the Borrower has not reimbursed the Issuing Bank for any drawn upon Letter of Credit within two (2) Business Day after notice of such disbursement has been received by the Borrower, the amount of such Letter of Credit reimbursement obligation shall automatically be funded by the Lenders as a Loan hereunder and used by the Lenders to pay such Letter of Credit reimbursement obligation. If an Event of Default has occurred and is continuing, or if the funding of such Letter of Credit reimbursement obligation as a Loan would cause the aggregate amount of all Loans outstanding to exceed the Aggregate Revolving Credit Commitments (after reduction for LC Exposure), such Letter of Credit reimbursement obligation shall not be funded as a Loan, but instead shall accrue interest as provided in Section 2.10(a).

        Section 2.11        Lending Offices. The Loans of each Type made by each Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type.

        Section 2.12        Termination of Hedging Agreement. If and to the extent any Hedging Agreement or similar price protection or derivative product (interest rate or commodity risk management device, protection agreement or otherwise) pursuant to Hedging Transactions of the Borrower is used in calculation of the Borrowing Base, such Hedging Agreement issued cannot be cancelled, liquidated or “unwound” thereby without the prior written consent of the Required Lenders and the Agent.

        Section 2.13        Lender/Agent Non-liability to Royalty Owners/Third Parties. Nothing in this Agreement or in the other Loan Documents is intended to affect in any way the manner in which the Borrower performs or complies with its contractual obligations under oil and gas leases or other applicable contracts. In the event that the manner in which the Borrower markets production does not satisfy the duties owing by the Borrower to royalty owners or other parties under applicable law or contract, the Borrower covenants and agrees that it will pay any such additional sums as may be required under applicable law or contract to satisfy its obligations to such royalty owners and to such third parties.

        Section 2.14        MCR. As of the first (1st) day of each calendar month, commencing May 1, 2006, the amount available under the Revolving Credit Commitments shall be automatically reduced by the then applicable monthly commitment reduction (“MCR”) amount as determined by the Required Lenders. To the extent the sum of (i) the outstanding principal balance of the Notes plus (ii) the LC Exposure is in excess of the adjusted amount of the Aggregate Revolving Credit Commitment Amounts, the Borrower shall make a mandatory principal prepayment on the Notes in such amount as is necessary to reduce the sum of (i) the outstanding principal balance of the Notes plus (ii) the LC Exposure to an amount less than or equal to the adjusted Revolving Credit Commitments, which such mandatory principle prepayment shall be made within five (5) days of the applicable MCR application. The amount of the MCR (initially stipulated to be zero dollars ($0)) shall be evaluated and redetermined by the Required Lenders concurrent with each semi-annual Borrowing Base redetermination in accordance with the provisions of Section 2.08.

ARTICLE III

PAYMENTS OF PRINCIPAL AND INTEREST

        Section 3.01        Repayment of Loans.

(a) Loans. On the Final Maturity Date the Borrower shall repay the outstanding principal amount of the Revolving Credit Notes.

(b) Generally. The Borrower will pay to the Agent, for the account of each Lender, the principal payments required by this Section 3.01, including, without limitation, any mandatory principal prepayments under Sections 2.07(b) or 2.08.

        Section 3.02        Interest.

(a) Interest Rates. Except as otherwise provided in Section 3.02(b), the Borrower will pay to the Agent, for the account of each Lender, interest on the unpaid principal amount of each Loan made by such Lender for the period commencing on the date such Loan is made to, but excluding, the date such Loan shall be paid in full, at the following rates per annum:

(i) if such a Loan is required to be a Base Rate Loan, the Base Rate (as in effect from time to time), but in no event to exceed the Highest Lawful Rate; and

(ii) if such a Loan is a LIBOR Loan, for each Interest Period relating thereto, the LIBOR Rate plus the LIBOR Margin for such LIBOR Loan but in no event to exceed the Highest Lawful Rate.

(b) Post-Default Rate. Notwithstanding the foregoing, the Borrower will pay to the Agent, for the account of each Lender interest at the applicable Post-Default Rate on any principal of any Loan made by such Lender, and (to the fullest extent permitted by law) on any other amount payable by the Borrower hereunder, under any Loan Document or under any Note held by such Lender to or for account of such Lender, for the period commencing on the date of an Event of Default until the same is paid in full or all Events of Default are cured or waived.

(c) Due Dates. Accrued interest on (i) Base Rate, if any, Loans shall be payable monthly on the last day of each month commencing on May 31, 2006, and (ii) LIBOR Loans shall be payable the earlier of (i) at the end of the applicable Interest Period selected therefore or (ii) quarterly as of the last day of each calendar quarter end (commencing June 30, 2006), except that interest payable at the Post-Default Rate shall be payable from time to time on demand and interest on any LIBOR Loan that is converted into a Base Rate Loan (pursuant to Section 5.04) shall be payable on the date of conversion (but only to the extent so converted). Any accrued and unpaid interest on the Loans shall also be paid on (i) the date of any prepayment thereof, and (ii) the Final Maturity Date.

(d) Determination of Rates. Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall notify the Lenders to which such interest is payable and the Borrower thereof. Each determination by the Agent of an interest rate or fee hereunder shall, except in cases of manifest error, be final, conclusive and binding on the parties.

ARTICLE IV

PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.

        Section 4.01        Payments. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement, the Notes and the Letter of Credit Agreements shall be made in Dollars, in immediately available funds, to the Agent at such account as the Agent shall specify by notice to the Borrower from time to time, not later than 11:00 a.m. Tulsa, Oklahoma time on the date on which such payments shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Such payments shall be made without (to the fullest extent permitted by applicable law) defense, set-off or counterclaim. Each payment received by the Agent under this Agreement or any Note for account of a Lender shall be paid promptly to such Lender in immediately available funds. Except as otherwise provided in the definition of “Interest Period”, if the due date of any payment under this Agreement or any Note would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension. At the time of each payment to the Agent of any principal of or interest on any borrowing, the Borrower shall notify the Agent of the Loans to which such payment shall apply. In the absence of such notice the Agent may specify the Loans to which such payment shall apply, but to the extent possible such payment or prepayment will be applied first to the Loans comprised of Base Rate Loans.

        Section 4.02        Pro Rata Treatment. Except to the extent otherwise provided herein each Lender agrees that: (i) each borrowing from the Lenders under Section 2.01 and each continuation and conversion under Section 2.02 shall be made from the Lenders pro rata in accordance with their Percentage Share, each payment of commitment fee or other fees under Section 2.04 shall be made for account of the Agent or the Lenders pro rata (as applicable) in accordance with their Percentage Share, and each reduction of the amount of the Aggregate Maximum Revolving Credit Amounts under Section 2.03(b) shall be applied to the Revolving Credit Commitment of each Lender, pro rata according to the amount of its respective Revolving Credit Commitment; (ii) each payment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with their respective Percentage Shares; and (iii) each payment of interest on Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with their respective Percentage Shares; and (iv) each reimbursement by the Borrower of disbursements under Letters of Credit shall be made for account of the Issuing Bank or, if funded by the Lenders, pro rata for the account of the Lenders, in accordance with their respective Percentage Shares.

        Section 4.03        Computations. Interest on Loans and fees shall be computed on the basis of a year of three hundred sixty (360) days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable, unless such calculation would exceed the Highest Lawful Rate, in which case interest shall be calculated on the per annum basis of a year of three hundred sixty five (365) days.

        Section 4.04        Non-receipt of Funds by the Agent. Unless the Agent shall have been notified by a Lender or the Borrower prior to the date on which such notifying party is scheduled to make payment to the Agent (in the case of a Lender) of the proceeds of a Loan or a payment under a Letter of Credit to be made by it hereunder or (in the case of the Borrower) a payment to the Agent for account of one or more of the Lenders hereunder (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that it does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date and, if such Lender or the Borrower (as the case may be) has not in fact made the Required Payment to the Agent, the recipient(s) of such payment shall, on demand, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until, but excluding, the date the Agent recovers such amount at a rate per annum which, for any Lender as recipient, will be equal to the Federal Funds Rate, and for the Borrower as recipient, will be equal to the Base Rate.

        Section 4.05        Set-off, Sharing of Payments.

(a) The Borrower agrees that, in addition to (and without limitation of) any right of set-off, bankers’ lien or counterclaim a Lender may otherwise have, each Lender shall have the right and be entitled (after consultation with the Agent), at its option, to offset balances held by it or by any of its Affiliates for account of the Borrower [or any Subsidiary] at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender’s Loans, or any other amount payable to such Lender hereunder, which is not paid when due (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower and the Agent thereof, provided that such Lender’s failure to give such notice shall not affect the validity thereof.

(b) If any Lender shall obtain payment of any principal of or interest on any Loan made by it to the Borrower under this Agreement (or reimbursement as to any Letter of Credit) through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise, and, as a result of such payment, such Lender shall have received a greater percentage of the principal or interest (or reimbursement) then due hereunder by the Borrower to such Lender than the percentage received by any other Lenders, it shall promptly (i) notify the Agent and each other Lender thereof and (ii) purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans (or participations in Letters of Credit) made by such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal and/or interest on the Loans held by each of the Lenders (or reimbursements of Letters of Credit). To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans made by other Lenders (or in interest due thereon, as the case may be) may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans (or Letters of Credit) in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 4.05 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.05 to share the benefits of any recovery on such secured claim.

        Section 4.06        Taxes.

(a) Payments Free and Clear. Any and all payments by the Borrower hereunder shall be made, in accordance with Section 4.01, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, the Issuing Bank and the Agent, taxes imposed on its income, and franchise or similar taxes imposed on it, by (i) any jurisdiction (or political subdivision thereof) of which the Agent, the Issuing Bank or such Lender, as the case may be, is a citizen or resident or in which such Lender has an Applicable Lending Office, (ii) the jurisdiction (or any political subdivision thereof) in which the Agent, the Issuing Bank or such Lender is organized, or (iii) any jurisdiction (or political subdivision thereof) in which such Lender, the Issuing Bank or the Agent is presently doing business which taxes are imposed solely as a result of doing business in such jurisdiction (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lenders, the Issuing Bank or the Agent (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.06) such Lender, the Issuing Bank or the Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law.

(b) Other Taxes. In addition, to the fullest extent permitted by applicable law, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, any Assignment or any Security Instrument (hereinafter referred to as “Other Taxes”).

(C) INDEMNIFICATION. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER WILL INDEMNIFY EACH LENDER AND THE ISSUING BANK AND THE AGENT FOR THE FULL AMOUNT OF TAXES AND OTHER TAXES (INCLUDING, BUT NOT LIMITED TO, ANY TAXES OR OTHER TAXES IMPOSED BY ANY GOVERNMENTAL AUTHORITY ON AMOUNTS PAYABLE UNDER THIS SECTION 4.06) PAID BY SUCH LENDER, THE ISSUING BANK OR THE AGENT (ON THEIR BEHALF OR ON BEHALF OF ANY LENDER), AS THE CASE MAY BE, AND ANY LIABILITY (INCLUDING PENALTIES, INTEREST AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO, WHETHER OR NOT SUCH TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY ASSERTED UNLESS THE PAYMENT OF SUCH TAXES WAS NOT CORRECTLY OR LEGALLY ASSERTED AND SUCH LENDER’S PAYMENT OF SUCH TAXES OR OTHER TAXES WAS THE RESULT OF ITS GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. ANY PAYMENT PURSUANT TO SUCH INDEMNIFICATION SHALL BE MADE WITHIN THIRTY (30) DAYS AFTER THE DATE ANY LENDER, THE ISSUING BANK OR THE AGENT, AS THE CASE MAY BE, MAKES WRITTEN DEMAND THEREFOR. IF ANY LENDER, THE ISSUING BANK OR THE AGENT RECEIVES A REFUND OR CREDIT IN RESPECT OF ANY TAXES OR OTHER TAXES FOR WHICH SUCH LENDER, ISSUING BANK OR THE AGENT HAS RECEIVED PAYMENT FROM THE BORROWER IT SHALL PROMPTLY NOTIFY THE BORROWER OF SUCH REFUND OR CREDIT AND SHALL, IF NO DEFAULT HAS OCCURRED AND IS CONTINUING, WITHIN THIRTY (30) DAYS AFTER RECEIPT OF A REQUEST BY THE BORROWER (OR PROMPTLY UPON RECEIPT, IF THE BORROWER HAS REQUESTED APPLICATION FOR SUCH REFUND OR CREDIT PURSUANT HERETO), PAY AN AMOUNT EQUAL TO SUCH REFUND OR CREDIT TO THE BORROWER WITHOUT INTEREST (BUT WITH ANY INTEREST SO REFUNDED OR CREDITED), PROVIDED THAT THE BORROWER, UPON THE REQUEST OF SUCH LENDER, THE ISSUING BANK OR THE AGENT, AGREES TO RETURN SUCH REFUND OR CREDIT (PLUS PENALTIES, INTEREST OR OTHER CHARGES) TO SUCH LENDER OR THE AGENT IN THE EVENT SUCH LENDER OR THE AGENT IS REQUIRED TO REPAY SUCH REFUND OR CREDIT.

(d) Lender Representations.

(i) Each Lender represents that it is either (1) a banking association or corporation organized under the laws of the United States of America or any state thereof or (2) it is entitled to complete exemption from United States withholding tax imposed on or with respect to any payments, including fees, to be made to it pursuant to this Agreement (A) under an applicable provision of a tax convention to which the United States of America is a party or (B) because it is acting through a branch, agency or office in the United States of America and any payment to be received by it hereunder is effectively connected with a trade or business in the United States of America. Each Lender that is not a banking association or corporation organized under the laws of the United States of America or any state thereof agrees to provide to the Borrower and the Agent on the Closing Date, or on the date of its delivery of the Assignment pursuant to which it becomes a Lender, and at such other times as required by United States law or as the Borrower or the Agent shall reasonably request, two accurate and complete original signed copies of either (A) Internal Revenue Service Form W-8ECI (or successor form) certifying that all payments to be made to it hereunder will be effectively connected to a United States trade or business (the “Form W-8ECI Certification”) or (B) Internal Revenue Service Form W-8BEN (or successor form) certifying that it is entitled to the benefit of a provision of a tax convention to which the United States of America is a party which completely exempts from United States withholding tax all payments to be made to it hereunder (the “Form W-8BEN Certification”). In addition, each Lender agrees that if it previously filed a Form W-8ECI Certification, it will deliver to the Borrower and the Agent a new Form W-8ECI Certification prior to the first payment date occurring in each of its subsequent taxable years; and if it previously filed a Form W-8BEN Certification, it will deliver to the Borrower and the Agent a new certification prior to the first payment date falling in the third year following the previous filing of such certification. Each Lender also agrees to deliver to the Borrower and the Agent such other or supplemental forms as may at any time be required as a result of changes in applicable law or regulation in order to confirm or maintain in effect its entitlement to exemption from United States withholding tax on any payments hereunder, provided that the circumstances of such Lender at the relevant time and applicable laws permit it to do so. If a Lender determines, as a result of any change in either (i) a Governmental Requirement or (ii) its circumstances, that it is unable to submit any form or certificate that it is obligated to submit pursuant to this Section 4.06, or that it is required to withdraw or cancel any such form or certificate previously submitted, it shall promptly notify the Borrower and the Agent of such fact. If a Lender is organized under the laws of a jurisdiction outside the United States of America, unless the Borrower and the Agent have received a Form W-8BEN Certification or Form W-8ECI Certification satisfactory to them indicating that all payments to be made to such Lender hereunder are not subject to United States withholding tax, the Borrower shall withhold taxes from such payments at the applicable statutory rate. Each Lender agrees to indemnify and hold harmless the Borrower or Agent, as applicable, from any United States taxes, penalties, interest and other expenses, costs and losses incurred or payable by (i) the Agent as a result of such Lender’s failure to submit any form or certificate that it is required to provide pursuant to this Section 4.06 or (ii) the Borrower or the Agent as a result of their reliance on any such form or certificate which such Lender has provided to them pursuant to this Section 4.06.

(ii) For any period with respect to which a Lender has failed to provide the Borrower with the form required pursuant to this Section 4.06, if any, (other than if such failure is due to a change in a Governmental Requirement occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 4.06 with respect to taxes imposed by the United States which taxes would not have been imposed but for such failure to provide such forms; provided, however, that if a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such taxes.

(iii) Any Lender claiming any additional amounts payable pursuant to this Section 4.06 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Borrower or the Agent or to change the jurisdiction of its Applicable Lending Office or to contest any tax imposed if the making of such a filing or change or contesting such tax would avoid the need for or reduce the amount of any such additional amounts that may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

        Section 4.07        Disposition of Proceeds. The Mortgages contain an assignment by the Borrower unto and in favor of the Agent for the benefit of the Lenders of all production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property, and the Mortgages further provide in general for the application of such proceeds to the satisfaction of the Obligations and other indebtedness, liabilities and obligations described therein and secured thereby. Notwithstanding the assignment contained in the Mortgages, until the occurrence of a Default, the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower.

ARTICLE V

CAPITAL ADEQUACY AND ADDITIONAL COSTS

        Section 5.01        Capital Adequacy and Additional Costs.

(a) Lender Costs. The Borrower shall pay directly to each Lender from time to time on request such amounts as such Lender may determine to be necessary to compensate such Lender or its parent or holding company for any costs which it determines are attributable to the maintenance by such Lender or its parent or holding company, pursuant to any Governmental Requirement, of capital in respect of its Revolving Credit Commitment or making, funding or maintaining any Loans or Letters of Credit (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender or its parent or holding company to a level below that which such Lender or its parent or holding company could have achieved but for such Governmental Requirement). Each Lender will notify the Borrower that it is entitled to compensation pursuant to this Section 5.01(a) as promptly as practicable after it determines to request such compensation.

(b) Conclusions. Determinations and allocations by any Lender for purposes of this Article V shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.

(c) LIBOR Regulations. The Borrower shall pay directly to each Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs which it determines are attributable to its making or maintaining of any LIBOR Loans or issuing or participating in Letters of Credit hereunder or its obligation to make any LIBOR Loans or issue or participate in any Letters of Credit hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any of such LIBOR Loans, Letters of Credit or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any Note in respect of any of such LIBOR Loans or Letters of Credit (other than taxes imposed on the overall net income of such Lender or of its Applicable Lending Office for any of such LIBOR Loans by the jurisdiction in which such Lender has its principal office or Applicable Lending Office); or (ii) imposes or modifies any reserve, special deposit, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of such Lender, or the Revolving Credit Commitment or Loans of such Lender or the LIBOR interbank market; or (iii) imposes any other condition affecting this Agreement or any Note (or any of such extensions of credit or liabilities) or such Lender’s Revolving Credit Commitment or Loans. Each Lender will notify the Agent and the Borrower of any event occurring after the Closing Date which will entitle such Lender to compensation pursuant to this Section 5.01(c) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and will designate a different Applicable Lending Office for the Loans of such Lender affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender, provided that such Lender shall have no obligation to so designate an Applicable Lending Office located in the United States. If any Lender requests compensation from the Borrower under this Section 5.01(c), the Borrower may, by notice to such Lender, suspend the obligation of such Lender to make additional Loans of the Type with respect to which such compensation is requested until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 5.04 shall be applicable).

(d) Regulatory Change. Without limiting the effect of the provisions of Section 5.01(c), in the event that at any time (by reason of any Regulatory Change or any other circumstances arising after the Closing Date affecting (A) any Lender, (B) the LIBOR interbank market or (C) such Lender’s position in such market), the LIBOR Rate, as determined in good faith by such Lender, will not adequately and fairly reflect the cost to such Lender of funding its LIBOR Loans, then, if such Lender so elects, by notice to the Borrower and the Agent, the obligation of such Lender to make additional LIBOR Loans shall be suspended until such Regulatory Change or other circumstances ceases to be in effect (in which case the provisions of Section 5.04 shall be applicable).

(e) Capital Adequacy. Without limiting the effect of the foregoing provisions of this Section 5.01 (but without duplication), the Borrower shall pay directly to any Lender from time to time on request such amounts as such Lender may reasonably determine to be necessary to compensate such Lender or its parent or holding company for any costs which it determines are attributable to the maintenance by such Lender or its parent or holding company (or any Applicable Lending Office), pursuant to any Governmental Requirement following any Regulatory Change, of capital in respect of its Revolving Credit Commitment, its Note, or its Loans or any interest held by it in any Letter of Credit, such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender or its parent or holding company (or any Applicable Lending Office) to a level below that which such Lender or its parent or holding company (or any Applicable Lending Office) could have achieved but for such Governmental Requirement. Such Lender will notify the Borrower that it is entitled to compensation pursuant to this Section 5.01(e) as promptly as practicable after it determines to request such compensation.

(f) Compensation Procedure. Any Lender notifying the Borrower of the incurrence of Additional Costs under this Section 5.01 shall in such notice to the Borrower and the Agent set forth in reasonable detail the basis and amount of its request for compensation. Determinations and allocations by each Lender for purposes of this Section 5.01 of the effect of any Regulatory Change pursuant to Section 5.01(c) or (d), or of the effect of capital maintained pursuant to Section 5.01(e), on its costs or rate of return of maintaining Loans or its obligation to make Loans or issue Letters of Credit, or on amounts receivable by it in respect of Loans or Letters of Credit, and of the amounts required to compensate such Lender under this Section 5.01, shall be conclusive and binding for all purposes, provided that such determinations and allocations are made on a reasonable basis. Any request for additional compensation under this Section 5.01 shall be paid by the Borrower within thirty (30) days of the receipt by the Borrower of the notice described in this Section 5.01(f).

        Section 5.02        Limitation on LIBOR Loans. Anything herein to the contrary notwithstanding, if, on or prior to thedetermination of any LIBOR Rate for any Interest Period:

(i) the Agent determines (which determination shall be conclusive, absent manifest error) that quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR Rate” in Section 1.02 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein; or

(ii) the Agent determines (which determination shall be conclusive, absent manifest error) that the relevant rates of interest referred to in the definition of “LIBOR Rate” in Section 1.02 upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not sufficient to adequately cover the cost to the Lenders of making or maintaining LIBOR Loans;

then the Agent shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional or other LIBOR Loans.

        Section 5.03        Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof and such Lender’s obligation to make LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 5.04 shall be applicable).

        Section 5.04        Base Rate Loans Pursuant to Sections 5.01, 5.02 and 5.03. If the obligation of any Lender to make LIBOR Loans shall be suspended pursuant to Sections 5.01, 5.02 or 5.03 (“Affected Loans”), all Affected Loans which would otherwise be made by such Lender shall be made instead as Base Rate Loans (and, if an event referred to in Section 5.01 or Section 5.03 has occurred and such Lender so requests by notice to the Borrower, all Affected Loans of such Lender then outstanding shall be automatically converted into Base Rate Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) Base Rate Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its Base Rate Loans, if any. Notwithstanding any other terms or provisions of this Agreement or the Notes, the Borrower, the Lenders and the Agent stipulate, acknowledge and agree that all Loans made hereunder and all interest calculations and accruals on the principal amounts outstanding from time to time on the Notes and on all other Obligations shall be made, continued and treated in all respects as LIBOR Loans except only as otherwise expressly provided in this Section 5.04.

        Section 5.05        Compensation. The Borrower shall pay to each Lender within thirty (30) days of receipt of written request of such Lender (which request shall set forth, in reasonable detail, the basis for requesting such amounts and which shall be conclusive and binding for all purposes provided that such determinations are made on a reasonable basis), such amount or amounts as shall compensate it for any loss, cost, expense or liability which such Lender determines are attributable to:

(i) any payment, prepayment or conversion of a LIBOR Loan properly made by such Lender or the Borrower for any reason (including, without limitation, the acceleration of the Loans pursuant to Article X) on a date other than the last day of the Interest Period for such Loan; or

(ii) any failure by the Borrower for any reason (including but not limited to, the failure of any of the conditions precedent specified in Article VI to be satisfied) to borrow, continue or convert a LIBOR Loan from such Lender on the date for such borrowing, continuation or conversion specified in the relevant notice given pursuant to Section 2.02(c).

Without limiting the effect of the preceding sentence, such breakage and other similar compensation shall include, in addition to such Lender’s standard breakage administration fee, an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount so paid, prepaid or converted or not borrowed for the period from the date of such payment, prepayment or conversion or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein over (ii) the interest component of the amount such Lender would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Lender).

        Section 5.06        Replacement Lenders.

(a) If any Lender (i) has notified the Borrower and the Agent of its incurring Additional Costs under Section 5.01, (ii) has required the Borrower to make payments for Taxes under Section 4.06, (iii) defaults in its obligations to fund advances hereunder or participate in LC Exposure, or (iv) is a Non-Extending Lender pursuant to Section 5.07 then the Borrower may, at its sole cost, expense and effort, provided that no Event of Default then exists, unless such Lender has notified the Borrower and the Agent in writing that the circumstances giving rise to such notice, event or circumstance no longer apply or such Lender otherwise withdraws its request for such additional compensation, terminate, in whole but not in part, the Revolving Credit Commitment of any Lender (other than the Agent) (in any such case, the “Terminated Lender”) at any time within ninety (90) days of such Lender notification, upon thirty (30) days’ prior written notice to the Terminated Lender and the Agent (such notice referred to herein as a “Notice of Termination”).

(b) In order to effect the termination of the Revolving Credit Commitment of the Terminated Lender, the Borrower shall: (i) obtain an agreement with one or more Lenders to increase their Revolving Credit Commitment or Revolving Credit Commitments and/or (ii) request any one or more other banking or lending institutions to become parties to this Agreement in place and instead of such Terminated Lender and agree to accept a Revolving Credit Commitment or Revolving Credit Commitments; provided, however, that such one or more other banking or lending institutions are reasonably acceptable to the Agent and become parties by executing an Assignment (the Lenders or other banking institutions that agree to accept in whole or in part the Revolving Credit Commitment of the Terminated Lender being referred to herein as the “Replacement Lenders”) without recourse from the Terminated Lender, such that the aggregate increased and/or accepted Revolving Credit Commitments of the Replacement Lenders under clauses (i) and (ii) above equal the Revolving Credit Commitment of the Terminated Lender.

(c) The Notice of Termination shall include the name of the Terminated Lender, the date the termination will occur (the “Lender Termination Date”), and the Replacement Lender or Replacement Lenders to which the Terminated Lender will assign its Revolving Credit Commitment and, if there will be more than one Replacement Lender, the portion of the Terminated Lender’s Revolving Credit Commitment to be assigned to each Replacement Lender.

(d) On the Lender Termination Date, (i) the Terminated Lender shall by execution and delivery of an Assignment assign, without recourse, its Revolving Credit Commitment and all of its interests, rights and obligations under this Agreement and the related Loan Documents to the Replacement Lender or Replacement Lenders (pro rata, if there is more than one Replacement Lender, in proportion to the Percentage Share of the Terminated Lender’s Revolving Credit Commitment to be assigned to each Replacement Lender) indicated in the Notice of Termination and shall assign to the Replacement Lender or Replacement Lenders each of its Loans (if any) then outstanding and participation interests in Letters of Credit (if any) then outstanding pro rata as aforesaid), (ii) the Terminated Lender shall endorse its Note, payable without recourse, representation or warranty to the order of the Replacement Lender or Replacement Lenders (Percentage Share as aforesaid), (iii) the Replacement Lender or Replacement Lenders shall purchase the Note held by the Terminated Lender (pro rata as aforesaid) at a price equal to the unpaid principal amount thereof (including its participation in and Percentage Share of the LC Exposure) plus interest, facility fees, Revolving Credit Commitment Fees and other fees accrued and unpaid to the Lender Termination Date, and (iv) the Replacement Lender or Replacement Lenders will thereupon (pro rata as aforesaid) succeed to and be substituted in all respects for the Terminated Lender with like effect as if becoming a Lender pursuant to the terms of Section 12.06(b), and the Terminated Lender will have the rights and benefits of an assignor under Section 12.06(b). To the extent not in conflict, the terms of Section 12.06(b) shall supplement the provisions of this Section 5.06(d). For each assignment made under this Section 5.06, the Replacement Lender shall pay to the Agent the processing fee provided for in Section 12.06(b). The Borrower will be responsible for the concurrent payment of any breakage costs associated with termination and Replacement Lenders, as set forth in Section 5.05.

        Section 5.07        Extension of Maturity Date.

(a) Requests for Extension. The Borrower may, by notice to the Agent (who shall promptly notify the Lenders) not earlier than 120 days and not later than 75 days prior to the stated Final Maturity Date then in effect hereunder (the “Existing Maturity Date”), request that each Lender extend such Lender’s Final Maturity Date for an additional one year period from the Existing Maturity Date; provided that, the Borrower may request only two such extensions under this Agreement.

(b) Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Agent given not earlier than the date that is 65 days prior to the Existing Maturity Date and not later than the date (the “Notice Date”) that is 45 days prior to the Existing Maturity Date, advise the Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Maturity Date (a “Non Extending Lender”) shall notify the Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Agent on or before the Notice Date shall be deemed to be a Non Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c) Notification by Agent. The Agent shall notify the Borrower of each Lender’s determination under this Section no later than the date 30 days prior to the Existing Maturity Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d) Additional Commitment Lenders. The Borrower shall have the right on or before the Existing Maturity Date to replace each Non Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 5.06(b), each of which Additional Commitment Lenders shall have entered into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the Existing Maturity Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).

(e) Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Maturity Date and the additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the Existing Maturity Date, then, effective as of the Existing Maturity Date, the Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(f) Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Maturity Date pursuant to this Section shall not be effective with respect to any Lender unless:

(i) no Default or Event of Default shall have occurred and be continuing on the date of such extension and after giving effect thereto;

(ii) the representations and warranties contained in this Agreement are true and correct on and as of the date of such extension and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(iii) on the Maturity Date of each Non-Extending Lender, the Borrower shall prepay any Loans outstanding on such date (and pay any additional amounts required pursuant to Section 5.05) to the extent necessary to keep outstanding Advances ratable with any revised Percentage Shares of the respective Lenders effective as of such date.

(g) Conflicting Provisions. This Section shall supersede any provisions in Section 4.05(b) or 12.04 to the contrary.

ARTICLE VI

CONDITIONS PRECEDENT

        Section 6.01        Initial Funding.

        The obligation of the Lenders to make the Initial Funding is subject to the receipt by the Agent of the following documents (in sufficient original counterparts, other than the Notes, for each Lender) and satisfaction of the other conditions provided in this Section 6.01, each of which shall be satisfactory to the Agent in form and substance:

(a) A certificate of the Secretary or an Assistant Secretary of the Borrower setting forth (i) resolutions of its board of directors with respect to the authorization of the Borrower to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers or managers of the Borrower (y) who are authorized to sign the Loan Documents to which Borrower is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of the authorized officers, and (iv) the articles or certificate of incorporation and bylaws of the Borrower, certified as being true and complete. The Agent and the Lenders may conclusively rely on such certificate until the Agent receives notice in writing from the Borrower to the contrary.

(b) Certificates of the appropriate state agencies with respect to the existence, qualification and good standing of the Borrower and its Material Subsidiaries.

(c) A compliance certificate which shall be substantially in the form of Exhibit C, duly and properly executed by a Responsible Officer and dated as of the date of the Initial Funding.

(d) The Notes, duly completed and executed and payable to the order of Lender designated as the payee thereof.

(e) A Guaranty duly executed by the Material Subsidiaries of the Borrower and delivered to the Agent.

(f) A favorable opinion addressed to the Agent and the Lenders in form and substance satisfactory to the Agent of (i) Johnson, Jones, Dornblaser, Coffman & Shorb, counsel to the Borrower, as to such matters incident to the transactions herein contemplated as the Agent may reasonably request, and (ii) such local counsel in New Mexico and Texas or such other jurisdiction as deemed necessary or appropriate by the Agent in which the Oil and Gas Properties are situated.

(g) A certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 7.19.

(h) Title information (divisions orders, runs checks and other comparable title data) as the Agent may reasonably require setting forth the status of title to such portion of the value of the Oil and Gas Properties included in the Reserve Report initially submitted to the Agent as deemed necessary or appropriate by the Agent in satisfaction of the Eighty Percent Coverage Requirement, all of which such existing title information the Lenders stipulate, acknowledge and agree (i) was previously furnished to the Agent in connection with the due diligence undertaken in connection with the Existing Credit Agreement as summarized in writing to the Lenders, and (ii) is hereby approved as acceptable and satisfactory and in full satisfaction of this clause (h) as to the Oil and Gas Properties encumbered by the Mortgages.

(i) The Security Agreement and related financing statements covering the Collateral shall have been delivered in sufficient number of fully executed counterparts as may be necessary or appropriate for filing and recording in the appropriate offices to perfect the Liens and security interests created thereby in accordance with the requirements for perfection provided by the attorneys who have furnished the legal opinions called for in (f) above.

(j) Agent shall have been furnished with appropriate tax lien searches, judgment lien searches and appropriate UCC search certificates reflecting the filing of all financing statements required to perfect the Liens granted by the Security Instruments and reflecting no prior Liens.

(k) Agent shall have received from the Borrower, reviewed, and be satisfied, in Agent’s sole discretion, of the Borrower’s (i) existing charter documents; (ii) annual financial statements; (iii) most recent interim financial statements; (iv) valuation information of assets proposed by the Borrower to secure the Obligations; (v) all judgment and tax lien searches covering any and all of the Mortgaged Property; (vi) other material documents and agreements (including, without limitation, all: (1) Material Agreements listed on Schedule 7.22, and (2) all other material documents and agreements as the Agent shall have requested); (vii) the legal, corporate and capital structure of the Borrower on the Closing Date and after giving effect to the transactions contemplated hereby; and (xi) evidence satisfactory to Agent that any existing Hedging Agreements executed by the Borrower and its Subsidiaries are acceptable to the Agent with counterparties acceptable to the Agent and have been provided to Agent for purposes of calculating the Borrowing Base.

(l) Borrower shall have paid to (i) the Agent for the ratable benefit of the Lenders the fees to be paid on the Closing Date, and (ii) all fees, expenses and disbursements of legal counsel for the Agent to the extent invoiced on or prior to the Closing Date, together with such additional amounts as shall constitute such legal counsel’s reasonable estimate of fees, expenses and disbursements incurred by such legal counsel through the Closing Date; provided, that, such estimate shall not thereafter preclude further settling of accounts between the Borrower and the Agent.

(m) Such other Loan Documents, including without limitation, ratification or restatement of existing subordination agreements previously executed by certain of Borrower’s shareholders pursuant to Section 6.25 of the Existing Credit Agreement as to the Subordinate Notes (as therein defined), as deemed necessary or appropriate by the Agent, letters in lieu, authorization letters and other certificates, instruments and documents, each in form and substance reasonably satisfactory and acceptable to Agent, as the Agent or any Lender or special counsel to the Agent may reasonably request. All matters related to this Agreement, the other Loan Documents, including the Security Instruments, and all transactions contemplated thereby shall have been delivered by the Borrower and the Guarantor to the Agent and each Lender as shall be requested thereby to substantiate any matters related to this Agreement and the other Loan Documents as the Agent or any Lender may reasonably request.

        Section 6.02        Initial and Subsequent Loans and Letters of Credit. The obligation of the Lenders to make Loans to the Borrower upon the occasion of each borrowing hereunder and to issue, renew, extend or reissue Letters of Credit for the account of the Borrower (including the Initial Funding) is subject to the further conditions precedent that, as of the date of such Loans and after giving effect thereto:

(a) no Default shall exist;

(b) no Material Adverse Effect shall have occurred;

(c) the representations and warranties made by the Borrower in Article VII and in the Security Instruments shall be true on and as of the date of the making of such Loans or issuance, renewal, extension or reissuance of a Letter of Credit with the same force and effect as if made on and as of such date and following such new borrowing, except to the extent such representations and warranties are expressly limited to an earlier date or the Required Lenders may expressly consent in writing to the contrary; and

(d) after giving effect to the requested borrowing or borrowings, no Default will exist under the Credit Agreement or any other Loan Document.

        Each request for a borrowing or issuance, renewal, extension or reissuance of a Letter of Credit by the Borrower hereunder shall constitute a certification by the Borrower to the effect set forth in Section 6.02(c) (both as of the date of such notice and, unless the Borrower otherwise notifies the Agent prior to the date of and immediately following such borrowing or issuance, renewal, extension or reissuance of a Letter of Credit as of the date thereof).

        Section 6.03        Conditions Precedent for the Benefit of Lenders. All conditions precedent to the obligations of the Lenders to make any Loan are imposed hereby solely for the benefit of the Lenders, and no other Person may require satisfaction of any such condition precedent or be entitled to assume that the Lenders will refuse to make any Loan in the absence of strict compliance with such conditions precedent.

        Section 6.04        No Waiver. No waiver of any condition precedent with respect to any Loan shall preclude the Agent or the Lenders from requiring such condition to be met prior to making any subsequent Loan and the making of any Loan by the Lenders, notwithstanding the existence of a Default, shall set not preclude the Agent from exercising the remedies set forth in Section 10.02 in the event such Default becomes an Event of Default.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

        The Borrower represents and warrants to the Agent and the Lenders that (each representation and warranty herein (unless such representation and warranty is given as of a particular date) is given as of the Closing Date and shall be deemed repeated and reaffirmed on the dates of each borrowing and issuance, renewal, extension or reissuance of a Letter of Credit as provided in Section 6.02):

        Section 7.01        Legal Existence. The Borrower: (i) is a corporation, limited liability company, or a partnership duly organized, legally existing and in good standing under the laws of the jurisdiction of its organization; (ii) has all requisite corporate, limited liability company, or partnership power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

        Section 7.02        Financial Condition. The balance sheet of the Borrower and its Consolidated Subsidiaries as at December 31, 2005, and the related statement of income, stockholders’ equity and cash flow of the Borrower for the fiscal quarter ended on said date and furnished to each of the Lenders are complete and correct and fairly present the financial condition of the Borrower as at said date and the results of their operations for the fiscal quarter ended on said date, all in accordance with GAAP, as applied on a consistent basis. The Borrower does not have on the Closing Date any material Debt, contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements or in Schedule 7.02 or incurred since the date of the Financial Statements in the ordinary course of business. Since December 31, 2005, there has been no change or event having a Material Adverse Effect. Since the date of the Financial Statements, neither the business nor the Properties of the Borrower have been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by any Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy.

        Section 7.03        Litigation. Except as disclosed to the Lenders in Schedule 7.03 hereto, which matters could not reasonably be expected to cause a Material Adverse Effect and except with respect to Environmental Matters which are addressed in Section 7.17, which could not reasonably be expected to cause a Material Adverse Effect, at the Closing Date there is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending or, to the knowledge of the Borrower threatened against or affecting the Borrower or any Subsidiary which involves the possibility of any judgment or liability against the Borrower or any Subsidiary not fully covered by insurance (except for normal deductibles). There are no outstanding judgments against Borrower or any Subsidiary.

        Section 7.04        No Breach. Neither the execution and delivery of the Loan Documents, nor compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent which has not been obtained as of the Closing Date under, the respective charter, by-laws, or partnership agreement of the Borrower or any Subsidiary, or any Governmental Requirement or any agreement or instrument to which the Borrower or any Subsidiary is a party or by which it is bound or to which it or its Properties are subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Borrower or any Subsidiary pursuant to the terms of any such agreement or instrument other than the Liens created by the Loan Documents.

        Section 7.05        Authority. The Borrower and each Subsidiary have all necessary corporate and partnership power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party; and the execution, delivery and performance by the Borrower and each Subsidiary of the Loan Documents to which it is a party, have been duly authorized by all necessary corporate action on its part; and the Loan Documents constitute the legal, valid and binding obligations of the Borrower and each Subsidiary, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, or other laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

        Section 7.06        Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any Person are necessary for the execution, delivery or performance by the Borrower or any Subsidiary of the Loan Documents or for the validity or enforceability thereof, except for the recording and filing of the Security Instruments as required by this Agreement.

        Section 7.07        Use of Loans. The proceeds of the Loans shall be used by the Borrower to:

(a) pay fees and expenses incurred in connection with the transactions contemplated hereby;

(b) provide for drilling and development projects and other working capital expenditures and general corporate purpose needs of the Borrower, including the issuance of standby letters of credit; and

(c) purchase Oil and Gas Properties permitted by, and subject to, the terms of this Agreement.

Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan hereunder will be used to buy or carry any margin stock.

        Section 7.08        ERISA.

(a) The Borrower, each Subsidiary and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b) Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(c) No act, omission or transaction has occurred which could result in imposition on the Borrower, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d) No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated. No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Borrower, any Subsidiary or any ERISA Affiliate has been or is expected by the Borrower, any Subsidiary or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred.

(e) Full payment when due has been made of all amounts which the Borrower, any Subsidiary or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan.

(f) The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of the Borrower’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(g) None of the Borrower, any Subsidiary or any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.

(h) None of the Borrower, any Subsidiary or any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the preceding six calendar years, sponsored, maintained or contributed to, any Multiemployer Plan.

(i) None of the Borrower, any Subsidiary or any ERISA Affiliate is required to provide security under section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

        Section 7.09        Taxes. Except as set out in Schedule 7.09, each of the Borrower and its Subsidiaries has filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all material taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate. No tax lien has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such tax, fee or other charge.

        Section 7.10        Titles.

(a) Except as set out in Schedule 7.10, each of the Borrower and its Subsidiaries has good and defensible title to its material (individually or in the aggregate) Properties, free and clear of all Liens, except Liens permitted by Section 9.02. Except as set forth in Schedule 7.10, after giving full effect to the Excepted Liens, the Borrower owns the net interests in production attributable to the Hydrocarbon Interests reflected in the most recently delivered Reserve Report and the ownership of such Properties shall not in any material respect obligate the Borrower to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report. All information contained in the most recently delivered Reserve Report is true and correct in all material respects as of the date thereof.

(b) All leases and agreements necessary for the conduct of the business of the Borrower and its Subsidiaries are valid and subsisting, in full force and effect (including as to depths) and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which would adversely affect in any material respect the conduct of the business of the Borrower and its Subsidiaries.

(c) The rights, Properties and other assets presently owned, leased or licensed by the Borrower and its Subsidiaries including, without limitation, all easements and rights of way, include all rights, Properties and other assets necessary to permit the Borrower and its Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the Closing Date.

(d) All of the assets and Properties of the Borrower and its Subsidiaries which are reasonably necessary for the operation of its business are in good working condition and are maintained in accordance with prudent business standards.

        Section 7.11        No Material Misstatements. No written information, statement, exhibit, certificate, document or report furnished to the Agent and the Lenders (or any of them) by the Borrower or any Subsidiary in connection with the negotiation of this Agreement contained any material misstatement of fact and all such information, taken together, did not omit to state a material fact or any fact necessary to make the statement contained therein not materially misleading in the light of the circumstances in which made and with respect to the Borrower and its Subsidiaries taken as a whole. There is no fact peculiar to the Borrower or any Subsidiary which has a Material Adverse Effect or in the future could have (so far as the Borrower can now foresee) a Material Adverse Effect and which has not been set forth in this Agreement or the other documents, certificates and statements furnished to the Agent by or on behalf of the Borrower or any Subsidiary prior to, or on, the Closing Date in connection with the transactions contemplated hereby.

        Section 7.12        Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

        Section 7.13        Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, or a “public utility” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        Section 7.14        Subsidiaries. Except as set forth on Schedule 7.14A, the Borrower has no Subsidiaries. The Material Subsidiaries of the Borrower are set forth on Schedule 7.14B.

        Section 7.15        Location of Business and Offices. The Borrower’s principal place of business and chief executive offices are located at the address stated on the signature page of this Agreement. The principal place of business and chief executive office of each Subsidiary are located at the addresses stated on Schedule 7.15.

        Section 7.16        Defaults. Neither the Borrower nor any Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default under any Material Agreement or instrument to which the Borrower or any Subsidiary is a party or by which the Borrower or any Subsidiary is bound which could have a Material Adverse Effect. No Default hereunder has occurred and is continuing.

        Section 7.17        Environmental Matters. To the best of knowledge of Borrower, except (i) as provided in Schedule 7.17 which would not reasonably be expected to have a Material Adverse Effect, or (ii) as would not have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions would not have a Material Adverse Effect):

(a) Neither any Property of the Borrower or any Subsidiary nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws;

(b) Without limitation of clause (a) above, no Property of the Borrower or any Subsidiary nor the operations currently conducted thereon (or, to the best knowledge of the Borrower, by any prior owner or operator of such Property or operation), are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws;

(c) All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Borrower and each Subsidiary, including without limitation past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed, and the Borrower and each Subsidiary are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

(d) All hazardous substances, solid waste, and oil and gas exploration and production wastes, if any, generated at any and all Property of the Borrower or any Subsidiary have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the best knowledge of the Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;

(e) The Borrower has taken all steps reasonably necessary to determine and has determined that no hazardous substances, solid waste, or oil and gas exploration and production wastes, have been disposed of or otherwise released and there has been no threatened release of any hazardous substances on or to any Property of the Borrower or any Subsidiary except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment;

(f) To the extent applicable, all Property of the Borrower and each Subsidiary currently satisfies all design, operation, and equipment requirements imposed by the OPA or scheduled as of the Closing Date to be imposed by OPA during the term of this Agreement, and the Borrower does not have any reason to believe that such Property, to the extent subject to OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement; and

(g) Neither the Borrower nor any Subsidiary has any known contingent liability in connection with any release or threatened release of any oil, hazardous substance or solid waste into the environment.

        Section 7.18        Compliance with the Law. Neither the Borrower nor any Subsidiary has violated any Governmental Requirement or failed to obtain any license, permit, franchise or other governmental authorization necessary for the ownership of any of its Properties or the conduct of its business, which violation or failure could reasonably be expected to have (in the event such violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect. To the best knowledge of the Borrower, except for such acts or failures to act as could not reasonably be expected to have a Material Adverse Effect, and except with respect to Environmental Matters which are addressed in Section 7.17, the Oil and Gas Properties (and properties unitized therewith) operated by the Borrower or its Subsidiaries, and to Borrower’s knowledge, their non-operated Oil and Gas Properties, have been maintained, operated and developed in conformity to standards customary in the industry and in conformity with all applicable laws and all rules, regulations and orders of all duly constituted authorities having jurisdiction and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties; specifically in this connection, except as could not reasonably expected to have a Material Adverse Effect, (i) after the Closing Date, no Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the Closing Date and (ii) none of the wells comprising a part of the Oil and Gas Properties (or properties unitized therewith) are deviated from the vertical more than the maximum permitted by applicable laws, regulations, rules and orders, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on properties unitized therewith, such unitized properties).

        Section 7.19        Insurance. The Certificate of Insurance (“Insurance Certificate”) provided pursuant to Section 6.01(g) will contain an accurate and complete description of all material policies of fire, liability, workmen’s compensation and other forms of insurance owned or held by the Borrower and each Subsidiary. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the closing have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and of all agreements to which the Borrower or any Subsidiary is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business for the assets and operations of the Borrower and each Subsidiary; will remain in full force and effect through the respective dates set forth in such Insurance Certificate without the payment of additional premiums; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Such Insurance Certificate identifies all material risks, if any, which the Borrower and its Subsidiaries and their respective Board of Directors or officers have designated as being self insured. Neither the Borrower nor any Subsidiary has been refused any insurance with respect to its assets or operations, nor has its coverage been limited below usual and customary policy limits, by an insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years. All such policies name Agent as additional insured, loss payee, and contain endorsements for no cancellation thereof without thirty (30) days’ prior written notice to the Agent and the Lenders on all such policies.

        Section 7.20        Hedging Agreements. Schedule 7.20 sets forth, as of the Closing Date, a true and complete list of all Hedging Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counter party to each such agreement.

        Section 7.21        Restriction on Liens. Neither the Borrower nor any of its Subsidiaries is a party to any agreement or arrangement, or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Agent for the benefit of the Lenders as contemplated by this Agreement and the Security Instruments.

        Section 7.22        Material Agreements. Set forth on Schedule 7.22 hereto is a complete and correct list of all material agreements in effect or to be in effect as of the Closing Date (other than Hedging Agreements) providing for, evidencing, securing or otherwise relating to any Debt for borrowed money of the Borrower or any of its Subsidiaries (other than the Debt hereunder and Debt to be paid off contemporaneously with the Closing Date out of the proceeds of the Initial Funding and such list correctly sets forth the names of the debtor or lessee and creditor with respect to the Debt or lease obligations outstanding or to be outstanding and the Property subject to any Lien securing such Debt. Also set forth on Schedule 7.22 hereto is a complete and correct list of all material agreements of the Borrower and its Subsidiaries relating to the sale and supply of Hydrocarbons, (other than any such agreement with a term or cancelable by the Borrower or a Subsidiary on notice, of less than twelve (12) months, any such agreement in which commodity prices float with market indices and any agreement that is expected to account for less than five percent (5%) of the sales of the Borrower and its Subsidiaries during the Borrower’s current fiscal year) in effect or to be in effect as of the Closing Date. The Borrower has heretofore delivered to the Agent a complete and correct copy of all such material agreements in effect on the Closing Date. All of the Material Agreements of the Borrower and all of its Subsidiaries together with all amendments and/or modifications thereto are set forth on Schedule 7.22.

        Section 7.23        Gas Imbalances. Except as set forth on Schedule 7.23 or on the most recent certificate delivered pursuant to Section 8.07(c), on a net basis there are no gas imbalances, take or pay or other prepayments with respect to the Borrower’s Oil and Gas Properties which (taken together with the imbalances, take or pay, or other prepayments on Schedule 7.23 or such certificate) would require the Borrower or its Subsidiaries to deliver, in the aggregate, after netting all over-production and under-production, five percent (5%) or more of the total volumes of Proven Reserves of Hydrocarbons (calculated on an mcf equivalent basis with each barrel of oil being equivalent to six mcf of natural gas) reflected in the Initial Reserve Report or the most recent Reserve Report delivered pursuant to Section 8.07, as the case may be, from the Oil and Gas Properties of Borrower and its Subsidiaries at some future time without then or thereafter receiving full payment therefore.

        Section 7.24        Solvency. Borrower and its Subsidiaries (and with respect to its Subsidiaries, after taking into account each Subsidiary’s rights of contribution), on an individual and a consolidated basis, are not insolvent, Borrower’s and its Subsidiaries’ assets (and with respect to its Subsidiaries, after taking into account each Subsidiary’s rights of contribution), on an individual and a consolidated basis, exceed their liabilities, and neither Borrower nor any of its Subsidiaries (and with respect to its Subsidiaries, after taking into account each Subsidiary’s rights of contribution) will be rendered insolvent by the execution and performance of this Agreement and the Loan Documents.

        Section 7.25        Name Changes. Borrower’s official name as recorded on its currently effective organizational documents which are filed with the Secretary of State of its jurisdiction of organization is the same as found on the signature page of this Agreement. Borrower has not, during the preceding five years, entered into any contract, agreement, security instrument or other document using a name other than, or been known by or otherwise used any name other than, the name used by Borrower herein and as set forth on Schedule 7.25 attached hereto.

        Section 7.26        Taxpayer Identification Number. Borrower’s Taxpayer Identification No. is 75-1596109 and each Subsidiary’s Borrower’s Taxpayer Identification No. is set forth on Schedule 7.14.

        Section 7.27        State of Formation. Borrower is a corporation organized under the laws of the State of Nevada. The Subsidiaries are corporations, limited liability corporations, or partnerships organized under the laws of the states set forth on Schedule 7.14A.

ARTICLE VIII

AFFIRMATIVE COVENANTS

        The Borrower covenants and agrees that, so long as any of the Revolving Credit Commitments are in effect and until payment in full of all Loans hereunder, all interest thereon and all other amounts payable by the Borrower hereunder:

        Section 8.01        Reporting Requirements. The Borrower shall deliver to the Agent, or shall cause to be delivered, to the Agent with sufficient copies of each for the Lenders, or alternatively, hereby authorizes the Agent to post on the Intralinks as determined by the Agent in its sole discretion:

(a) Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, the audited statements of income, equity, changes in financial position and cash flows of the Borrower and its Consolidated Subsidiaries for such fiscal year, and the related consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal year, and setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by the related unqualified opinion of independent public accountants of recognized national standing acceptable to the Agent which opinion shall state that said financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its Consolidated Subsidiaries as at the end of, and for, such fiscal year and that such financial statements have been prepared in accordance with GAAP, except for such changes in such GAAP principles with which the independent public accountants shall have concurred and such opinion shall not contain a “going concern” or like qualification or exception, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default, together with an annual compliance certificate in form, content and substance acceptable to the Agent, including calculations confirming the Borrower’s compliance with the financial covenants set forth in Article IX, certified by a senior financial officer of Borrower.

(b) Quarterly Financial Statements. As soon as available and in any event within sixty (60) days after the end of each of the first three fiscal quarterly periods of each fiscal year of the Borrower, statements of income, equity, changes in financial position and cash flows of the Borrower and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets as at the end of such period, and setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by the certificate of a Responsible Officer, which certificate shall state that said financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its Consolidated Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments), together with a quarterly compliance certificate (for the initial three (3) fiscal quarters of each fiscal year of Borrower) in form, content and substance acceptable to the Agent, including calculations confirming the Borrower’s compliance with all financial covenants set forth in Article IX, certified by a senior financial officer of Borrower.

(c) Notice of Default. Promptly after the Borrower knows that any Default or any Material Adverse Effect has occurred, a notice of such Default or Material Adverse Effect, describing the same in reasonable detail and the action the Borrower proposes to take with respect thereto.

(d) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower and its Subsidiaries, and a copy of any response by the Borrower or any Subsidiary of the Borrower, or the Board of Directors of the Borrower or any Subsidiary of the Borrower, to such letter or report.

(e) SEC Filings and Certifications. Promptly upon its becoming available, each financial statement, report, notice or proxy statement sent by the Borrower to stockholders generally and each regular or periodic report and any registration statement, prospectus or written communication (other than transmittal letters) in respect thereof filed by the Borrower with or received by the Borrower in connection therewith from any securities exchange or the SEC or any successor agency. Together with the financial statements required under Sections 8.01(a) and (b), full and complete copies of all certifications made by officers of the Borrower to the SEC in connection with such financial statements shall be promptly furnished to the Agent.

(f) Notices Under Other Loan Agreements. Promptly after the furnishing thereof, copies of any statement, report or notice furnished to any Person pursuant to the terms of any material indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(g) Other Matters. From time to time such other information regarding the business, affairs or financial condition of the Borrower or any Subsidiary (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as any Lender or the Agent may reasonably request.

(h) Hedging Agreements. As soon as available and in any event within twenty (20) days after the last day of each calendar month, a report, in form and substance satisfactory to the Agent, setting forth as of the last Business Day of such calendar month, a true and complete list of all Hedging Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value therefore, any new credit support agreements relating thereto not listed on Schedule 7.20, any margin required or supplied under any credit support document, and the counter party to each such agreement. Once confirmed, no Hedging Agreement may be amended or modified, or cancelled without the prior written consent of the Agent and the Required Lenders. Borrower, and any Subsidiary and affiliate or either thereof, as applicable, shall collaterally pledge and grant a first and prior continuing security interest in all right, title and interest thereof in each Hedging Agreement to the Agent and, upon request of the Agent the Borrower shall, within fifteen (15) days of such request, provide to the Agent full and complete copies of all agreements, documents and instruments evidencing the Hedging Agreement and transactions consummated thereunder and such other information regarding such Hedging Agreement as the Agent may reasonably request.

The Borrower will furnish to the Agent, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate substantially in the form of Exhibit C executed by a Responsible Officer (i) certifying as to the matters set forth therein and stating that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail), and (ii) setting forth in reasonable detail the computations necessary to determine whether the Borrower is in compliance with Sections 9.12, 9.13 and 9.14 as of the end of the respective fiscal quarter or fiscal year.

        Section 8.02        Litigation. The Borrower shall promptly give to the Agent notice of: (i) all legal or arbitral proceedings, and of all proceedings before any Governmental Authority affecting the Borrower or any Subsidiary, except proceedings which, if adversely determined, could not have a Material Adverse Effect, and (ii) of any litigation or proceeding against or adversely affecting the Borrower or any Subsidiary in which the amount involved is not covered in full by insurance (subject to normal and customary deductibles and for which the insurer has not assumed the defense), or in which injunctive or similar relief is sought. The Borrower will, and will cause each of its Subsidiaries to, promptly notify the Agent and each of the Lenders of any claim, judgment, Lien or other encumbrance affecting any Property of the Borrower or any Subsidiary if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $500,000.00.

        Section 8.03        Maintenance.

(a) Generally. The Borrower shall and shall cause each Subsidiary to: preserve and maintain its corporate existence and all of its material rights, privileges and franchises; keep books of record and account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities; comply with all Governmental Requirements if failure to comply with such requirements will have a Material Adverse Effect; pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; upon reasonable notice, permit representatives of the Agent or any Lender, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Agent (as the case may be); and keep, or cause to be kept, insured by financially sound and reputable insurers all Property of a character usually insured by Persons engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such Persons and carry such other insurance as is usually carried by such Persons including, without limitation, environmental risk insurance to the extent reasonably available. The Borrower shall promptly obtain endorsements to such insurance policies naming “MidFirst Bank, as Agent for the Lenders” as joint loss payee or additional insured, as applicable, and containing provisions that such policies will not be canceled without 30 days prior written notice having been given by the insurance company to the Agent.

(b) Proof of Insurance. Contemporaneously with the delivery of the financial statements required by Section 8.01(a) to be delivered for each year, the Borrower will furnish or cause to be furnished to the Agent and the Lenders a certificate of insurance coverage from the insurer in form and substance satisfactory to the Agent and, if requested, will furnish the Agent and the Lenders copies of the applicable policies.

(c) Operation of Properties. The Borrower will and will cause each Subsidiary to operate its Properties or cause such Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements.

(d) Oil and Gas Properties. The Borrower will and will cause each Subsidiary to, at its own expense, do or cause to be done and, in the case of non-operated Oil and Gas Properties, to use reasonable commercial efforts to cause them to be done by the operators all things reasonably necessary to preserve and keep in good repair, working order and efficiency all of its Oil and Gas Properties and other material Properties including, without limitation, all equipment, machinery and facilities, and from time to time will make all the reasonably necessary repairs, renewals and replacements so that at all times the state and condition of its Oil and Gas Properties and other material Properties will be preserved and maintained in accordance with industry standards, except to the extent a portion of such Properties is no longer capable of producing Hydrocarbons in economically reasonable amounts. The Borrower will and will cause each Subsidiary or use reasonable commercial efforts to cause the operator to do so, in the case of non-operated properties to promptly: (i) pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties, (ii) perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties, (iii) will and will cause each Subsidiary to do all other things necessary to keep unimpaired, except for Liens described in Section 9.02, its rights with respect to its Oil and Gas Properties and other material Properties and prevent any forfeiture thereof or a default thereunder, except to the extent a portion of such Properties is undeveloped or is no longer capable of producing Hydrocarbons in economically reasonable amounts. The Borrower will and will cause each Subsidiary to operate its Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements.

        Section 8.04        Environmental Matters.

(a) Establishment of Procedures. The Borrower will and will cause each Subsidiary to establish and implement such procedures as may be reasonably necessary to continuously determine and assure that any failure of the following does not have a Material Adverse Effect: (i) all Property of the Borrower and its Subsidiaries and the operations conducted thereon and other activities of the Borrower and its Subsidiaries are in compliance with and do not violate the requirements of any Environmental Laws, (ii) no oil, hazardous substances or solid wastes are disposed of or otherwise released on or to any Property owned by any such party except in compliance with Environmental Laws, (iii) no hazardous substance will be released on or to any such Property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of CERCLA, and (iv) no oil, oil and gas exploration and production wastes or hazardous substance is released on or to any such Property so as to pose an imminent and substantial endangerment to public health or welfare or the environment.

(b) Notice of Action. The Borrower will promptly notify the Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority of which the Borrower has knowledge in connection with any Environmental Laws, excluding routine testing and corrective action.

        Section 8.05        Further Assurances. The Borrower will and will cause each Subsidiary to cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Security Instruments and this Agreement. The Borrower at its expense will and will cause each Subsidiary to promptly execute and deliver to the Agent upon request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Security Instruments and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Notes, or to correct any omissions in the Security Instruments, or to state more fully the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith.

        Section 8.06        Performance of Obligations. The Borrower will pay the Notes according to the reading, tenor and effect thereof; and the Borrower will and will cause each Subsidiary to do and perform every act and discharge all of the obligations to be performed and discharged by them under the Security Instruments and this Agreement, at the time or times and in the manner specified.

        Section 8.07        Engineering Reports.

(a) Not less than thirty (30) days prior to each semi-annual Redetermination Date, commencing with the Semi-annual Redetermination Date to occur on September 30, 2006, the Borrower shall furnish to the Agent and the Lenders, at Borrower’s election, an internally prepared Reserve Report (for each September 30 Redetermination Date, commencing September 30, 2006) and a comprehensive Reserve Report from a reputable independent petroleum engineering firm acceptable to the Agent (for each March 31 Redetermination Date, commencing March 31, 2007), which such Reserve Report shall (i) specify the location, quantity and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (ii) contain a projection of the rate of production of the Oil and Gas Properties, (iii) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves, and (iv) take into account any “over-produced” status under gas balancing arrangements. The sole expense of each such Reserve Report shall be borne by the Borrower. The Reserve Reports, to be prepared with an effective date no earlier than January 1 and July 1 of each year, commencing no later than the September 30, 2006, Redetermination Date, shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding Reserve Report as of a date not earlier than February.

(b) In the event of an unscheduled redetermination, the Borrower shall furnish to the Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding Reserve Report. For any unscheduled redetermination requested by the Required Lenders or the Borrower pursuant to Section 2.08(d)), the Borrower shall provide such Reserve Report with an “as of” date as required by the Agent as soon as possible, but in any event no later than thirty (30) days following the receipt of the request by the Agent.

(c) With the delivery of each Reserve Report, the Borrower shall provide to the Agent and the Lenders, a certificate from a Responsible Officer certifying that, to the best of his knowledge and in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Borrower owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.02, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay, or other prepayments with respect to Borrower’s Oil and Gas Properties which (taken together with the imbalances, take or pay, or other prepayments reflected on such exhibit to the certificate) would require Borrower or its Subsidiaries to deliver, in the aggregate, after netting all over-production and under-production, five percent (5%) or more of total volumes of proved, producing reserves of Hydrocarbons (calculated on an mcf equivalent basis with each barrel of oil being equivalent to six mcf of natural gas) reflected in the initial Reserve Report or the most recent Reserve Report delivered pursuant to this Section 8.07, as the case may be, which would require Borrower and/or any of its Subsidiaries to deliver from the Oil and Gas Properties of Borrower and its Subsidiaries at some future time without then receiving full payment therefore which would require the Borrower to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefore, (iv) none of its Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Required Lenders, (v) attached to the certificate is a list of its Oil and Gas Properties added to and deleted from the immediately prior Reserve Report and a list showing any change in working interest or net revenue interest in its Oil and Gas Properties occurring and the reason for such change, and (vi) except as set forth on a schedule attached to the certificate, Eighty Percent Coverage Requirement, as determined by value (Present Value as calculated and determined by the Agent and the Lenders in their sole discretion in accordance with Section 2.08), of the Oil and Gas Properties of the Borrower and its Subsidiaries, is achieved insofar as Mortgaged Property are concerned.

        Section 8.08        Title Information and Mortgage Coverage.

(a) Mortgage and Title Coverage. The Borrower will provide the Agent with (i) title information in form and substance reasonably acceptable to the Agent and (ii) Mortgages on the Oil and Gas Properties of the Borrower and its Subsidiaries, in form and substance satisfactory to Agent, and subject only to Excepted Liens, which are, at all times, sufficient to cause the value of the proved Oil and Gas Properties of the Borrower and its Subsidiaries that are covered both by such title information and by Mortgages in favor of the Agent for the benefit of the Lenders to satisfy the Eighty Percent Coverage Requirement..

(b) Cure of Title Defects. The Borrower shall promptly proceed in good faith to cure any title defects or exceptions which are not Excepted Liens raised by such title information, or substitute acceptable Oil and Gas Properties with no material title defects or exceptions except for Excepted Liens covering Oil and Gas Property sufficient to cause the Eighty Percent Coverage Requirement to be maintained, as promptly as reasonable, and in any event, within ninety (90) days after a request by the Agent or the Lenders to cure such defects or exceptions. With respect to this Section 8.08(b), “material title defects or exceptions” shall mean the defects and exceptions relating to all the Oil and Gas Properties that could reasonably be expected to materially affect the revenue stream attributable to such Oil and Gas Properties and the cost to cure such defects or exceptions could reasonably be expected to exceed $100,000 individually or $1,000,000 in the aggregate to cure.

(c) Failure to Cure Title Defects. If the Borrower is unable to cure any title defect requested by the Agent or the Lenders to be cured within the ninety (90)-day period or the Borrower does not substitute acceptable Oil and Gas Properties sufficient to cause the Eighty Percent Coverage Requirement to be maintained, such default shall not be a Default or an Event of Default, but instead the Agent and the Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Agent or the Lenders. To the extent that the Agent or the Lenders are not satisfied with title to any such Oil and Gas Property after the time period in Section 8.08(b) has elapsed, such unacceptable Oil and Gas Property shall not count towards the Eighty Percent Coverage Requirement, and the Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Lenders to cause the Borrower to be in compliance with the Eighty Percent Coverage Requirement as to the value of the Oil and Gas Properties. This new Borrowing Base shall become effective immediately after receipt of such notice.

        Section 8.09        Additional Collateral.

(a) Lien on Acquired Oil and Gas Properties. Should the Borrower or any of its Subsidiaries acquire any additional developed Oil and Gas Properties or additional interests in its existing developed Oil and Gas Properties, to the extent such additional properties or interests are submitted for inclusion in the Borrowing Base, the Borrower will, as reasonably requested by the Agent or the Required Lenders (i) grant to the Agent as security for the Obligations a first-priority Lien and security interest (subject only to Excepted Liens) on the Borrower’s interest in any such developed Oil and Gas Properties submitted for inclusion in the Borrowing Base as is necessary to satisfy the Eighty Percent Coverage Requirement to the extent not already subject to a Lien of the Security Instruments, which Lien will be created and perfected by and in accordance with the provisions of mortgages, deeds of trust, security agreements and financing statements, or other Security Instruments, all in form and substance satisfactory to the Agent in its sole discretion and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes, and (ii) will provide the Agent with title information in form and substance satisfactory to the Agent on such additional developed Oil and Gas Properties, to the extent sufficient to satisfy the Eighty Percent Coverage Requirement insofar as the value of the proved Oil and Gas Properties of the Borrower and the Subsidiaries submitted for Borrowing Base calculations are concerned, to be covered both by such title information and encumbered by the Mortgages in favor of the Agent for the benefit of the Lenders.

(b) Legal Opinions. Also, promptly after the filing of any new Security Instrument in any jurisdiction, upon the reasonable request of the Agent, the Borrower will provide to the Agent an opinion addressed to the Agent for the benefit of the Lenders in form and substance satisfactory to the Agent in its sole discretion from counsel acceptable to Agent, stating that the Security Instrument creates a Lien and is valid, binding and enforceable in accordance with its terms in legally sufficient form for such jurisdiction, and the means by which to perfect the Lien created by such Security Instrument.

        Section 8.10        Cash Collateral Account Agreement. Upon the occurrence of a Default, the Borrower and all of its Subsidiaries shall cause all proceeds arising from its Oil and Gas Properties, including without limitation from the sale of Hydrocarbons, to be directed to a lockbox (and in connection therewith, Borrower and all of its Subsidiaries shall execute a Lockbox Agreement and authorizes the filing of applicable financing statements in form and substance satisfactory to the Agent) pursuant to letters acceptable to the Agent stating that such directions may not be changed without the written consent of the Agent. The Cash Collateral Account Agreement and the Liens and security interests established in such Cash Collateral Account Agreement will continue until all the Obligations under this Agreement are paid in full and this Agreement is terminated.

        Section 8.11        ERISA Information and Compliance. The Borrower will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Agent with sufficient copies to the Lenders (i) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (ii) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by a Responsible Officer specifying the nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (iii) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan (other than a Multiemployer Plan), the Borrower will, and will cause each Subsidiary and ERISA Affiliate to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

        Section 8.12        Additional Guarantors. The Borrower will cause each current or future Material Subsidiary to guarantee the prompt payment and performance when due of the Obligations in accordance with the terms and provisions of the Subsidiary Guaranty. As soon as practicable and in any event within 30 days after any Person becomes a direct or indirect Material Subsidiary, the Borrower shall provide the Agent with written notice thereof and shall cause such Person to execute and deliver to the Agent for the benefit of the Lenders a Subsidiary Guaranty Joinder Agreement in substantially the same form as Exhibit “F-2” annexed hereto.

        Section 8.13        Subordination. Repayment of all loans or monetary advances made by any shareholder of the Borrower to the Borrower, whether evidenced by promissory notes or otherwise (including without limitation those certain promissory notes from the Borrower payable to the order of Stanley McCabe and Rochford Living Trust, respectively, in the aggregate unpaid principal amount of $400,000 (collectively, as extended, renewed, rearranged, consolidated, amended or otherwise modified from time to time, the “Subordinate Notes”)), shall continue to be expressly subordinated in all respects to the repayment of the indebtedness for so long as the Loans remain outstanding or LC Exposure exists, such subordination being in form and content acceptable to the Agent and its legal counsel; provided, however, that so long as no Default or Event of Default shall have occurred hereunder, the Borrower may pay interest only as accrued on the Subordinate Notes.

ARTICLE IX

NEGATIVE COVENANTS

        The Borrower covenants and agrees that, so long as any of the Revolving Credit Commitments are in effect and until payment in full of Loans hereunder, all interest thereon and all other amounts payable by the Borrower hereunder, without the prior written consent of the Required Lenders:

        Section 9.01        Debt. Neither the Borrower nor any Subsidiary will incur, create, assume or permit to exist any Debt, except:

(a) the Notes or other Obligations or any guaranty of or suretyship arrangement for the Notes or other Obligations;

(b) Debt of the Borrower existing on the Closing Date which is reflected in the Financial Statements or is disclosed in Schedule 9.01, and any renewals or extensions or refinancings (but not increases) thereof;

(c) accounts payable (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business which, if greater than 90 days past the invoice or billing date, are being contested in good faith by appropriate proceedings if reserves adequate under GAAP shall have been established therefore;

(d) Debt under capital leases (as required to be reported on the financial statements of the Borrower pursuant to GAAP) and other debt or monetary obligations of the Borrower and its Subsidiaries not to exceed $500,000.00 in the aggregate at any time outstanding, except only for the Subordinate Notes;

(e) Debt associated with bonds or surety obligations required by contract or by Governmental Requirements in connection with the operation of the Oil and Gas Properties, in the ordinary course of business;

(f) Debt of the Borrower and its Subsidiaries under Hedging Agreements, but only if (i) the provider of the Hedging Agreements is a Lender or a permitted Affiliate thereof or an unsecured counterparty pre-approved in writing and acceptable to the Agent and the Required Lenders; (ii) the total notional volume attributable to such Hedging Agreement, if it is a Hedging Agreement with respect to Hydrocarbon Interests, does not exceed more than seventy five percent (75%) of the forecasted production from Proven Reserves as reflected in the most recent Reserve Report delivered to the Agent (after giving effect to pro forma adjustments for the consummation of any acquisitions or dispositions since the effective date of such Reserve Report for any term not in excess of the forthcoming three (3) year period, (iii) to the extent the Hedging Agreement is an interest rate hedge, the notional principal amount shall not exceed more than seventy five percent (75%) of Loans projected to be outstanding to the Borrower for a period not in excess of three (3) years as covered by such Hedging Agreement, and (iv) such applicable counter-party shall have provided the Agent with prior written notice of the existence of such Hedging Transaction and such Hedging Transaction is not otherwise prohibited by this Agreement; provided, however, that Agent, in its sole discretion, may require the Borrower to hedge a percentage of projected production volumes determined by the Agent in its sole discretion, on terms acceptable to the Agent and the Required Lenders, whenever Borrower has Loans and LC Exposure under this Agreement in excess of seventy-five percent (75%) of the Borrowing Base; and

(g) any guaranty of Debt otherwise permitted under Section 9.01.

        Section 9.02        Liens. Neither the Borrower nor any Subsidiary will create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(d) Liens securing the payment of any Obligations;

(e) Excepted Liens;

(f) Liens securing leases allowed under Section 9.01(d), but only on the Property under lease;

(g) Liens disclosed on Schedule 9.02;

(h) Liens not otherwise permitted in this Section 9.02 to the extent the Agent’s prior written consent thereto is obtained; provided that (i) the Debt secured by such Lien is permitted under Section 9.01, and (ii) the sum of the aggregate amount of the Debt secured thereby plus all then existing Debt secured by Liens permitted by this Section 9.02(h) shall not exceed the lesser of (a) one percent (1%) of the then Aggregate Revolving Credit Commitments or (b) $500,000 as calculated as of the effective date of such written consent for such Lien by the Agent.

        Section 9.03        Investments, Loans and Advances. Neither the Borrower nor any Subsidiary will make or permit to remain outstanding any loans or advances to or investments in any Person (other than the Borrower or any Guarantor), except that the foregoing restriction shall not apply to:

(a) investments, loans or advances reflected in the Financial Statements or which are disclosed to the Lenders in Schedule 9.03;

(b) accounts receivable arising in the ordinary course of business;

(c) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof;

(d) commercial paper maturing within one year from the date of creation thereof rated in the highest grade by Standard & Poor’s Corporation or Moody’s Investors Service, Inc.;

(e) deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $500,000,000 (as of the date of such Lender’s or bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by Standard & Poor’s Corporation or Moody’s Investors Service, Inc., respectively;

(f) deposits in money market funds investing at least ninety-five percent (95%) of funds exclusively in investments described in Section 9.03(c), 9.03(d) or 9.03(e);

(g) usual and customary travel and other similar expense advances to employees, officers, directors or agents of the Borrower or any Subsidiary not to exceed $250,000.00 outstanding in the aggregate at any time;

(h) Hedging Agreements permitted to be incurred pursuant to Section 9.01(f); and

(i) investments by the Borrower in direct ownership interests in additional Oil and Gas Properties and equipment used or useful in connection therewith, including, but not limited to oil and gas drilling rigs, gathering systems, pipelines, compression equipment and other facilities in an aggregate amount not in excess of 3% of the Present Value as most recently determined at the time of such acquisition.

        Section 9.04        Dividends, Distributions and Redemptions. The Borrower will not declare or pay any cash or other dividend or distribution, purchase, redeem or otherwise acquire for value any of its shares of capital stock now or hereafter outstanding, return any capital to its shareholders or make any distribution of its assets to its shareholders except only as may be required by Borrower in connection with certain stock call options ($8.50 per share) and puts ($7.00 per share) concerning 149,658 shares of common stock, as such call options and puts are more particularly described on page 2 (second paragraph of the section styled “About the Shares Being Registered”) of Borrower’s most recently Form S-3/A Amendment No. 2 filed with the SEC on February 15, 2006.

        Section 9.05        Sales and Leasebacks. Neither the Borrower nor any Subsidiary will enter into any arrangement, directly or indirectly, with any Person whereby the Borrower or any Subsidiary shall sell or transfer any of its Property, whether now owned or hereafter acquired, and whereby the Borrower or any Subsidiary shall then or thereafter rent or lease as lessee such Property or any part thereof or other Property which the Borrower or any Subsidiary intends to use for substantially the same purpose or purposes as the Property sold or transferred.

        Section 9.06        Nature of Business. Neither the Borrower nor any Subsidiary will allow any material change to be made in the character of its business as an independent oil and gas exploration and production company.

        Section 9.07        Limitation on Leases. Neither the Borrower nor any Subsidiary will create, incur, assume or permit to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal excluding capital leases, leases of Hydrocarbon Interests and leases of automobiles, compression or other oilfield equipment leased in the ordinary course of business), under leases or lease agreements which would cause the aggregate amount of all payments made by the Borrower and its Subsidiaries pursuant to all such leases or lease agreements to exceed $500,000.00 in any period of twelve consecutive calendar months during the life of such leases.

        Section 9.08        Fundamental Changes. Neither the Borrower nor any Subsidiary thereof will (i) merge into or with or consolidate with any other Person, unless the Borrower or such applicable Subsidiary (assuming the merger of such Subsidiary is with or into a third Person other than Borrower) is the surviving Person and immediately after giving effect thereto no Default shall have occurred and be continuing, or (ii) Transfer (whether in one transaction or a series of transactions) all or substantially all of its assets to any other Person (other than a Transfer by a Subsidiary of the Borrower to the Borrower).

        Section 9.09        Proceeds of Notes; Letters of Credit. The Borrower will not permit the proceeds of the Notes or Letters of Credit to be used for any purpose other than those permitted by Section 7.07. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.

        Section 9.10        ERISA Compliance. The Borrower will not at any time:

(a) Engage in, or permit any Subsidiary or ERISA Affiliate to engage in, any transaction in connection with which the Borrower, any Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;

(b) Terminate, or permit any Subsidiary or ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the Borrower, any Subsidiary or any ERISA Affiliate to the PBGC;

(c) Fail to make, or permit any Subsidiary or ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto;

(d) Permit to exist, or allow any Subsidiary or ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan;

(e) Permit, or allow any Subsidiary or ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by the Borrower, any Subsidiary or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA;

(f) Contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan;

(g) Acquire, or permit any Subsidiary or ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower, any Subsidiary or any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities;

(h) Incur, or permit any Subsidiary or ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA;

(i) Contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability; or

(j) Amend or permit any Subsidiary or ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that the Borrower, any Subsidiary or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.

        Section 9.11        Sale or Discount of Receivables. Neither the Borrower nor any Subsidiary will discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

        Section 9.12        Current Ratio. The Borrower will not permit, at the close of any fiscal quarter, commencing as of its fiscal quarter ending June 30, 2006, its Current Ratio (the ratio of Borrower’s consolidated current assets (including in such calculation of “current assets” the aggregate unused availability under the Revolving Credit Commitments of the Lenders; provided, however, the term “unused availability” shall exclude, as of the date of such calculation, (A) any cash deposited with or at the request of a counterparty to any Hedging Agreement and (B) any assets representing a valuation account arising from the application of SFAS 133 and 143) to its consolidated current liabilities, excluding in such calculation of “current liabilities” (A) the current portion of any long term Debt existing under this Agreement and (B) any liabilities representing a valuation account arising from the application of SFAS 133 and 143) to be less than 1.0 to 1.

        Section 9.13        Interest Coverage Ratio. The Borrower will not permit its Interest Coverage Ratio (consolidated EBITDA to consolidated Interest Expense) on an annualized basis (until the passing of four (4) full fiscal quarters after the date hereof), on the last day of each fiscal quarter to be less than 5.00 to 1.

        Section 9.14        Maximum Leverage Ratio. The Borrower will not permit its Leverage Ratio (consolidated Funded Debt to consolidated EBITDA) on an annualized basis (until the passing of four (4) full fiscal quarters after the date hereof), on the last day of each fiscal quarter to exceed 2.5 to 1.0.

        Section 9.15        Sale of Mortgaged Properties and Oil and Gas Properties. The Borrower will not, and will not permit any Subsidiary to, Transfer any Mortgaged Property, Oil and Gas Property or any interest in any Mortgaged Property or Oil and Gas Property, except for Permitted Transfers.

        Section 9.16        Environmental Matters. After the Effective Date of this Agreement, Borrower and Borrower’s Subsidiaries will remain in substantial compliance with all state and federal environmental regulations and Borrower will not place nor permit to be placed any hazardous substance on any of the Mortgaged Property in violation of applicable state and federal environmental laws. In the event Borrower shall discover any hazardous substances on any of the Mortgaged Property which could result in a breach of the foregoing covenant, Mortgagor shall notify Mortgagee within five (5) days after such discovery. Borrower shall dispose of any hazardous substances generated on a Mortgaged Property after the Effective Date only at facilities and/or with carriers that maintain valid governmental permits under RCRA. Neither the Borrower nor any Subsidiary will cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any remedial obligations under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations would have a Material Adverse Effect.

        Section 9.17        Transactions with Affiliates. Neither the Borrower nor any Subsidiary will enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate unless such transactions are otherwise permitted under this Agreement, are in the ordinary course of its business and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

        Section 9.18        Subsidiaries. The Borrower shall not, and shall not permit any Subsidiary to, create, acquire or otherwise own any additional Subsidiaries unless Borrower concurrently pledges to the Agent for the benefit of the Lenders all stock or other ownership interests of such Subsidiary, and the creation or acquisition of such Subsidiary does not create, cause or result in a default or Event of Default.

        Section 9.19        Negative Pledge Agreements. Neither the Borrower nor any Subsidiary will create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement and the Security Instruments) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Agent, for the benefit of the Lenders, or restricts any Subsidiary from paying dividends to the Borrower, or which requires the consent of or notice to other Persons in connection therewith, provided, however, the foregoing restrictions will not apply to restrictions existing under or by reason of: (i) applicable law, (ii) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (iii) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired, or (iv) agreements which restrict the disposition or distribution of assets or property in oil and gas leases, joint operating agreements, joint exploration and/or development agreements, participation agreements and other similar agreements entered into in the ordinary course of the oil and gas exploration and development business.

        Section 9.20        Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower will not allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower and its Subsidiary which would require the Borrower and its Subsidiaries to deliver Hydrocarbons produced on Oil and Gas Properties at some future time without then or thereafter receiving full payment therefore in an aggregate amount, after netting all over-production and all under-production, in excess of three percent (3%) or more of the total value of Proven Reserves of Hydrocarbons (calculated on an mcf equivalent basis with each barrel of oil being equivalent to six mcf of natural gas) reflected in the Initial Reserve Report or the most recent Reserve Report delivered pursuant to Section 8.07, as the case may be.

        Section 9.21        Transfers to or Transactions with Subsidiaries or Affiliates. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly , enter into or permit to exist any transaction or series of transactions (including the purchase, sale, conveyance, lease, contribution, exchange or other transfer of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service with or to any Subsidiary or any other Affiliate thereof (including without limitation, any Oil and Gas Properties of the Borrower or other material assets, cash (Loan proceeds or otherwise) or equities, unless such transaction or series of transactions is on terms materially not less favorable to the Borrower or the Subsidiary, as applicable, than those that could be reasonably obtained in a comparable arm’s length transaction or series of transactions with a Person that is not such an Affiliate, without first obtaining the prior written consent of the Agent and the Required Lenders.

        Section 9.22        Change in Borrower’s or Subsidiary’s Name or State of Formation. Without the prior written approval of Agent, (a) Borrower will not (nor permit any Subsidiary to) change its name, identity or place of organization and (b) Borrower will not (nor permit any Subsidiary to) engage in any other business or transaction under any name other than Borrower’s or each Subsidiary’s name hereunder. Should Agent approve, prior to doing any of the aforesaid, Borrower shall provide (or cause each Subsidiary to provide) to Agent all assignments, certificates, financing statements, financing statement amendments or other documents determined necessary in Agent’s sole judgment to protect and continue Agent’s interest in the collateral pledged by Borrower, any Guarantor, or any other party to secure the Obligations.

        Section 9.23        Material Agreements. Neither the Borrower nor any Subsidiary, or Affiliate of Borrower will amend or permit to be amended any Material Agreement to which it is a party, without prior written consent of the Agent, if such amendment could reasonably be expected to result in a Material Adverse Effect; provided, however, notwithstanding the foregoing, in any event that the Borrower, any Subsidiary, or Affiliate of Borrower amends or permits any Material Agreement to be amended in any manner whatsoever, the Borrower, such Subsidiary, or Affiliate of Borrower shall furnish to the Agent a fully executed copy of said amendment within five (5) Business Days after execution thereof.

        Section 9.24        Hedging. If and to the extent the Borrower elects to institute risk management, hedging or other similar forms of price protection for crude oil and natural gas volumes, such devices shall include a “price floor” or comparable financial hedge or Hedging Agreement acceptable to the Agent and pre-approved thereby in writing in all respects (including price, term and subordination), covering a maximum of 75% of Borrower’s aggregate existing oil and gas monthly production attributable to Proven Reserves (as forecast in the Agent’s most recent semiannual engineering valuation pursuant to Section 8.07 hereof, and otherwise in form, content and substance on for such term or duration (number of months/years) acceptable to the Agent and the Required Lenders). Borrower shall not enter into any Prohibited Hedging Transaction. The applicable counterparty to any Hedging Agreement shall be acceptable to the Agent and the Required Lenders and pre-approved thereby in writing.

        Section 9.25        Negative Pledge. Except only for Liens permitted by applicable subsections of Section 9.02, neither the Borrower nor any Subsidiary thereof will cause nor permit the pledging, encumbrance, mortgaging, granting of a consensual security interest or any other type of pledge, charge or imposition of a Lien against Borrower or any Subsidiaries Oil and Gas Properties, proved, developed, producing or otherwise (whether now owned or hereafter created or acquired) that is submitted for evaluation and consideration as part of the Borrowing Base, to secure any Debt (including Contingent Obligations) without the prior written consent of the Agent and the Required Lenders. This covenant, to the fullest extent permitted by applicable law, will be deemed and construed as a “negative pledge” of all portions of such Borrowing Base Oil and Gas Properties not encumbered by the Mortgages in favor of the Agent for the benefit of the Lenders (whether such Mortgages satisfy the Eighty Percent Coverage Requirement or otherwise).

ARTICLE X

EVENTS OF DEFAULT; REMEDIES; COLLATERAL

        Section 10.01        Events of Default. One or more of the following events shall constitute an "Event of Default":

(a) the Borrower shall default in the payment or prepayment when due of any principal of or interest on any Loan, or any reimbursement obligation for a disbursement made under any Letter of Credit, or any fees or other amount payable by it hereunder, under any Security Instrument or under any Hedging Agreement and such payment or prepayment default shall continue to be unremedied for a period of five (5) days of such date; or

(b) the Borrower or any Subsidiary shall default in the payment when due of any principal of or interest on any of its other Debt aggregating $500,000.00 or more, or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Debt shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, such Debt to become due prior to its stated maturity; or

(c) any representation, warranty or certification made or deemed made herein or in any Security Instrument or any Hedging Agreement by the Borrower or any Subsidiary, or any certificate furnished to any Lender or the Agent pursuant to the provisions hereof or any Security Instrument, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

(d) the Borrower shall default in the performance of any of its obligations under any Hedging Agreement or under Article IX or any other Article of this Agreement other than under Article VIII; or the Borrower shall default in the performance of any of its obligations under Article VIII or the Borrower or any Subsidiary shall default in the performance of their obligations under any Security Instrument (other than the payment of amounts due which shall be governed by Section 10.01(a)) and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof to the Borrower by the Agent or any Lender (through the Agent), or (ii) the Borrower otherwise becoming aware of such default; or

(e) the Borrower shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(f) the Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, liquidation or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

(g) a proceeding or case shall be commenced, without the application or consent of the Borrower, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Borrower of all or any substantial part of its assets, or (iii) similar relief in respect of the Borrower under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) days; or (iv) an order for relief against the Borrower shall be entered in an involuntary case under the Federal Bankruptcy Code; or

(h) a judgment or judgments for the payment of money in excess of $500,000.00 in the aggregate shall be rendered by a court against the Borrower or any Subsidiary and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and the Borrower or such Subsidiary shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(i) the Security Instruments or any Hedging Agreement after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower shall so state in writing; or

(j) any Letter of Credit becomes the subject matter of any order, judgment, injunction or any other such determination, or if the Borrower or any other Person shall petition or apply for or obtain any order restricting payment by the Agent under any Letter of Credit or extending the Lenders’ liability under any Letter of Credit beyond the expiration date stated therein or otherwise agreed to by the Agent; or

(k) an event having a Material Adverse Effect shall occur; or

(l) the Borrower or any Subsidiary discontinues or materially changes its usual business or suffers to exist any material change in its entity organization or ownership as of the date hereof, or a material change occurs in the executive management of Borrower and the successor(s) named or appointed thereto within thirty (30) days of such occurrence are not reasonably acceptable to the Agent and the Required Lenders; or

(m) any Subsidiary takes, suffers or permits to exist any of the events or conditions referred to in paragraphs (e), (f), (g) or (h); or

(n) Any Guaranty shall fail to remain in full force and effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor shall fail to comply with any of the terms and provisions of any Guaranty to which it is a party, or any Guarantor shall deny that is has any further liability under any Guaranty to which it is a party, or shall give notice to such effect.

        Section 10.02        Remedies.

(a) In the case of an Event of Default other than one referred to in clauses (e), (f) or (g) of Section 10.01 or in clause (m) or (n) to the extent it relates to clauses (e), (f) or (g), the Agent, upon request of the Required Lenders, shall, by notice to the Borrower, cancel the Revolving Credit Commitments (in whole or part) and/or declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower hereunder and under the Notes (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.10(b)) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

(b) In the case of the occurrence of an Event of Default referred to in clauses (e), (f) or (g) of Section 10.01 or in clause (m) or (n) to the extent it relates to clauses (e), (f) or (g), the Revolving Credit Commitments shall be automatically canceled and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower hereunder and under the Notes (including without limitation the payment of cash collateral to secure the LC Exposure as provided in Section 2.10(b)) shall become automatically immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

(c) All proceeds received after maturity of the Notes, whether by acceleration or otherwise shall be applied first to reimbursement of expenses and indemnities provided for in this Agreement and the Security Instruments; second to accrued interest on the Notes; third to fees; fourth pro rata to principal outstanding on the Notes and any other Obligations; fifth to serve as cash collateral to be held by the Agent to secure the LC Exposure; and any excess shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

        Section 10.03        Collateral. The repayment of the Obligations (including such Obligations under Hedging Transactions and Hedging Agreements in compliance with the terms, provisions and conditions of Section 9.01(f)) shall be secured on a pari passu basis by a first and prior mortgage lien and security interest in and to the Mortgaged Property, pursuant to the terms of (i) the Mortgages covering not less than the Eighty Percent Coverage Requirement of Oil and Gas Properties submitted for inclusion in the Borrowing Base (as such Mortgages are more particularly described in Schedule II, as amended, supplemented, restated or modified from time to time to include the additional collateral contemplated by Section 8.09(a), and (ii) that certain Security Agreement and Assignment from the Borrower, as debtor, in favor of the Agent, for the ratable benefit of the Lenders and the Issuing Lender, dated as of even date herewith (the “Security Agreement”), covering related equipment, fixtures interests and property rights, together with all proceeds and products of the items or types of collateral described in this Article X, including without limitation as-extracted collateral, accounts, general intangibles, payment intangibles, inventory, supporting obligations, documents, instruments, chattel paper, letter of credit rights, investment property, all proceeds (including all insurance proceeds) and all cash, money, certificates of deposit, deposits and deposit or demand accounts of the Borrower at any time in the possession or control of the Agent, any of the Lenders or the Issuing Lender.

ARTICLE XI

THE AGENT

        Section 11.01        Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under the Security Instruments with such powers as are specifically delegated to the Agent by the terms of this Agreement and the Security Instruments, together with such other powers as are reasonably incidental thereto. The Agent (which term as used in this sentence and in Section 11.05 and the first sentence of Section 11.06 shall include reference to its Affiliates and its and its Affiliates’ officers, directors, employees, attorneys, accountants, experts and agents): (i) shall have no duties or responsibilities except those expressly set forth in the Loan Documents, and shall not by reason of the Loan Documents be a trustee or fiduciary for any Lender; (ii) makes no representation or warranty to any Lender and shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, or for the value, validity, effectiveness, genuineness, execution, effectiveness, legality, enforceability or sufficiency of this Agreement, any Note or any other document referred to or provided for herein or for any failure by the Borrower or any other Person (other than the Agent) to perform any of its obligations hereunder or thereunder or for the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower, its Subsidiaries or any other obligor or guarantor; (iii) except pursuant to Section 11.07 shall not be required to initiate or conduct any litigation or collection proceedings hereunder; and (iv) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith including its own ordinary negligence, except for its own gross negligence or willful misconduct. The Agent may employ agents, accountants, attorneys and experts and shall not be responsible for the negligence or misconduct of any such agents, accountants, attorneys or experts selected by it in good faith or any action taken or omitted to be taken in good faith by it in accordance with the advice of such agents, accountants, attorneys or experts. The Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Agent. The Agent is authorized to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents.

        Section 11.02        Reliance by Agent. The Agent shall be entitled to rely upon any Note, certification, notice, consent, affidavit, letter, statement, paper, document or other communication (including any thereof by telephone, , courier, hand delivery, telex, telecopier, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent.

        Section 11.03        Defaults. The Agent shall not be deemed to have knowledge of the occurrence of a Default (other than the non-payment of principal of or interest on Loans or of fees or failure to reimburse for Letter of Credit drawings) unless the Agent has received notice from a Lender or the Borrower specifying such Default and stating that such notice is a “Notice of Default.” In the event that the Agent receives such a notice of the occurrence of a Default, the Agent shall give prompt notice thereof to the Lenders. In the event of a payment Default, the Agent shall give each Lender prompt notice of each such payment Default.

        Section 11.04        Rights as a Lender. With respect to its Revolving Credit Commitments and the Loans made by it and its participation in the issuance of Letters of Credit, MidFirst (and any successor acting as Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Agent in its individual capacity. MidFirst (and any successor acting as Agent) and its Affiliates may (without having to account therefore to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower (and any of its Affiliates) as if it were not acting as the Agent, and MidFirst and its Affiliates may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

        Section 11.05        INDEMNIFICATION. THE LENDERS AGREE TO INDEMNIFY THE AGENT AND THE ISSUING BANK RATABLY IN ACCORDANCE WITH THEIR PERCENTAGE SHARES FOR THE INDEMNITY MATTERS AS DESCRIBED IN SECTION 12.03 TO THE EXTENT NOT INDEMNIFIED OR REIMBURSED BY THE BORROWER UNDER SECTION 12.03, BUT WITHOUT LIMITING THE OBLIGATIONS OF THE BORROWER UNDER SAID SECTION 12.03 AND FOR ANY AND ALL OTHER LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND AND NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST THE AGENT OR THE ISSUING BANK IN ANY WAY RELATING TO OR ARISING OUT OF: (I) THIS AGREEMENT, THE SECURITY INSTRUMENTS OR ANY OTHER DOCUMENTS CONTEMPLATED BY OR REFERRED TO HEREIN OR THE TRANSACTIONS CONTEMPLATED HEREBY, BUT EXCLUDING, UNLESS A DEFAULT HAS OCCURRED AND IS CONTINUING, NORMAL ADMINISTRATIVE COSTS AND EXPENSES INCIDENT TO THE PERFORMANCE OF ITS AGENCY DUTIES HEREUNDER OR (II) THE ENFORCEMENT OF ANY OF THE TERMS OF THIS AGREEMENT, ANY SECURITY INSTRUMENT OR OF ANY SUCH OTHER DOCUMENTS; WHETHER OR NOT ANY OF THE FOREGOING SPECIFIED IN THIS SECTION 11.05 ARISES FROM THE SOLE OR CONCURRENT NEGLIGENCE OF THE AGENT OR THE ISSUING BANK, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY OF THE FOREGOING TO THE EXTENT THEY ARISE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE AGENT.

        Section 11.06        Non-Reliance on Agent and other Lenders. Each Lender acknowledges and agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and its decision to enter into this Agreement, and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement, the Notes, the Security Instruments or any other document referred to or provided for herein or to inspect the properties or books of the Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of the Agent or any of its Affiliates. In this regard, each Lender acknowledges that Crowe & Dunlevy is acting in this transaction as special counsel to MidFirst, as a Lender, and as the Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document, and that such law firm does not represent any of the other Lenders in connection with this Agreement and the transactions contemplated hereby. Each Lender will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

        Section 11.07        Action by Agent. Except for action or other matters expressly required of the Agent hereunder, the Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall (i) receive written instructions from the Required Lenders (or all of the Lenders as expressly required by Section 12.04) specifying the action to be taken, and (ii) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions of the Required Lenders (or all of the Lenders as expressly required by Section 12.04) and any action taken or failure to act pursuant thereto by the Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, the Agent shall take such action with respect to such Default as shall be directed by the Required Lenders (or all of the Lenders as required by Section 12.04) in the written instructions (with indemnities) described in this Section 11.07, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Agent be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement and the Security Instruments or applicable law.

        Section 11.08        Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Lenders and the Borrower, and the Agent may be removed at any time with cause (excluding in such instance the vote of the Agent as a Lender) or without cause in writing by the Required Lenders (including the vote of the Agent in such instance). Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. Upon the acceptance of such appointment hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article XI and Section 12.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

        Section 11.09        Execution of Security Instruments. The Lenders hereby empower and authorize the Agent to execute and deliver to the Borrower on their behalf the Security Instruments and all related financing statements and any financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the Security Instruments.

ARTICLE XII

MISCELLANEOUS

        Section 12.01        Waiver. No failure on the part of the Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

        Section 12.02        Notices. All notices and other communications provided for herein and in the other Loan Documents (including, without limitation, any modifications of, or waivers or consents under, this Agreement or the other Loan Documents) shall be given or made by telex, telecopy, courier or U.S. Mail or in writing and telexed, telecopied, mailed or delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or in the Loan Documents, except that all such notices and communications sent to Agent shall also be sent to Agency Syndications as follows:

Agency Syndication:

MidFirst Bank Attention: Christopher J. Cardoni, Vice President 321 South Boston Avenue, Suite 104 Tulsa, Oklahoma 74103

Standard Payment Instructions:

Pay To:	MidFirst Bank
ABA:	303 087 995
Address:	Tulsa Oklahoma

Acct: No.:	799 320
Ref:	Arena Resources, Inc.

        Except as otherwise provided in this Agreement or in the other Loan Documents, all such communications shall be deemed to have been duly given when transmitted, if transmitted before 11:00 a.m. local time on a Business Day (otherwise on the next succeeding Business Day) by telex or telecopier and evidence or confirmation of receipt is obtained, or personally delivered or, in the case of a mailed notice, three (3) Business Days after the date deposited in the mails, postage prepaid, in each case given or addressed as aforesaid.

        Section 12.03        Payment of Expenses, Indemnities.

(a) The Borrower agrees:

(i) whether or not the transactions hereby contemplated are consummated, to pay all reasonable expenses of the Agent in the administration (both before and after the execution hereof and including advice of counsel as to the rights and duties of the Agent and the Lenders with respect thereto) of, and in connection with the negotiation, investigation, preparation, execution and delivery of, recording or filing of, preservation of rights under, enforcement of, and refinancing, renegotiation or restructuring of, the Loan Documents and any amendment, waiver or consent relating thereto (including, without limitation, travel, photocopy, mailing, courier, telephone and other similar expenses of the Agent, the cost of environmental audits, surveys and appraisals at reasonable intervals, the reasonable fees and disbursements of counsel and other outside consultants for the Agent and, in the case of enforcement, the reasonable fees and disbursements of counsel for the Agent and any of the Lenders); and promptly reimburse the Agent for all amounts expended, advanced or incurred by the Agent or the Lenders to satisfy any obligation of the Borrower under this Agreement or any Security Instrument, including without limitation, all costs and expenses of foreclosure;

(ii) TO INDEMNIFY THE AGENT AND EACH LENDER AND EACH OF THEIR AFFILIATES AND EACH OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, AGENTS, ATTORNEYS, ACCOUNTANTS AND EXPERTS (“INDEMNIFIED PARTIES”) FROM, HOLD EACH OF THEM HARMLESS AGAINST AND PROMPTLY UPON DEMAND PAY OR REIMBURSE EACH OF THEM FOR, THE INDEMNITY MATTERS WHICH MAY BE INCURRED BY OR ASSERTED AGAINST OR INVOLVE ANY OF THEM (WHETHER OR NOT ANY OF THEM IS DESIGNATED A PARTY THERETO) AS A RESULT OF, ARISING OUT OF OR IN ANY WAY RELATED TO (I) ANY ACTUAL OR PROPOSED USE BY THE BORROWER OF THE PROCEEDS OF ANY OF THE LOANS OR LETTERS OF CREDIT, (II) THE EXECUTION, DELIVERY AND PERFORMANCE OF THE LOAN DOCUMENTS, (III) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND ITS SUBSIDIARIES, (IV) THE FAILURE OF THE BORROWER OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY SECURITY INSTRUMENT OR THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (V) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS, (VI) THE ISSUANCE, EXECUTION AND DELIVERY OR TRANSFER OF OR PAYMENT OR FAILURE TO PAY UNDER ANY LETTER OF CREDIT, OR (VII) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE MANUALLY EXECUTED DRAFT(S) AND CERTIFICATION(S), (VIII) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS OR (IX) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, INCLUDING, WITHOUT LIMITATION, THE REASONABLE FEES AND DISBURSEMENTS OF COUNSEL AND ALL OTHER EXPENSES INCURRED IN CONNECTION WITH INVESTIGATING, DEFENDING OR PREPARING TO DEFEND ANY SUCH ACTION, SUIT, PROCEEDING (INCLUDING ANY INVESTIGATIONS, LITIGATION OR INQUIRIES) OR CLAIM AND INCLUDING ALL INDEMNITY MATTERS ARISING BY REASON OF THE ORDINARY NEGLIGENCE OF ANY INDEMNIFIED PARTY, BUT EXCLUDING ALL INDEMNITY MATTERS ARISING SOLELY BY REASON OF CLAIMS BETWEEN THE LENDERS OR ANY LENDER AND THE AGENT OR A LENDER’S SHAREHOLDERS AGAINST THE AGENT OR LENDER OR BY REASON OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF THE INDEMNIFIED PARTY; AND

(iii) TO INDEMNIFY AND HOLD HARMLESS FROM TIME TO TIME THE INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, COST RECOVERY ACTIONS, ADMINISTRATIVE ORDERS OR PROCEEDINGS, DAMAGES AND LIABILITIES TO WHICH ANY SUCH PERSON MAY BECOME SUBJECT (I) UNDER ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE TREATMENT OR DISPOSAL OF HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (II) AS A RESULT OF THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (III) DUE TO PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (IV) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT OR DISPOSAL OF HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY, OR (V) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS; PROVIDED, HOWEVER, NO INDEMNITY SHALL BE AFFORDED UNDER THIS SECTION 12.03(A)(III) IN RESPECT OF ANY PROPERTY FOR ANY OCCURRENCE ARISING FROM THE ACTS OR OMISSIONS OF THE AGENT OR ANY LENDER DURING THE PERIOD AFTER WHICH SUCH PERSON, ITS SUCCESSORS OR ASSIGNS SHALL HAVE OBTAINED POSSESSION OF SUCH PROPERTY (WHETHER BY FORECLOSURE OR DEED IN LIEU OF FORECLOSURE, AS MORTGAGEE-IN-POSSESSION OR OTHERWISE).

(b) No Indemnified Party may settle any claim to be indemnified without the consent of the indemnitor, such consent not to be unreasonably withheld; provided, that the indemnitor may not reasonably withhold consent to any settlement that an Indemnified Party proposes, if the indemnitor does not have the financial ability to pay all its obligations outstanding and asserted against the indemnitor at that time, including the maximum potential claims against the Indemnified Party to be indemnified pursuant to this Section 12.03.

(c) In the case of any indemnification hereunder, the Agent or Lender, as appropriate shall give notice to the Borrower of any such claim or demand being made against the Indemnified Party and the Borrower shall have the non-exclusive right to join in the defense against any such claim or demand provided that if the Borrower provides a defense, the Indemnified Party shall bear its own cost of defense unless there is a conflict between the Borrower and such Indemnified Party.

(d) THE FOREGOING INDEMNITIES SHALL EXTEND TO THE INDEMNIFIED PARTIES NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNIFIED PARTIES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNIFIED PARTIES. TO THE EXTENT THAT AN INDEMNIFIED PARTY IS FOUND TO HAVE COMMITTED AN ACT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, THIS CONTRACTUAL OBLIGATION OF INDEMNIFICATION SHALL CONTINUE BUT SHALL ONLY EXTEND TO THE PORTION OF THE CLAIM THAT IS DEEMED TO HAVE OCCURRED BY REASON OF EVENTS OTHER THAN THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY.

(e) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan advance or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(f) The Borrower’s obligations under this Section 12.03 shall survive any termination of this Agreement and the payment of the Notes and shall continue thereafter in full force and effect.

(g) The Borrower shall pay any amounts due under this Section 12.03 within thirty (30) days of the receipt by the Borrower of notice of the amount due.

(h) Survival. The agreements in this Section 12.03 shall survive the resignation of the Agent and the Issuing Bank, the replacement of any Lender, the termination of the Commitments, the termination or expiration of all Letters of Credit, and the repayment, satisfaction or discharge of all of the other Obligations.

        Section 12.04        Amendments. Except as otherwise expressly provided for herein or therein, no provision of this Agreement, the Notes or any of the other Loan Documents or Security Instrument may be amended, modified or waived without the Borrower’s, the Agent’s and the Required Lenders’ prior written consent thereto (and then such waiver, consent or amendment shall be effective only in the specific instance and for the specific purpose for which given); provided, further, that no amendment, modification or waiver which (i) extends the final maturity of the Loans, (ii) increases the Aggregate Maximum Revolving Credit Commitment Amounts in violation of Section 2.03(d), (iii) forgives the principal amount of any Obligations outstanding under this Agreement, (iv) releases any Guarantor of any Obligations or releases all or substantially all of the collateral, (v) reduces the interest rate applicable to the Loans or the fees payable to the Lenders generally, (vii) affects this Section 12.04 or Section 12.06(a), or (viii) modifies the definition of “Required Lenders” shall be effective without the prior written consent of all of the Lenders. No (i) increase in the Maximum Revolving Credit Amount of any Lender or the Revolving Credit Commitment of any such Lender, or (ii) any change in the order of application of any prepayment set forth in this Agreement in any manner that materially affects such Lender shall be effective without the prior written consent of such Lender and the Agent. No amendment, modification or waiver which modifies the rights, duties or obligations of the Agent shall be effective without the prior written consent of the Agent.

        Section 12.05        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        Section 12.06        Assignments and Participations/Additional Lenders.

(a) The Borrower may not assign its rights or obligations hereunder or under the Notes or any Letters of Credit without the prior consent of all of the Lenders and the Agent.

(b) Any Lender may, upon the written consent of the Agent and, if no Event of Default has occurred and is continuing, the Borrower (which consent will not be unreasonably withheld), may assign to one or more assignees all or a portion of its rights and obligations under this Agreement pursuant to an Assignment Agreement substantially in the form of Exhibit D (an “Assignment”); provided, however, that (i) any such assignment shall be in the amount of at least $5,000,000.00 or such lesser amount to which the Borrower has consented and (ii) the assignee or assignor shall pay to the Agent a processing and recordation fee of $1,000.00 for each assignment. Any such assignment will become effective upon the execution and delivery to the Agent of the Assignment and the consent of the Agent. Promptly after receipt of an executed Assignment, the Agent shall send to the Borrower a copy of such executed Assignment. Upon receipt of such executed Assignment, the Borrower, will, at its own expense, execute and deliver new Notes to the assignor and/or assignee, as appropriate, in accordance with their respective interests as they appear. Upon the effectiveness of any assignment pursuant to this Section 12.06(b), the assignee will become a “Lender”, if not already a “Lender,” for all purposes of this Agreement and the Security Instruments. The assignor shall be relieved of its obligations hereunder to the extent of such assignment (and if the assigning Lender no longer holds any rights or obligations under this Agreement, such assigning Lender shall cease to be a “Lender” hereunder except that its rights under Sections 4.06, 5.01, 5.05 and 12.03 shall not be affected). The Agent will prepare on the last Business Day of each month during which an assignment has become effective pursuant to this Section 12.06(b), a new Annex I giving effect to all such assignments effected during such month, and will promptly provide the same to the Borrower and each of the Lenders.

(c) Each Lender may transfer, grant or assign participations in all or any part of such Lender’s interests hereunder pursuant to this Section 12.06(c) to any Person, provided that: (i) such Lender shall remain a “Lender” for all purposes of this Agreement and the transferee of such participation shall not constitute a “Lender” hereunder; and (ii) no participant under any such participation shall have rights to approve any amendment to or waiver of any of the Loan Documents except to the extent such amendment or waiver would (x) forgive any principal owing on any Obligations or extend the final maturity of the Loans, (y) reduce the interest rate (other than as a result of waiving the applicability of any post-default increases in interest rates) or fees applicable to any of the Revolving Credit Commitments or Loans or Letters of Credit in which such participant is participating, or postpone the payment of any thereof, or (z) release any guarantor of the Obligations or release all or substantially all of the collateral (except as provided in the Loan Documents) supporting any of the Revolving Credit Commitments or Loans or Letters of Credit in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the Security Instruments (the participant’s rights against the granting Lender in respect of such participation to be those set forth in the agreement with such Lender creating such participation), and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, provided that such participant shall be entitled to receive additional amounts under Article V on the same basis as if it were a Lender and be indemnified under Section 12.03 as if it were a Lender. In addition, each agreement creating any participation must include an agreement by the participant to be bound by the provisions of Section 12.15.

(d) The Lenders may furnish any information concerning the Borrower in the possession of the Lenders from time to time to assignees and participants (including prospective assignees and participants); provided that, such Persons agree to be bound by the provisions of Section 12.15.

(e) Notwithstanding anything in this Section 12.06 to the contrary, any Lender may assign and pledge its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve System and/or such Federal Reserve Bank. No such assignment and/or pledge shall release the assigning and/or pledging Lender from its obligations hereunder.

(f) Notwithstanding any other provisions of this Section 12.06, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

(g) Borrower acknowledges that the Initial Reserve Report will be furnished to all the Lenders and such Lenders must be satisfied, in each such Lenders’ sole discretion, that the Borrowing Base is valued at $65,000,000.00, and if not, such Lenders will not become one of the syndicated Lenders; and in connection therewith, if such other Lenders reasonably need additional engineering information, Borrower will provide same.

(h) This Agreement permits certain increases in a Lender’s Commitment and the admission of new or additional Lenders (“Additional Lenders”) providing new Commitments, none of which requires any consents or approvals from the other Lenders unless the Aggregate Maximum Revolving Credit Commitment Amount is increased above $150,000,000.00. Any amendment hereto for such an increase or addition shall be in the form attached hereto as Exhibit E and shall only require the written signatures of the Agent, the Borrower and the Additional Lender(s) being added or Lender(s) increasing its or their Maximum Revolving Credit Commitment(s). In addition, within a reasonable time after the effective date of any increase, the Agent shall, and is hereby authorized and directed to, revise Annex I reflecting such addition and/or increase and shall distribute such revised Annex I 1 to each of the Lenders and the Borrowers, whereupon such revised Annex I shall replace the old Annex I and become part of this Agreement. On the Business Day following any such addition and/or increase, all outstanding LC Exposure and Revolving Credit Loans shall be reallocated among the Lenders (including any Additional Lender(s)) in accordance with the Lenders’ respective revised Percentage Shares.

        Section 12.07        Invalidity. In the event that any one or more of the provisions contained in any of the Loan Documents, the Letters of Credit or the Letter of Credit Agreements shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Notes, this Agreement or any other Loan Document.

        Section 12.08        Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Any of the parties hereto may execute this Agreement by signing any such counterpart; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders, and each party has notified the Agent by facsimile transmission or telephone that it has taken such action.

        Section 12.09        References; Use of Word “Including”. The words “herein,” “hereof”, “hereunder” and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular article, section or subsection. Any reference herein to a Section or Article shall be deemed to refer to the applicable Section or Article of this Agreement unless otherwise stated herein. Any reference herein to an exhibit, schedule, or other attachment shall be deemed to refer to the applicable exhibit, schedule, or other attachment attached hereto unless otherwise stated herein. The word “including”, “includes” and words of similar import means “including, without limitation”.

        Section 12.10        Survival. The obligations of the parties under Section 4.06, Article V, and Sections 11.05, 12.03, and 12.15 shall survive the repayment of the Loans and the termination of the Revolving Credit Commitments. To the extent that any payments on the Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Security Instrument shall continue in full force and effect. In such event, each Security Instrument shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Agent and the Lenders to effect such reinstatement.

        Section 12.11        Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

        Section 12.12        NO ORAL AGREEMENTS. THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES AND SUPERSEDE ALL OTHER AGREEMENTS AND UNDERSTANDINGS BETWEEN SUCH PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF. THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

        Section 12.13        GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OKLAHOMA, EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CHARGE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF OKLAHOMA OR OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF OKLAHOMA, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE THE AGENT OR ANY LENDER FROM OBTAINING JURISDICTION OVER THE BORROWER IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c) THE BORROWER HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS SAID ADDRESS, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT, ANY LENDER OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER OR ITS PROPERTIES IN ANY OTHER JURISDICTION.

(d) THE BORROWER, THE AGENT AND EACH LENDER HEREBY (I) IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (II) ;IRREVOCABLY WAIVE, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (III) CERTIFY THAT NO PARTY HERETO NOR ANY REPRESENTATIVE, AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (IV) ;ACKNOWLEDGE THAT IT HAS BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.13.

        Section 12.14        Interest. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Oklahoma or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.14 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.14.

        Section 12.15        Confidentiality. In the event that the Borrower provides to the Agent or the Lenders written confidential information belonging to the Borrower, if the Borrower shall denominate such information in writing as “confidential”, the Agent and the Lenders shall thereafter maintain such information in confidence in accordance with the standards of care and diligence that each utilizes in maintaining its own confidential information. This obligation of confidence shall not apply to such portions of the information which (i) are in the public domain, (ii) hereafter become part of the public domain without the Agent or the Lenders breaching their obligation of confidence to the Borrower, (iii) are previously known by the Agent or the Lenders from some source other than the Borrower, (iv) are hereafter developed by the Agent or the Lenders without using the Borrower’s information, (v) are hereafter obtained by or available to the Agent or the Lenders from a third party who owes no obligation of confidence to the Borrower with respect to such information or through any other means other than through disclosure by the Borrower, (vi) are disclosed with the Borrower’s consent, (vii) must be disclosed either pursuant to any Governmental Requirement or to Persons regulating the activities of the Agent or the Lenders, or (viii) as may be required by law or regulation or order of any Governmental Authority in any judicial, arbitration or governmental proceeding. Further, the Agent or a Lender may disclose any such information to any other Lender, any independent petroleum engineers or consultants, any independent certified public accountants, any legal counsel employed by such Person in connection with this Agreement or any Security Instrument, including without limitation, the enforcement or exercise of all rights and remedies thereunder, or any assignee or participant (including prospective assignees and participants) in the Loans; provided, however, that the Agent or the Lenders shall receive a confidentiality agreement from the Person to whom such information is disclosed such that said Person shall have the same obligation to maintain the confidentiality of such information as is imposed upon the Agent or the Lenders hereunder. Notwithstanding anything to the contrary provided herein, this obligation of confidence shall cease three (3) years from the date the information was furnished, unless the Borrower requests in writing at least thirty (30) days prior to the expiration of such three year period, to maintain the confidentiality of such information for an additional three year period. The Borrower waives any and all other rights it may have to confidentiality as against the Agent and the Lenders arising by contract, agreement, statute or law except as expressly stated in this Section 12.15.

        Section 12.16        Effectiveness. This Agreement shall be effective on the Closing Date (the "Effective Date").

        Section 12.17        Exculpation Provisions. Each of the parties hereto specifically agrees that it has a duty to read this Agreement and the Security Instruments and agrees that it is charged with notice and knowledge of the terms of this Agreement and the Security Instruments; that it has in fact read this Agreement and is fully informed and has full notice and knowledge of the terms, conditions and effects of this Agreement; that it has been represented by independent legal counsel of its choice throughout the negotiations preceding its execution of this Agreement and the Security Instruments; and has received the advice of its attorney in entering into this Agreement and the Security Instruments; and that it recognizes that certain of the terms of this Agreement and the Security Instruments result in one party assuming the liability inherent in some aspects of the transaction and relieving the other party of its responsibility for such liability. Each party hereto agrees and covenants that it will not contest the validity or enforceability of any exculpatory provision of this Agreement and the Security Instruments on the basis that the party had no notice or knowledge of such provision or that the provision is not “conspicuous.”

        Section 12.18        Automatic Debit of Borrower’s Operating Account. Upon Borrower’s failure to pay all such costs and expenses owed by Borrowers under Section 12.03 of this Agreement within thirty (30) days of the Agent’s submission of invoices therefore, the Agent will pay such costs and expenses by debit to the operating account of Borrowers with the Agent without further or other notice to Borrower.

        Section 12.19        Lost Documents. On receipt of an affidavit of an officer of the Agent as to the loss, theft, destruction or mutilation of the Notes or Security Instruments which is not of public record, and, in the case of any mutilation, on the surrender and cancellation of the Notes or Security Instruments, the Borrower or any Subsidiary Guarantors will issue, in lieu thereof, a replacement Note(s) or other Security Instruments in the same principal amount thereof (in the case of any of the Notes) and otherwise of like tenor.

        Section 12.20        Syndication Agent. No Lender identified in this Agreement as the Syndication Agent will have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, no Lender will have or be deemed to have a fiduciary relationship with any other Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Agent in Article XI.

        Section 12.21        Restatement. This Agreement amends and restates the Existing Credit Agreement in its entirety. Borrower hereby agrees that (a) the indebtedness outstanding under the Existing Credit Agreement and the Loan Documents and Security Instruments (as defined in the Existing Credit Agreement; together with the Existing Credit Agreement, the “Existing Credit Documents”) and all accrued and unpaid interest thereon and (b) all accrued and unpaid fees under the Existing Credit Documents shall be deemed to be outstanding under and governed by this Agreement. Borrower hereby acknowledges, warrants, represents, and agrees that this Agreement is not intended to be, and shall not be deemed or construed to be, a novation or release of the Existing Credit Documents. Each Lender (which is a Lender under the Existing Credit Documents) hereby waives any requirements for notice of prepayment, minimum amounts of prepayments of the loans thereunder, ratable reductions of the commitments of Lenders under the Existing Credit Documents and ratable payments on account of the principal or interest of any loan under the Existing Credit Documents to the extent that any such prepayment, reductions or payments are required to ensure that, upon the effectiveness of this Agreement, the loans of the Lenders shall be outstanding on a ratable basis in accordance with their respective Percentage Share. Each Lender hereby authorizes Agent and Borrower to request borrowing advances from Lenders, to make prepayment of the loans under the Existing Credit Documents and to reduce the commitments under the Existing Credit Documents among Lenders in order to ensure that, upon the effectiveness of this Agreement, the loans of Lenders shall be outstanding on a ratable basis in accordance with their respective Percentage Share.

        Section 12.22        Set off. In addition to, and without limitation of, any rights of the Lenders under applicable law, if Borrower, Guarantor or any Material Subsidiary becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of Borrower, Guarantor or any Material Subsidiary may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any party thereof, shall be due.

        Section 12.23        Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 5.01 or 5.05) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

        Section 12.24        Special New Mexico Indemnity Provisions. The parties reaffirm their intent that this Agreement be governed by the laws of the State of Oklahoma except the procedural or remedial laws of the state in which the Mortgaged Property is situated are to apply, without giving effect to the situs state’s principles of conflicts of law. Nevertheless, notwithstanding any other term or condition of this Agreement, to the extent, if at all, that (A) any provision requiring one party to indemnify, hold harmless, insure, or defend another party (including such other party’s agents or employees) contained herein or in any related Loan Document is found to be within the scope of NMSA (1978), § 56-7-1 (2003) or in any way subject to, or conditioned upon consistency with, the provisions of NMSA (1978), § 56-7-1 (2003), for its enforceability, then such provision, regardless of whether it makes reference to this or any other limitation provision, shall not extend to liability, claims, damages, losses or expenses, including attorney fees, arising out of bodily injury to persons or damage to property caused by or resulting from, in whole or in part, the negligence, act or omission of the indemnitee or additional insured, as the case may be, its officers, employees or agents, and shall be further modified, if required, by provisions of NMSA (1978), § 56-7-1 (B) (2003), or (B) NMSA (1978), § 56-7-2 (2003), as amended from time to time, is applicable to any agreement, covenant, or promise to indemnify another party, including such party’s employees or agents, contained herein or in any related Loan Document, such agreement does not purport to indemnify such indemnitee against loss or liability for damages arising from: (i) the sole or concurrent negligence of such indemnitee or the agents or employees of such indemnitee; (ii) the sole or concurrent negligence of an independent contractor who is directly responsible to such indemnitee; or (iii) an accident that occurs in operations carried on at the direction or under the supervision of such indemnitee, an employee or representative of such indemnitee or in accordance with methods and means specified by such indemnitee or the employees or representatives of such indemnitee.

        Section 12.25        USA PATRIOT Act Notice. IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When a borrower opens an account, the Lenders will ask for the borrower’s name, residential address, tax identification number, and other information that will allow the Lenders to identify the borrower, including the borrower’s date of birth if the borrower is an individual. The Lenders may also ask, if the borrower is an individual, to see the borrower’s driver’s license or other identifying documents, and, if the borrower is not an individual, to see the borrower’s legal organizational documents or other identifying documents. The Lenders will verify and record the information the Lenders obtain from the Borrower pursuant to the USA PATRIOT Act, and will maintain and retain that record in accordance with the regulations promulgated under the USA PATRIOT Act.

        Section 12.26        Not a Reportable Transaction. The parties signatory hereto acknowledge and stipulate and the Borrower represents to the Administrative Agent and the Lenders that the transactions contemplated by this Agreement do not constitute a “Reportable Event” as that term is described and defined in regulations of the Treasury Department of the United States.

SIGNATURE PAGES FOLLOWING

        The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:

ARENA RESOURCES, INC.

By:	/s/ William R. Broaddrick

William R. Broaddrick,
Vice President and Chief Financial Officer

Address for Notices:

4920 South Lewis Avenue
Suite 107
Tulsa, OK 74105

Telecopier No.: 918.747.7620
Telephone No.: 918.747.6060
Attention: William R. Broaddrick

LENDER AND AGENT:

MIDFIRST BANK

By:	/s/ Christopher J. Cardoni

Christopher J. Cardoni
Vice President

Address for Notices:

MidFirst Bank
Corporate Banking
321 South Boston Avenue, Suite 104
Tulsa, Oklahoma 74103
Attention: Christopher JH.
Telecopier No.: 918.587.0369
Telephone No.: 918.699.7270

Attention: Christopher J. Cardoni/Vice President

COMPASS BANK

By:	/s/ Kathleen J. Bowen

Kathleen J. Bowen
Senior Vice President

Address for Notices:

Compass Bank
24 Greenway Plaza
Suite 1400A
Houston, TX 77046

Telecopier No.: 713.968.8292
Telephone No.: 713.968.8273
Attention: Kathleen J. Bowen, Senior Vice President

BANK OF SCOTLAND, a Scottish Banking Corporation acting through its New York Branch

By:	/s/ Karen Weich

Karen Weich
Assistant Vice President

Address for Notices:

Bank of Scotland
565 Fifth Avenue
New York, NY 10017

Telecopier No.: 212.479.2807
Telephone No.: 212.450.0876
Attention: Victoria McFadden
Assistant Vice President

ANNEX I

LIST OF PERCENTAGE SHARES AND
MAXIMUM REVOLVING CREDIT AMOUNTS

Name of Lender	Percentage Share	Maximum Revolving Credit Amount
MidFirst Bank	61.54%	$40,000,000.00
Compass Bank	19.23%	$12,500,000.00
Bank of Scotland	19.23%	$12,500,000.00
TOTAL	100.00%	$65,000,000.00

NOTE: The foregoing Maximum Revolving Credit Amount of the Lenders is subject in all respects to the Aggregate Maximum Revolving Credit Commitment Amounts of the Lenders and the stipulated Borrowing Base (currently set at and stipulated to be $65,000,000.00).

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EXHIBIT A

FORM OF REVOLVING CREDIT NOTE

$_________________	May 3, 2006

        FOR VALUE RECEIVED, ARENA RESOURCES, INC., a Nevada corporation (the “Borrower”) hereby promises to pay to the order of ______________________________ (the “Lender”), at the Principal Office of MIDFIRST BANK (the “Agent”), at 321 South Boston Avenue, Suite 104, Tulsa, Oklahoma 74103, the principal sum of _____________ Dollars ($____________) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

        The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Revolving Credit Note, endorsed by the Lender on the schedules attached hereto or any continuation thereof.

        This Revolving Credit Note is one of the Notes referred to in the First Amended and Restated Credit Agreement dated as of May 3, 2006, among the Borrower, the Lenders which are or become parties thereto (including the Lender) and the Agent (as the same may be amended or supplemented from time to time, the “Credit Agreement”), and evidences Loans made by the Lender thereunder. Capitalized terms used in this Revolving Credit Note have the respective meanings assigned to them in the Credit Agreement.

        This Revolving Credit Note is issued pursuant to the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement, the Security Instruments and any applicable Hedging Agreement. The Credit Agreement provides for the acceleration of the maturity of this Revolving Credit Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Revolving Credit Note.

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        THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OKLAHOMA.

ARENA RESOURCES, INC.

By:

Name:

Title:

2

EXHIBIT B

FORM OF NOTICE OF BORROWING REQUEST

_____________________, 200__

        ARENA RESOURCES, INC., a Nevada corporation (the “Borrower”), pursuant to the First Amended and Restated Credit Agreement dated effective as of May 3, 2006, among the Borrower, MIDFIRST BANK, as Agent for the lenders signatory parties thereto, and the lenders which are or hereafter become signatory parties thereto (collectively, the “Lenders”) (together with all amendments, modifications, supplements, and/or restatements thereto, the “Credit Agreement”), hereby makes the requests indicated below (unless otherwise defined herein, capitalized terms are defined in the Credit Agreement):

        $_________________________ under the Revolving Credit Note

        Requested funding date: _________________________.

|_|	1.	Revolving Credit Loans:

(a)	Aggregate amount of new Revolving Credit Loans to be $__________;

(b)	Requested funding date is _________________, 200__;

(c)	All such borrowings are to be LIBOR Loans;

(d)	Length of Interest Period for LIBOR Loans is: __________________.

|_|	2.	LIBOR Loan Continuation for LIBOR Loans maturing on ______________:

(a)	Aggregate amount to be continued as LIBOR Loans is $___________;

(b)	Aggregate amount to be converted to Base Rate Loans is $_________;

(c)	Length of Interest Period for continued LIBOR Loans is __________.

        The undersigned certifies that he is the _____________________ of the Borrower, and that as such he is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested borrowing, continuation or conversion under the terms and conditions of the Credit Agreement.

ARENA RESOURCES, INC.

By:

Name:

Title:

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EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

        The undersigned hereby certifies that he is the Chief Financial Officer of ARENA RESOURCES, INC., a Nevada corporation (the “Borrower”) and that as such he is authorized to execute this certificate on behalf of the Borrower. With reference to the First Amended and Restated Credit Agreement dated effective as of May 3, 2006, among the Borrower, MIDFIRST BANK, as Agent for the lenders (the “Lenders”) which are or become a party thereto, and such Lenders (together with all amendments, modifications, supplements and/or restatements thereto being the “Credit Agreement”), the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Credit Agreement unless otherwise specified):

(a) The representations and warranties of the Borrower contained in Article VII of the Credit Agreement and in the Security Instruments and otherwise made in writing by or on behalf of the Borrower pursuant to the Credit Agreement and the Security Instruments were true and correct when made, and are repeated at and as of the time of delivery hereof and are true and correct at and as of the time of delivery hereof, except to the extent any such representations and warranties are expressly limited to an earlier date or the Required Lenders have expressly consented in writing to the contrary.

(b) The Borrower has performed and complied with all agreements and conditions contained in the Credit Agreement and in the Security Instruments required to be performed or complied with by it prior to or at the time of delivery hereof.

(c) Neither the Borrower nor any Subsidiary has incurred any material liabilities, direct or contingent, since December 31 2005, except those set forth in Schedule 9.01 to the Credit Agreement and except those allowed by the terms of the Credit Agreement or consented to by the Required Lenders in writing.

(d) Since December 31, 2005, no change has occurred, either in any case or in the aggregate, in the condition, financial or otherwise, of the Borrower or any Subsidiary which would have a Material Adverse Effect.

(e) There exists, and, after giving effect to the loan or loans with respect to which this certificate is being delivered, will exist, no Default under the Credit Agreement or any event or circumstance which constitutes, or with notice or lapse of time (or both) would constitute, an event of default under any loan or credit agreement, indenture, deed of trust, security agreement or other agreement or instrument evidencing or pertaining to any Debt of the Borrower or any Subsidiary, or under any material agreement or instrument to which the Borrower or any Subsidiary is a party or by which the Borrower or any Subsidiary is bound.

(f) The financial statements furnished to the Agent with this certificate fairly present the consolidated financial condition and results of operations of the Borrower and its Consolidated Subsidiaries as at the end of, and for, the [fiscal quarter] [fiscal year] ending _________________________ and such financial statements have been prepared in accordance with the accounting procedures specified in the Credit Agreement.

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(g) Attached hereto are the detailed computations necessary to determine whether the Borrower and its Consolidated Subsidiaries are in compliance with Sections 9.12, 9.13 and 9.14 of the Credit Agreement as of the end of the [fiscal quarter] [fiscal year] ending _________________________.

EXECUTED AND DELIVERED this ____ day of ______________.

ARENA RESOURCES, INC.

By:

Name:

Title:

2

EXHIBIT D

FORM OF ASSIGNMENT AGREEMENT

        ASSIGNMENT AGREEMENT ("Agreement") dated as of ________________, 200___ between _____________________________________________________ (the "Assignor") and __________________________ (the "Assignee").

RECITALS

        A.     The Assignor is a party to the First Amended and Restated Credit Agreement dated effective as of May 3, 2006 (as amended, modified, supplemented and/or restated and in effect from time to time, the “Credit Agreement”) among ARENA RESOURCES, INC., a Nevada corporation (the “Borrower”), each of the lenders that is or becomes a party thereto as provided in Section 12.06 of the Credit Agreement (individually, together with its successors and assigns, a “Lender”, and collectively, together with their successors and assigns, the “Lenders”), and MidFirst Bank, in its individual capacity, (“MidFirst”) and as agent for the Lenders (in such capacity, together with its successors in such capacity, the “Agent”).

        B.     The Assignor proposes to sell, assign and transfer to the Assignee, and the Assignee proposes to purchase and assume from the Assignor, a portion of the Assignor’s Revolving Credit Commitment, outstanding Loans and its Percentage Share of the outstanding LC Exposure, all on the terms and conditions of this Agreement.

        C.     In consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

        Section 1.01 Definitions. All capitalized terms used but not defined herein have the respective meanings given to such terms inthe Credit Agreement.

        Section 1.02 Other Definitions. As used herein, the following terms have the following respective meanings:

“Assigned Interest” shall mean all of Assignor’s (in its capacity as a “Lender”) rights and obligations under the Credit Agreement and the other Security Instruments in respect of the Revolving Credit Commitment of the Assignor relating to the Assignor’s Maximum Revolving Credit Amount in the principal amount equal to $____________________ and the principal amount of the Loans outstanding thereunder, currently in the amount of $_________________ (the “Loan Balance”), plus the interest and fees which will accrue from and after the Assignment Date.

“Assignment Date” shall mean _____________________, 200__.

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ARTICLE II
Sale and Assignment

        Section 2.01 Sale and Assignment. On the terms and conditions set forth herein, effective on and as of the Assignment Date, the Assignor hereby sells, assigns and transfers to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, all of the right, title and interest of the Assignor in and to, and all of the obligations of the Assignor in respect of, the Assigned Interest. Such sale, assignment and transfer is without recourse and, except as expressly provided in this Agreement, without representation or warranty.

        Section 2.02 Assumption of Obligations. The Assignee agrees with the Assignor (for the express benefit of the Assignor and the Borrower) that the Assignee will, from and after the Assignment Date, perform all of the obligations of the Assignor in respect of the Assigned Interest. From and after the Assignment Date: (a) the Assignor shall be released from the Assignor’s obligations in respect of the Assigned Interest, and (b) the Assignee shall be entitled to all of the Assignor’s rights, powers and privileges under the Credit Agreement and the other Security Instruments in respect of the Assigned Interest.

        Section 2.03 Consent by Agent. By executing this Agreement as provided below, in accordance with Section 12.06(b) of the Credit Agreement, the Agent hereby acknowledges notice of the transactions contemplated by this Agreement and consents to such transactions.

ARTICLE III
Payments

        Section 3.01 Payments. As consideration for the sale, assignment and transfer contemplated by Section 2.01 hereof, the Assignee shall, on the Assignment Date, assume Assignor’s obligations in respect of the Assigned Interest and pay to the Assignor an amount equal to the Loan Balance, if any. An amount equal to all accrued and unpaid interest and fees shall be paid to the Assignor as provided in Section 3.02 (iii) below. Except as otherwise provided in this Agreement, all payments hereunder shall be made in Dollars and in immediately available funds, without setoff, deduction or counterclaim.

        Section 3.02 Allocation of Payments. The Assignor and the Assignee agree that (i) the Assignor shall be entitled to any payments of principal with respect to the Assigned Interest made prior to the Assignment Date, together with any interest and fees with respect to the Assigned Interest accrued prior to the Assignment Date, (ii) the Assignee shall be entitled to any payments of principal with respect to the Assigned Interest made from and after the Assignment Date, together with any and all interest and fees with respect to the Assigned Interest accruing from and after the Assignment Date, and (iii) the Agent is authorized and instructed to allocate payments received by it for account of the Assignor and the Assignee as provided in the foregoing clauses. Each party hereto agrees that it will hold any interest, fees or other amounts that it may receive to which the other party hereto shall be entitled pursuant to the preceding sentence for account of such other party and pay, in like money and funds, any such amounts that it may receive to such other party promptly upon receipt.

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        Section 3.03 Delivery of Notes. Promptly following the receipt by the Assignor of the consideration required to be paid under Section 3.01 hereof, the Assignor shall, in the manner contemplated by Section 12.06(b) of the Credit Agreement, (i) deliver to the Agent (or its counsel) the Notes held by the Assignor and (ii) notify the Agent to request that the Borrower execute and deliver new Notes to the Assignor, if Assignor continues to be a Lender, and the Assignee, dated the date of this Agreement in respective principal amounts equal to the respective Revolving Credit Commitments of the Assignor (if appropriate) and the Assignee after giving effect to the sale, assignment and transfer contemplated hereby.

        Section 3.04 Further Assurances. The Assignor and the Assignee hereby agree to execute and deliver such other instruments, and take such other actions, as either party may reasonably request in connection with the transactions contemplated by this Agreement.

ARTICLE IV
Conditions Precedent

        Section 4.01 Conditions Precedent. The effectiveness of the sale, assignment and transfer contemplated hereby is subject to the satisfaction of each of the following conditions precedent:

(a) the execution and delivery of this Agreement by the Assignor and the Assignee;

(b) the receipt by the Assignor of the payment required to be made by the Assignee under Section 3.01 hereof; and

(c) the acknowledgment and consent by the Agent contemplated by Section 2.03 hereof.

ARTICLE V
Representations and Warranties

        Section 5.01 Representations and Warranties of the Assignor. The Assignor represents and warrants to the Assignee as follows:

(a) it has all requisite power and authority, and has taken all action necessary to execute and deliver this Agreement and to fulfill its obligations under, and consummate the transactions contemplated by, this Agreement;

(b) the execution, delivery and compliance with the terms hereof by Assignor and the delivery of all instruments required to be delivered by it hereunder do not and will not violate any Governmental Requirement applicable to it;

(c) this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignor, enforceable against it in accordance with its terms;

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(d) all approvals and authorizations of, all filings with and all actions by any Governmental Authority necessary for the validity or enforceability of its obligations under this Agreement have been obtained;

(e) the Assignor has good title to, and is the sole legal and beneficial owner of, the Assigned Interest, free and clear of all Liens, claims, participations or other charges of any nature whatsoever; and

(f) the transactions contemplated by this Agreement are commercial banking transactions entered into in the ordinary course of the banking business of the Assignor.

        Section 5.02 Disclaimer. Except as expressly provided in Section 5.01 hereof, the Assignor does not make any representation or warranty, nor shall it have any responsibility to the Assignee, with respect to the accuracy of any recitals, statements, representations or warranties contained in the Credit Agreement or in any certificate or other document referred to or provided for in, or received by any Lender under, the Credit Agreement, or for the value, validity, effectiveness, genuineness, execution, effectiveness, legality, enforceability or sufficiency of the Credit Agreement, the Notes or any other document referred to or provided for therein or for any failure by the Borrower or any other Person (other than Assignor) to perform any of its obligations thereunder prior or for the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower or the Subsidiaries or any other obligor or guarantor, or any other matter relating to the Credit Agreement or any other Security Instrument or any extension of credit thereunder.

        Section 5.03 Representations and Warranties of the Assignee. The Assignee represents and warrants to the Assignor as follows:

(a) it has all requisite power and authority, and has taken all action necessary to execute and deliver this Agreement and to fulfill its obligations under, and consummate the transactions contemplated by, this Agreement;

(b) the execution, delivery and compliance with the terms hereof by Assignee and the delivery of all instruments required to be delivered by it hereunder do not and will not violate any Governmental Requirement applicable to it;

(c) this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignee, enforceable against it in accordance with its terms;

(d) all approvals and authorizations of, all filings with and all actions by any Governmental Authority necessary for the validity or enforceability of its obligations under this Agreement have been obtained;

(e) the Assignee has fully reviewed the terms of the Credit Agreement and the other Security Instruments and has independently and without reliance upon the Assignor, and based on such information as the Assignee has deemed appropriate, made its own credit analysis and decision to enter into this Agreement;

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(f) the Assignee hereby affirms that the representations contained in Section 4.06(d)(i) and (ii) of the Credit Agreement are true and accurate as to it and, to the extent applicable, the Assignee has contemporaneously herewith delivered to the Agent and the Borrower such certifications as are required thereby to avoid the withholding taxes referred to in Section 4.06; and

(g) the transactions contemplated by this Agreement are commercial banking transactions entered into in the ordinary course of the banking business of the Assignee.

ARTICLE VI
Miscellaneous

        Section 6.01 Notices. All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telex or telecopy) to the intended recipient at its “Address for Notices” specified below its name on the signature pages hereof or, as to either party, at such other address as shall be designated by such party in a notice to the other party.

        Section 6.02 Amendment, Modification or Waiver. No provision of this Agreement may be amended, modified or waived except by an instrument in writing signed by the Assignor and the Assignee, and consented to by the Agent.

        Section 6.03 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The representations and warranties made herein by the Assignee are also made for the benefit of the Agent and the Borrower, and the Assignee agrees that the Agent and the Borrower are entitled to rely upon such representations and warranties.

        Section 6.04 Assignments. Neither party hereto may assign any of its rights or obligations hereunder except in accordance with the terms of the Credit Agreement.

        Section 6.05 Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

        Section 6.06 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be identical and all of which, taken together, shall constitute one and the same instrument, and each of the parties hereto may execute this Agreement by signing any such counterpart.

        Section 6.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Oklahoma.

        Section 6.08 Expenses. Each party hereto shall bear its own expenses in connection with the execution, delivery and performance of this Agreement.

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        Section 6.09 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed and delivered as of the date first above written.

ASSIGNOR:

By:

Name:

Title:

Address for Notices:

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ASSIGNEE:

By:

Name:

Title:

Address for Notices:

Telecopier No.:

Telephone No.:

Attention:

ACKNOWLEDGED AND CONSENTED TO:

MIDFIRST BANK, as Agent

By:

Name:

Title:

“MidFirst”

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EXHIBIT E

FORM OF AMENDMENT FOR AN INCREASED
AND/OR ADDITIONAL LENDER COMMITMENT

        This AMENDMENT is made as of the ___ day of __________, 200_, between ARENA RESOURCES, INC., a Nevada corporation (the “Borrower”), MidFirst Bank, as administrative agent under the “Credit Agreement” (as defined below) (the “Administrative Agent”), and ___________________ __________________________ (the “Additional Lender”).

        The Borrowers, the Administrative Agent and certain other Lenders, as described therein, are parties to a First Amended and Restated Credit Agreement dated as of May 3, 2006 (as amended, supplemented, or restated from time to time, collectively the “Credit Agreement”). All terms used herein and not otherwise defined shall have the same meaning given to them in the Loan Agreement.

        Pursuant to Section 12.06(h) of the Credit Agreement, the Borrower has the right to increase the amount of the Aggregate Maximum Revolving Credit Amounts by obtaining one or more additional Commitments upon satisfaction of certain conditions. This Amendment requires only the signature of the Borrowers, the Administrative Agent and the Additional Lender so long as the Aggregate Maximum Revolving Credit Amounts is not increased above the aggregate amount permitted by the Credit Agreement.

        The Additional Lender is either (a) an existing Lender which is increasing its Commitment or (b) a new Lender which is a lending institution whose identity the Administrative Agent will approve by its signature below.

        In consideration of the foregoing, such Additional Lender, from and after the date hereof shall have a **[Commitment of $_______________ and if it is a new Lender, the Additional Lender hereby assumes all of the rights and obligations of a Lender under the Credit Agreement.]**

        The Borrower has executed and delivered to the Additional Lender as of the date hereof, if requested by the Additional Lender, a new or amended and restated Note in the form attached to the Credit Agreement as Exhibit A to evidence the new or increased Commitment of the Additional Lender.

        IN WITNESS WHEREOF, the Administrative Agent, the Borrower and the Additional Lender have executed this Amendment as of the date shown above.

ARENA RESOURCES, INC.

By:

Name:

Title:

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[ADDITIONAL LENDER]

By:

Name:

Title:

MIDFIRST BANK, as Agent for the Lenders

By:

Name:

Title:

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EXHIBIT F-1

FORM OF SUBSIDIARY GUARANTY

        THIS GUARANTY AGREEMENT (“Guaranty”) is made and entered into effective as of May 3, 2006, by the undersigned guarantor (the “Guarantor”), in favor of (i) the Lenders from time to time parties to the Credit Agreement described below and (ii) MidFirst Bank, as Administrative Agent for the Lenders under the Credit Agreement.

RECITALS

        A.        Arena Resources, Inc., a Nevada corporation (the “Borrower”), the Lenders therein named, and MidFirst Bank, as Administrative Agent for the Lenders, are parties to that certain First Amended and Restated Credit Agreement dated effective as of even date herewith (as amended, modified, supplemented, restated and in effect from time to time, the “Credit Agreement”).

        B.        Capitalized terms used herein and not otherwise defined herein have the respective meanings assigned to them in the Credit Agreement.

        C.        Pursuant to the Credit Agreement, the Lenders have severally agreed to establish in favor of the Borrower certain Commitments for loan advances and an LC Exposure sub-limit resulting from the issuance of standby letters of credit for the account of the Borrower and/or its subsidiaries in the Aggregate Maximum Revolving Credit Commitment Amounts, subject to the Maximum Revolving Credit Amount available under the Credit Agreement from time to time in accordance with its terms, provisions, limitations and conditions.

        D.        The Guarantor is a Material Subsidiary and will receive substantial and valuable consideration and benefit from the Commitments and the Loans advanced and the LCs issued from time to time by the Lenders and the LC Issuer, respectively, to the Borrower pursuant to the Credit Agreement.

        E.        It is a condition precedent to the closing of the Credit Agreement and to each extension of credit thereunder that the Guarantor executes and delivers this Guaranty whereby the Guarantor shall absolutely and unconditionally guarantee the prompt and punctual payment when due of all of the Guaranteed Obligations (as hereinafter defined).

        NOW, THEREFORE, in consideration of the credit to be extended pursuant to the Credit Agreement, and as a material inducement therefor, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby covenants and agrees as follows:

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        SECTION 1. Guaranty. Subject only to Section 9 hereof, the Guarantor hereby guarantees to the Lenders and the Administrative Agent, absolutely, unconditionally and irrevocably, and without limitation as to amount, the full and prompt performance and payment when due (whether at a stated maturity or earlier by reason of acceleration or otherwise) of all Loans, LC Exposure and all other Obligations (as each such term is defined in the Credit Agreement), including, without limitation, principal, interest and fees, and all other liabilities and obligations now or hereafter owing by the Borrower to the Lenders under the Credit Agreement, the Notes and other relevant Loan Documents, including, without limitation, indemnities, reasonable attorneys’ fees, filing and recording costs, out-of-pocket expenses, collection costs and other amounts payable under the Loan Documents, including any such liabilities, indebtedness or obligations incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, whether or not allowed or allowable in such proceeding (all of the foregoing liabilities and obligations being hereinafter collectively referred to as the “Guaranteed Obligations”). This Guaranty is a guaranty of payment and not just of collectibility and is in no way conditioned or contingent upon any attempt to collect from the Borrower or upon any other event, contingency or circumstance whatsoever. If for any reason whatsoever the Borrower shall fail or be unable duly, punctually and fully to pay such amounts as and when the same shall become due and payable, the Guarantor, without demand, presentment, protest or notice of any kind, will forthwith pay or cause to be paid such amounts to the Administrative Agent under the terms of the Credit Agreement, any Note or other relevant Loan Document, in lawful money of the United States, at the place specified in the Credit Agreement, or perform or comply with the same or cause the same to be performed or complied with, together with interest (to the extent provided for under the Credit Agreement) on any amount due and owing from the Borrower. The Guarantor, promptly after demand, will pay to the Administrative Agent the reasonable costs and expenses of collecting such amounts or otherwise enforcing this Guaranty, including, without limitation, the reasonable fees and expenses of counsel. Notwithstanding the foregoing, the right of recovery against the Guarantor under this Guaranty is limited to the extent it is judicially determined with respect to any Guarantor that entering into this Guaranty would violate Section 548 of the United States Bankruptcy Code or any comparable provisions of any state law, in which case such Guarantor shall be liable under this Guaranty only for amounts aggregating up to the largest amount that would not render such Guarantor’s obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any state law.

        SECTION 2. Guarantor’s Obligations Unconditional. The obligations of the Guarantor under this Guaranty shall be primary, absolute and unconditional obligations of the Guarantor, shall not be subject to any counterclaim, set-off, deduction, diminution, abatement, recoupment, suspension, deferment, reduction or defense based upon any claim the Guarantor or any other Person may have against the Borrower or any other Person, and to the full extent permitted by applicable law shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not the Guarantor or the Borrower shall have any knowledge or notice thereof), including:

(a) any termination, amendment or modification of or deletion from or addition or supplement to or other change in the Credit Agreement, the Loan Documents or any other instrument or agreement applicable to any of the parties to any of the Loan Documents;

(b) any furnishing or acceptance of any security, or any release of any security, for the Guaranteed Obligations, or the failure of any security or the failure of any Person to perfect any interest in any collateral;

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(c) any failure, omission or delay on the part of the Borrower to conform or comply with any term of any of the Loan Documents or any other instrument or agreement referred to in subsection (a) above, including, without limitation, failure to give notice to the Guarantor of the occurrence of a “Default” or an “Event of Default” under any Loan Document;

(d) any waiver of the payment, performance or observance of any of the obligations, conditions, covenants or agreements contained in any Loan Document, or any other waiver, consent, extension, indulgence, compromise, settlement, release or other action or inaction under or in respect of any of the Loan Documents or any other instrument or agreement referred to in subsection (a) above or any obligation or liability of the Borrower, or any exercise or non-exercise of any right, remedy, power or privilege under or in respect of any such instrument or agreement or any such obligation or liability;

(e) any failure, omission or delay on the part of any of the Administrative Agent or the Lenders to enforce, assert or exercise any right, power or remedy conferred on the Administrative Agent or the Lenders in this Guaranty, or any such failure, omission or delay on the part of the Administrative Agent or the Lenders in connection with any Loan Document, or any other action on the part of the Administrative Agent or the Lenders;

(f) any voluntary or involuntary bankruptcy, insolvency, reorganization, arrangement, readjustment, assignment for the benefit of creditors, composition, receivership, conservatorship, custodianship, liquidation, marshaling of assets and liabilities or similar proceedings with respect to the Borrower, any Guarantor or any other Person or any of their respective properties or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding;

(g) any discharge, termination, cancellation, frustration, irregularity, invalidity or unenforceability, in whole or in part, of any of the Loan Documents or any other agreement or instrument referred to in subsection (a) above or any term hereof;

(h) any merger or consolidation of the Borrower or any Guarantor into or with any other corporation, or any sale, lease or transfer of any of the assets of the Borrower or any Guarantor to any other Person;

(i) any change in the ownership of any shares of capital stock of the Borrower or any change in the corporate relationship between the Borrower and the Guarantor, or any termination of such relationship;

(j) any release or discharge, by operation of law, of the Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guaranty; or

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(k) any other occurrence, circumstance, happening or event whatsoever, whether similar or dissimilar to the foregoing, whether foreseen or unforeseen, and any other circumstance which might otherwise constitute a legal or equitable defense or discharge of the liabilities of a guarantor or surety or which might otherwise limit recourse against the Guarantor.

        SECTION 3. Full Recourse Obligations. The obligations of the Guarantor set forth herein constitute the full recourse payment obligations of the Guarantor enforceable thereagainst to the fullest extent of all each Guarantors’ assets and properties.

        SECTION 4. Waiver. The Guarantor unconditionally waives, to the extent permitted by applicable law, (a) notice of any of the matters referred to in Section 2 hereof, (b) notice to the Guarantor of the incurrence of any of the Guaranteed Obligations, notice to the Guarantor or the Borrower of any breach or default by the Borrower or the Guarantor with respect to any of the Guaranteed Obligations or any other notice that may be required, by statute, rule of law or otherwise, to preserve any rights of the Administrative Agent or the Lenders against the Guarantor, (c) presentment to or demand of payment from the Borrower or the Guarantors with respect to any amount due under any Loan Document or protest for nonpayment or dishonor, (d) any right to the enforcement, assertion or exercise by the Administrative Agent or the Lenders of any right, power, privilege or remedy conferred in the Credit Agreement or any other Loan Document or otherwise, (e) any requirement of diligence on the part of any of the Administrative Agent or the Lenders, (f) any requirement to exhaust any remedies or to mitigate the damages resulting from any default under any Loan Document, (g) any notice of any sale, transfer or other disposition by any of the Lenders of any right, title to or interest in the Credit Agreement or in any other Loan Document, and (h) any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety or which might otherwise limit recourse against the Guarantor.

        SECTION 5. Subrogation, Contribution, Reimbursement or Indemnity. Until one year and one day after all Guaranteed Obligations have been indefeasibly paid in full, the Guarantor agrees not to take any action pursuant to any rights which may have arisen in connection with this Guaranty to be subrogated to any of the rights (whether contractual, under the United States Bankruptcy Code, as amended, including Section 509 thereof, under common law or otherwise) of any of the Lenders against the Borrower or against any collateral security or guaranty or right of offset held by the Administrative Agent or the Lenders for the payment of the Guaranteed Obligations. Until one year and one day after all Guaranteed Obligations have been indefeasibly paid in full, the Guarantor agrees not to take any action pursuant to any contractual, common law, statutory or other rights of reimbursement, contribution, exoneration or indemnity (or any similar right) from or against the Borrower which may have arisen in connection with this Guaranty. So long as the Guaranteed Obligations remain, if any amount shall be paid by or on behalf of the Borrower to any Guarantor on account of any of the rights waived in this Section 5, such amount shall be held by such Guarantor in trust, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent (duly endorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine. The provisions of this Section 5 shall survive the term of this Guaranty and the payment in full of the Guaranteed Obligations.

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        SECTION 6. Effect of Bankruptcy or Insolvency Proceedings. This Guaranty shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the sums due to any of the Lenders pursuant to the terms of the Credit Agreement or any other Loan Document is rescinded or must otherwise be restored or returned by such Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Person, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Borrower or other Person or any substantial part of its property, or otherwise, all as though such payment had not been made. If an event permitting the acceleration of the maturity of the principal amount of the Notes shall at any time have occurred and be continuing, and such acceleration shall at such time be prevented by reason of the pendency against the Borrower or any other Person of a case or proceeding under a bankruptcy or insolvency law, the Guarantor agrees that, for purposes of this Guaranty and its obligations hereunder, the maturity of the principal amount of the Notes and all other Guaranteed Obligations shall be deemed to have been accelerated with the same effect as if the Lenders had accelerated the same in accordance with the terms of the Credit Agreement or other applicable Loan Document, and the Guarantor shall forthwith pay such principal amount and interest thereon and any other amounts guaranteed hereunder without further notice or demand.

        SECTION 7. Termination. This Guaranty shall terminate when, and only when, all of the Guaranteed Obligations have been paid and performed in full, all in accordance with the provisions of the Credit Agreement.

        SECTION 8. Representations and Warranties. Guarantor represents and warrants that:

(a) It (i) is duly organized, validly existing in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has the corporate or other necessary organizational power and authority, and the legal right to own and operate its Properties, to lease the Properties it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing has not had and could not have a Material Adverse Effect, and (iv) is in compliance with all applicable law, except to the extent that the failure to comply therewith has not had and could not be reasonably expected to have a Material Adverse Effect.

(b) It has the power and authority and legal right to execute and deliver this Guaranty and to perform its obligations hereunder. The execution and delivery by it of this Guaranty and the performance of its obligations hereunder have been duly authorized by proper proceedings. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or other Person is required in connection with its execution and delivery of this Guaranty and performance of its obligations hereunder (other than those which have been obtained).

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(c) This Guaranty constitutes a legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(d) The execution, delivery and performance of this Guaranty will not violate any applicable law or any material agreement, instrument or undertaking to which any Guarantor is a party or by which it or any of its Property is bound (collectively, a “Contractual Obligation”) of the Guarantor (except those as to which waivers or consents have been obtained and those which could not reasonably be expected to have a Material Adverse Effect), and will not result in, or require, the creation or imposition of any Lien on any of its Properties or revenues pursuant to any applicable law or Contractual Obligation.

(e) It has a substantial economic interest in the Borrower and expects to derive benefits from transactions resulting in the creation of the Guaranteed Obligations hereby. The Administrative Agent and the Lenders may rely conclusively on a continuing warranty hereby made, that each Guarantor continues to be benefited by the Lenders’ extension of credit to the Borrower, and neither the Administrative Agent nor the Lenders shall have any duty to inquire into or confirm the receipt of any such benefits, and this Guaranty shall be effective and enforceable by the Administrative Agent and the Lenders without regard to the receipt, nature or value of any such benefits.

(f) It has received a full and complete copy of the executed Credit Agreement (with exhibits, annexes and schedules attached thereto).

        SECTION 9. Limitations on Obligations.

        (a)        The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by such Guarantor, the Administrative Agent or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section 9(a) with respect to the Maximum Liability of any Guarantor is intended solely to preserve the rights of the Administrative Agent and the Lenders to the maximum extent not subject to avoidance under applicable law, and neither any Guarantor nor any other Person or entity shall have any right or claim under this Section 9(a) with respect to the Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law.

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        (b)        The Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of Guarantor, and may exceed the aggregate Maximum Liability of any other guarantors, without impairing this Guaranty or affecting the rights and remedies of the Administrative Agent or the Lenders. Nothing in this Section 9(b) shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

        (c)        In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Guaranty, any other guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Pro Rata Share” of such payment or payments made, or losses suffered, by such Paying Guarantor. For the purposes hereof, each Non-Paying Guarantor’s “Pro Rata Share” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any guarantors, the aggregate amount of all monies received by such guarantors from the Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this Section 9(c) shall affect any Guarantor’s or any other guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such guarantor’s Maximum Liability). Each Guarantor covenants and agrees that its right to receive any contribution under this Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to all the Guaranteed Obligations. The provisions of this Section 9(c) are for the benefit of the Administrative Agent, the Lenders and the Guarantor and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

        SECTION 10. Notices. Any notice, demand, request or consent required or authorized hereunder shall be served in person or delivered by U.S. certified mail, return receipt requested, addressed as follows:

If to Guarantor:	Arena Drilling Co.
c/o Arena Resources, Inc.
4920 South Lewis Avenue, Suite 107
Tulsa, Oklahoma 74105
Fax: (918) 747-7620
Attention: William R. Broaddrick,
Chief Financial Officer

7

If to the Lenders or the Administrative Agent:	MIDFIRST BANK
321 South Boston Avenue, Suite 104
Tulsa, Oklahoma 74103
Attn: Christopher Cardoni, Vice President
Fax: (918) 587-0369

or at such other address as the Guarantor or the Administrative Agent shall designate for such purpose in a written notice to the other parties. Notices served in person shall be effective and deemed given when delivered; and notices sent by certified mail shall be effective and deemed given three (3) Business Days after being deposited in the U.S. mail, postage prepaid.

        SECTION 11. Survival. All warranties, representations and covenants made by the Guarantor herein or in any certificate or other instrument delivered by it or on its behalf hereunder shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of this Guaranty, regardless of any investigation made by the Administrative Agent or any of the Lenders. All statements in any such certificate or other instrument shall constitute warranties and representations by the Guarantors hereunder.

        SECTION 12. Severability. Any remedy or right hereby granted which shall be found to be unenforceable as to any Person or under any circumstance, for any reason, shall in no way limit or prevent the enforcement of such remedy or right as to any other Person or circumstances, nor shall such unenforceability limit or prevent enforcement of any other remedy or right hereby granted.

        SECTION 13. Collection Costs. The Guarantor agrees to reimburse the Administrative Agent upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Administrative Agent or the Lenders arising out of or in connection with the enforcement of the Guaranteed Obligations or arising out of or in connection with any failure of the Guarantor to fully and timely perform their obligations hereunder.

        SECTION 14. Governing Law. This Guaranty is made under and shall be governed by the laws of the State of Oklahoma, without giving effect to conflict of laws principles thereof.

        SECTION 15. Jurisdiction and Venue. All actions or proceedings with respect to this Guaranty may be instituted in any state or federal court sitting in Tulsa County, Oklahoma, and by execution and delivery of this Guaranty, the Guarantor irrevocably and unconditionally (i) submits to the nonexclusive jurisdiction (both subject matter and Person) of each such court, and (ii) waives (a) any objection that the Guarantors may now or hereafter have to the laying of venue in any of such courts, and (b) any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.

        SECTION 16. Waiver of Jury Trial. The Guarantor, the Administrative Agent and the Lenders (by their acceptance hereof) hereby voluntarily, knowingly, irrevocably and unconditionally waive any right to have a jury participate in resolving any dispute (whether based upon contract, tort or otherwise) between or among the Borrower or the Guarantor and the Administrative Agent or the Lenders arising out of or in any way related to this Guaranty. This Section 16 is a material inducement to the Lenders to provide the financing described herein or in the Credit Agreement.

8

        SECTION 17. Additional Guarantors. Pursuant to Section 8.12 of the Credit Agreement, all future Material Subsidiaries of the Borrower shall execute and deliver to the Administrative Agent a Guaranty Joinder Agreement, the form of which is attached hereto as Schedule I and made a part hereof. Upon the execution of a Guaranty Joinder Agreement, the Material Subsidiary shall be deemed to be a Guarantor for all purposes under this Guaranty and shall subscribe to and agree to be bound by all of the terms, conditions, agreements, covenants, and undertakings set forth in herein.

        SECTION 18. Section Headings. The Section and subsection headings herein are for convenience only and shall not be deemed part of this Guaranty.

        SECTION 19. Successors and Assigns. This Guaranty shall be binding upon the Guarantor and the Guarantor’s successors and assigns and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns.

        SECTION 20. Time of the Essence. The Guarantor acknowledges that time is of the essence with respect to the Guarantors’ obligations under this Guaranty.

        IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed in Tulsa, Oklahoma, as of the day and year first above written.

ARENA DRILLING CO., a Texas corporation

By:	/s/ William R. Broaddrick
William R. Broaddrick
Chief Financial Officer

9

EXHIBIT F-2

FORM OF GUARANTY JOINDER AGREEMENT

        THIS GUARANTY JOINDER AGREEMENT (this “Joinder”), dated as of _________, 200_, is executed by _____________________________, a ____________ ___________ (the “Additional Guarantor”), in favor of (i) the Lenders from time to time parties to the Credit Agreement described below and (ii) MidFirst Bank, as Administrative Agent for the benefit of the Lenders under the Credit Agreement.

RECITALS

        A.        Arena Resources, Inc., a Nevada corporation (the “Borrower”), the Lenders therein named, and MidFirst Bank, as Administrative Agent for the benefit of the Lenders, are parties to that certain First Amended and Restated Credit Agreement dated effective as of May 3, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein have the respective meanings assigned to them in the Credit Agreement.

        B.        A Material Subsidiary has entered into that certain Guaranty Agreement dated effective as of even date herewith, in favor of the Lender and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), pursuant to which such Material Subsidiary absolutely and unconditionally guaranteed, the full and punctual payment and performance of the Guaranteed Obligations, as more particularly set forth in the Guaranty.

        C.        The Additional Guarantor is a Material Subsidiary of the Borrower, and pursuant to Section 8.12 of the Credit Agreement, the Borrower are required to cause the Additional Guarantor to guarantee to the Administrative Agent the prompt payment and performance of the Guaranteed Obligations. The Additional Guarantor desires to execute and deliver this Joinder to satisfy such requirement.

        NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Additional Guarantor agrees as follows:

        SECTION 1. Guaranty. The Additional Guarantor hereby absolutely and unconditionally guarantees, jointly and severally, as a primary obligor and not as surety, the full and punctual payment (whether at stated maturity, upon acceleration or early termination or otherwise, and at all times thereafter) and performance of the Guaranteed Obligations (as such term is defined in the Guaranty), including, without limitation, any such Guaranteed Obligations incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, whether or not allowed or allowable in such proceeding. This Guaranty is a guaranty of payment and not just of collectibility and is in no way conditioned or contingent upon any attempt to collect from the Borrower or upon any other event, contingency or circumstance whatsoever. If for any reason whatsoever the Borrower shall fail or be unable duly, punctually and fully to pay such amounts as and when the same shall become due and payable, the Guarantors, without demand, presentment, protest or notice of any kind, will forthwith pay or cause to be paid such amounts to the Administrative Agent under the terms of the Credit Agreement, any Note or other relevant Loan Document, in lawful money of the United States, at the place specified in the Credit Agreement, or perform or comply with the same or cause the same to be performed or complied with, together with interest (to the extent provided for under the Credit Agreement) on any amount due and owing from the Borrower.

1

        SECTION 2. Binding Effect. This Joinder shall become effective when it shall have been executed by the Additional Guarantor and thereafter shall be binding upon the Additional Guarantor and shall inure to the benefit of the Lenders. Upon the effectiveness of this Joinder, the Additional Guarantor shall be deemed to be a Guarantor for all purposes under the Guaranty and shall subscribe to and agree to be bound by all of the terms, conditions, agreements, covenants, and undertakings set forth in the Guaranty, and this Joinder shall be deemed to be a part of and shall be subject to all the terms and conditions of the Guaranty. The Additional Guarantor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Administrative Agent.

        SECTION 3. CHOICE OF LAW. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF OKLAHOMA.

        IN WITNESS WHEREOF, the Additional Guarantor has caused this Joinder to be duly executed and delivered in Tulsa, Oklahoma, by its duly authorized officer/member/general partner effective as of the date first above written.

a

By:

Name:

Title:

2

SCHEDULE 2.08

Date Determined or Redetermined	Amount

Closing Date	$65,000,000.00

1

SCHEDULE I

(Existing Credit Agreement)

Credit Agreement dated as of April 14, 2004, between Borrower and MidFirst Bank;

First Amendment to Credit Agreement dated as of May 7, 2004, between Borrower and MidFirst Bank;

Second Amendment to Credit Agreement dated as of November 16, 2004, between Borrower and MidFirst Bank; and

Third Amendment to Credit Agreement dated as of April 30, 2005, between Borrower and MidFirst Bank.

1

SCHEDULE II

(Mortgages)

        1.        Mortgage, Deed of Trust, Security Agreement, Financing Statement and Assignment, dated April 14, 2004:

Recording Office	Book	Page	Instr. No.	Recording Date
Eddy County, New Mexico	550	0181	0405358	May 11, 2004
Lea County, New Mexico	1303	237	56052	May 11, 2004
Cimarron County, Oklahoma	0328	256	5733	May 10, 2004
Texas County, Oklahoma	1095	23	2004-673345	May 10, 2004
Fisher County, Texas	776	24	29044	May 10, 2004
Yoakum County, Texas	260	254	225063	May 10, 2004

        2.        First Amendment to Mortgage, Deed of Trust, Security Agreement, Financing Statement and Assignment, dated November 16, 2004:

Recording Office	Book	Page	Instr. No.	Recording Date
Eddy County, New Mexico	580	457	0500410	January 11, 2005
Lea County, New Mexico	1351	31	00421	January 11, 2005
Cimarron County, Oklahoma	331	454	6856	January 10, 2005
Texas County, Oklahoma	1108	685	2005-676681	January 10, 2005
Fisher County, Texas	781	242	30075	January 10, 2005
Yoakum County, Texas	268	749	226834	January 11, 2005

        3.        Second Amendment to Mortgage, Deed of Trust, Security Agreement, Financing Statement and Assignment, dated April 30, 2005:

Recording Office	Book	Page	Instr. No.	Recording Date
Eddy County, New Mexico	596	304	0506232	May 19, 2005
Lea County, New Mexico	1374	715	06190	May 19, 2005
Cimarron County, Oklahoma	0333	576	7564	May 18, 2005
Texas County, Oklahoma	1115	503	2005-678438	May 16, 2005
Andrews County, Texas	844	457	05-1589	May 18, 2005
re-recorded w/ correction	846	634	05-1987	June 21, 2005
Fisher County, Texas	784	172	30698	May 26, 2005
Yoakum County, Texas	274	51	227849	May 16, 2005

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SCHEDULE 7.02

LIABILITIES

NONE

Schedule 7.02-1

SCHEDULE 7.03

LITIGATION

NONE

Schedule 7.03-1

SCHEDULE 7.09

TAXES

NONE

Schedule 7.09-1

SCHEDULE 7.10

TITLES

NONE

Schedule 7.10-1

SCHEDULE 7.14A

SUBSIDIARIES; JURISDICTIONS

Arena Drilling Co.	Tax ID 20-4323131	Texas corporation

Schedule 7.14A-1

SCHEDULE 7.14B

MATERIAL SUBSIDIARIES

Arena Drilling Co.	Tax ID 20-4323131	Texas corporation

Schedule 7.14B-1

SCHEDULE 7.15

LOCATION OF BUSINESS AND OFFICES

Corporate Headquarters:

4920 South Lewis Avenue
Suite 107
Tulsa, Oklahoma 74105

Schedule 7.15-1

SCHEDULE 7.17

ENVIRONMENTAL MATTERS

NONE

Schedule 7.17-1

SCHEDULE 7.20

HEDGING AGREEMENTS

NONE

Schedule 7.20-1

SCHEDULE 7.22

MATERIAL AGREEMENTS

NONE

Schedule 7.22-1

SCHEDULE 7.23

GAS IMBALANCES

NONE

Schedule 7.23-1

SCHEDULE 7.26

NAMES USED DURING PAST FIVE (5) YEARS

OK Arena Operating Company (in Texas only)

Schedule 7.26-1

SCHEDULE 9.01

DEBT

NONE

Schedule 9.01-1

SCHEDULE 9.02

LIENS

NONE

Schedule 9.02-1

SCHEDULE 9.03

INVESTMENTS, LOANS AND ADVANCES

NONE

Schedule 9.03-1